FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226943-05

COMM 2019-GC44

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (File No. 333-226943) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov. Alternatively, the depositor or Deutsche Bank Securities Inc., any other underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611 or by emailing: prospectus.cpdg@db.com. The offered certificates referred to in these materials, and the asset pool backing them, are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a “when, as and if issued” basis. You understand that, when you are considering the purchase of these certificates, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have verified the allocation of certificates to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.

This free writing prospectus does not contain all information that is required to be included in the prospectus.

STATEMENT REGARDING ASSUMPTIONS AS TO SECURITIES, PRICING ESTIMATES AND OTHER INFORMATION

This material is for your information, none of Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, Citigroup Global Markets Inc., Academy Securities, Inc., Drexel Hamilton, LLC or any other underwriter, (collectively, the “Underwriters”) are soliciting any action based upon it. This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.

Neither this document nor anything contained herein shall form the basis for any contract or commitment whatsoever. The information contained herein is preliminary as of the date hereof. These materials are subject to change, completion or amendment from time to time. The information contained herein is in addition to information delivered to you as part of the preliminary prospectus relating to the COMM 2019-GC44 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2019-GC44 (the "Offering Document").  The information contained herein should be reviewed only in conjunction with the entire Offering Document. All of the information contained herein is subject to the same limitations and qualifications contained in the Offering Document.  The information contained herein does not contain all relevant information relating to the underlying mortgage loans or mortgaged properties. Such information is described elsewhere in the Offering Document.  The information contained herein will be more fully described elsewhere in the Offering Document.  The information contained herein should not be viewed as projections, forecasts, predictions or opinions with respect to value.  Prior to making any investment decision, prospective investors are strongly urged to read the Offering Document its entirety. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This document contains forward-looking statements. Those statements are subject to certain risks and uncertainties that could cause the success of collections and the actual cash flow generated to differ materially from the information set forth herein. While such information reflects projections prepared in good faith based upon methods and data that are believed to be reasonable and accurate as of the dates thereof, the depositor undertakes no obligation to revise these forward-looking statements to reflect subsequent events or circumstances. Individuals should not place undue reliance on forward-looking statements and are advised to make their own independent analysis and determination with respect to the forecasted periods, which reflect the issuer’s view only as of the date hereof.

1

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

2

Description of the 180 Water Whole Loan

The following is a summary of the principal provisions of a first mortgage loan in the amount of $265,000,000 (the “180 Water Whole Loan”) from DBR Investments Co. Limited (“Lender”) to 180 Water LLC (“Borrower”), made pursuant to that certain Loan Agreement dated as of October 18, 2019 between Lender and Borrower (the “180 Water Loan Agreement”), and the other documents executed by the Borrower and other applicable parties in connection with the origination of the 180 Water Whole Loan (collectively, the “180 Water Loan Documents”). This summary does not purport to be complete and is qualified in its entirety by reference to the 180 Water Loan Documents. Terms used but not defined in this “Description of the 180 Water Whole Loan” section or elsewhere in this Memorandum have the meanings assigned to such terms in the applicable 180 Water Loan Agreement.

General

The 180 Water Whole Loan was originated by Lender on October 18, 2019 (the “180 Water Loan Origination Date”) and, on or prior to the Closing Date, will be acquired by the Mortgage Loan Seller. On or prior to the Closing Date, the Mortgage Loan Seller will assign the 180 Water Mortgage Loan and the 180 Water Trust Subordinate Companion Loan (including all interest that accrues on the 180 Water Mortgage Loan and the 180 Water Trust Subordinate Companion Loan from and after the Cut-off Date) to the Depositor and the Depositor will subsequently assign the 180 Water Mortgage Loan and the 180 Water Trust Subordinate Companion Loan to the Issuing Entity. As of the Cut-off Date, the outstanding principal balance of the 180 Water Whole Loan is expected to be $265,000,000 (collectively, the “180 Water Loan Amount”).

The 180 Water Whole Loan is a five-year fixed-rate interest-only mortgage loan. The 180 Water Whole Loan is evidenced by five senior promissory notes (each a “180 Water A Note” and collectively, “180 Water A Notes”) and one subordinate note (“180 Water B Note” and together with 180 Water A Note, the “180 Water Notes”), secured by certain real property (the “180 Water Mortgaged Property”), the 180 Water Mortgage Loan and the 180 Water Trust Subordinate Companion Loan.

The maturity date of the 180 Water Whole Loan is the date on which the final payment of principal of the 180 Water Notes becomes due and payable in accordance with the terms of the 180 Water Loan Documents, whether in November 6, 2024 (the “180 Water Stated Maturity Date”), by declaration of acceleration, extension or otherwise (the “180 Water Maturity Date”).

The 180 Water Loan Documents require the Borrower to pay interest on the applicable 180 Water Whole Loan as described in “—Payments on the 180 Water Whole Loan—Principal and Interest Payments” below.

Security

The 180 Water Whole Loan is secured by, among other things, the 180 Water Mortgaged Property, any improvements erected or installed thereon and all personal property owned by the Borrower and encumbered by the 180 Water Loan Documents, together with all rights pertaining to the 180 Water Mortgaged Property and improvements, all revenue derived from the ownership and operation of the 180 Water Mortgaged Property and all other collateral under the 180 Water Loan Documents.

Non-Recourse Provisions and Exceptions

The Borrower is required to indemnify the Lender from and against any actual loss, damage, cost, expense, liability, claim or other obligation actually incurred (but excluding lost profits and punitive damages) by the Lender (including reasonable third party attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following (the “Borrower’s Recourse Liabilities”:

3

(i)     fraud, willful misconduct, intentional misrepresentation or intentional failure to disclose a material fact that makes a representation of a Borrower Recourse Party in connection with the 180 Water Whole Loan untrue or misleading in any material respect;

(ii)     the intentional and wrongful removal or destruction of any portion of the 180 Water Mortgaged Property or Improvements (other than a de minimis portion thereof) in violation of the 180 Water Loan Documents, or damage to the 180 Water Mortgaged Property or Improvements caused by the willful misconduct or (to the extent not covered and paid by insurance) gross negligence of any Borrower Recourse Party;

(iii)     any intentional physical waste of the 180 Water Mortgaged Property by any Borrower Recourse Party (provided that Borrower’s inability to repair or maintain the 180 Water Mortgaged Property as a result of insufficient cash flow generated by the 180 Water Mortgaged Property will not constitute, by itself, intentional physical waste);

(iv)     the forfeiture by Borrower of the 180 Water Mortgaged Property as a result of the criminal acts of any Borrower Recourse Party;

(v)     the failure by Borrower to pay when due any and all taxes and other charges (in each case that are due and payable prior to any foreclosure, power of sale or deed or assignment in lieu of foreclosure or Lender’s taking title of the 180 Water Mortgaged Property pursuant to the exercise of any of its remedies) as required by the 180 Water Loan Agreement (including, without limitation, transfer taxes, deed stamps, intangible taxes, mortgage recording, stamp or similar taxes, or any other amounts in the nature of transfer taxes required to be paid under applicable legal requirements) required to be paid in connection with or relating to (1) the Loan or the transactions contemplated by the 180 Water Loan Documents, (2) Borrower’s ownership of the 180 Water Mortgaged Property, (3) the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the 180 Water Loan Documents, including without limitation the mortgage, (4) the acquisition of title by Lender and/or Lender’s designee to the 180 Water Mortgaged Property and/or any direct or indirect interest therein after a 180 Water Loan Event of Default, and/or (5) any transfer of the 180 Water Mortgaged Property and/or any direct or indirect interest in any of the foregoing from Lender and/or Lender’s designee to any other Person(s), except, other than with respect to the foregoing clauses (4) and (5), (x) if the relevant charges are the subject of a bona fide dispute in which Borrower is contesting the amount or validity thereof in accordance with its rights under the 180 Water Loan Documents and Lender does not incur a loss on account thereof, (y) if (A) funds to pay such charges were, at the time in question, available in the Tax Account (or other applicable account), and (B) Lender failed to pay (or make such funds available to pay) such amounts after Borrower satisfied all conditions precedent to disbursement of such amounts (other than the condition precedent that no 180 Water Loan Event of Default exists solely with respect to a 180 Water Loan Event of Default that is not susceptible of being cured by Borrower and is not related to a bankruptcy, insolvency or other similar event); provided, that Lender was otherwise obligated to do so under the 180 Water Loan Agreement or (z) to the extent the 180 Water Mortgaged Property fails to generate sufficient cash flow to pay such taxes and other charges, provided, such failure to generate sufficient cash flow was not due to any misappropriation by Borrower;

(vi)     failure of Borrower to (A) obtain and maintain the fully paid for policies in accordance with the 180 Water Loan Agreement and/or (B) pay when due any and all insurance premiums required to be paid in connection therewith until such time as Borrower is no longer the owner of all or any portion of the 180 Water Mortgaged Property, except (x) if (1) funds to pay such amounts were, at the time in question, available in the Insurance Account (or other applicable account), and (2) Lender failed to pay (or make such funds available to pay) such amounts after Borrower satisfied all conditions precedent to disbursement of such amounts (other than the condition precedent that no 180 Water Loan Event of Default exists solely with respect to a 180 Water Loan Event of Default that is not susceptible of being cured by Borrower and is not related to a bankruptcy, insolvency or other similar event), and provided that Lender was otherwise obligated to do so under the 180 Water Loan Agreement or (y) to the extent the 180 Water

4

Mortgaged Property fails to generate sufficient cash flow to pay the insurance premiums required to be paid to maintain such policies, provided, such failure to generate sufficient cash flow was not due to any misappropriation by Borrower;

(vii)     the failure of Borrower to pay any amounts that cause liens (other than 180 Water Permitted Encumbrances) on the 180 Water Mortgaged Property, except if the relevant amounts are the subject of a bona fide dispute in which Borrower is contesting the amount or validity thereof in accordance with its rights under the 180 Water Loan Documents and Lender does not incur a loss on account thereof;

(viii)     the failure by any Borrower Recourse Party to apply in accordance with the express terms of the 180 Water Loan Documents: (A) any proceeds of the 180 Water Whole Loan, (B) any Net Proceeds paid by reason of any loss, damage or destruction to the 180 Water Mortgaged Property, or any Awards received in connection with a condemnation of all or a portion of the 180 Water Mortgaged Property, (C) any rents or other gross revenue of any nature (which will include the failure of any Borrower Recourse Party to deposit, or cause to be deposited, such amounts in the Clearing Account or Deposit Account, as applicable, in accordance with the 180 Water Loan Agreement), or any security deposits collected by or controlled by any Borrower Recourse Party with respect to the 180 Water Mortgaged Property (except to the extent any such security deposits were applied as expressly required in accordance with the express terms and conditions of the Leases), (D) any disbursements of Reserve Funds or amounts on deposit in the Borrower Operating Account, or (E) any other funds received by a Borrower Recourse Party and due to Lender;

(ix)     any material breach of the representations set forth in the “Recycled SPE Certificate” delivered to Lender in connection with the 180 Water Whole Loan or any material breach of the covenants related to the requirement that Borrower will be a special purpose entity that does not result in the substantive consolidation of the assets and liabilities of Borrower with any other Person;

(x)     Borrower’s indemnification of Lender set forth in the 180 Water Loan Agreement;

(xi)     if any Borrower Recourse Party interferes with or hinders the prosecution of any enforcement action or exercise of rights or remedies by Lender under any 180 Water Loan Document (excluding any compulsory counterclaims or bona fide claims brought by Borrower in good faith under the 180 Water Loan Documents), if Lender ultimately prevails in the applicable action or proceeding;

(xii)     Borrower’s failure to pay any withdrawal liability when due under ERISA;

(xiii)     the failure by Borrower or any ERISA Affiliate to make any required contributions to a multiemployer plan when due under the union agreements, the multiemployer plan, the Code or ERISA; and/or

(xiv)     other than a Permitted Transfer or a transfer set forth in clause (viii) of the definition of “Springing Recourse Event”, the occurrence, without the prior written consent of Lender, of a direct transfer of any portion of the 180 Water Mortgaged Property (or any interest therein) that constitutes real property pursuant to a Lease.

In addition, the 180 Water Whole Loan will be fully recourse to Borrower, in the event that any of the following occur (each, a “Springing Recourse Event”):

(i)     Borrower or Guarantor files a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;

5

(ii)     any Borrower Recourse Party solicits or causes to be solicited petitioning creditors for the filing by any Person(s) of any involuntary petition against Borrower or Guarantor under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;

(iii)     an involuntary petition is filed against Borrower or Guarantor under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by any Person in which any Borrower Recourse Party colludes with or otherwise affirmatively assists such Person;

(iv)     any Borrower Recourse Party files an answer consenting to, or otherwise acquiescing in, or joining in, any involuntary petition filed against Borrower or Guarantor by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;

(v)     any Borrower Recourse Party consents to, or acquiesces in, or joins in, an application for the appointment of a custodian, receiver, trustee or examiner for Borrower or Guarantor or any portion of the 180 Water Mortgaged Property or colludes with or otherwise assists any Person in filing such an application except any such action initiated, requested or consented to by Lender;

(vi)     Borrower or Guarantor makes a general assignment for the benefit of creditors, or admits in writing in any legal proceeding, its insolvency or inability to pay its debts as they become due (other than a legal proceeding that is initiated against Borrower by a Person that is not a Borrower Recourse Party and the filing of which was not consented to, solicited by or otherwise colluded with by a Borrower Recourse Party);

(vii)     Borrower fails to obtain Lender’s prior written consent to any indebtedness or lien encumbering the 180 Water Mortgaged Property (other than the permitted indebtedness and 180 Water Permitted Encumbrances) if such lien was filed by, or such filing was affirmatively approved or acquiesced to by, a Borrower Recourse Party, and such lien secures the payment of a monetary sum;

(viii)     Other than a Permitted Transfer, the occurrence, without the prior written consent of Lender, of (A) any direct transfer of all or any portion of the 180 Water Mortgaged Property (or any interest therein) that constitutes real property (other than (1) as a result of the exercise of remedies in connection with the enforcement of an involuntary lien or (2) a lease for less than all or substantially all of the 180 Water Mortgaged Property), and/or (B) other than as result of the exercise of remedies by a subordinate lender under a mezzanine loan that is expressly permitted under the 180 Water Loan Documents (including, without limitation, the Senior Mezzanine Loan), (1) any transfer of any direct or indirect interest in Borrower, or (2) any change in Control of Borrower;

(ix)     the breach of any representation set forth in the “Recycled SPE Certificate” delivered to Lender in connection with the Loan or the breach of any covenant contained herein relating to the requirement that Borrower will be a special purpose entity if (A) Borrower is subsequently substantively consolidated with any other Person, and (B) the applicable court, in rendering such decision regarding substantive consolidation, cites such breach (or breaches) as a factor in making its determination of substantive consolidation; or

(x)     if any Borrower Recourse Party interferes with or hinders (in either case, if such interference or hindrance is determined in a final court decision to have been in bad faith or frivolous) the prosecution of any enforcement action or exercise of rights or remedies by Lender under any 180 Water Loan Document.

“Affiliate” means, as to any Person, any other Person that (i) owns directly or indirectly 20% or more of all equity interests in such Person or is under common ownership, directly or indirectly, with 20% or more of all equity interests of such Person, and/or (ii) is in direct and/or indirect Control of, is directly and/or indirectly Controlled by or is under common direct and/or indirect ownership or Control with such Person, and/or (iii) is a director, officer, manager, trustee or agent of such Person or of an Affiliate of such Person, and/or (iv) is the spouse, issue or parent of such Person or of an Affiliate of such Person.

6

“Awards” means any compensation paid by any governmental authority in connection with a condemnation in respect to all or any part of the 180 Water Mortgaged Property.

“Borrower Recourse Party” means, collectively and individually, any Borrower Party, any Manager that is an Affiliate of Borrower and any Affiliate of the foregoing that is Controlled by Guarantor, and any officer or director of the foregoing, any successors and assigns of any of the foregoing and any Person acting at the express direction of any of the foregoing.

“Control” means with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlled”, “Controlling” and “Common Control” have correlative meanings.

“Guarantor” means initially, Nathan Berman, and, thereafter, individually and collectively, or any other Person that guarantees any of Borrower’s obligations under any 180 Water Loan Documents.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any governmental authority and any fiduciary acting in such capacity on behalf of the foregoing.

“Transferee Borrower” means a new borrower to whom the Borrower has the one-time right to convey the entire 180 Water Mortgaged Property.

Payments on the 180 Water Whole Loan

The entire outstanding principal balance of the 180 Water Whole Loan, together with all accrued and unpaid interest and all other amounts due under the 180 Water Loan Documents, will be due and payable by the Borrower on the 180 Water Maturity Date. Except in connection with a release of the mortgage or payment in connection with a casualty or condemnation, in each case provided under the 180 Water Loan Agreement, the Borrower will not be required to make any scheduled payments of principal prior to the 180 Water Maturity Date.

Payments on the 180 Water Whole Loan are required to be made on the 6th day of each calendar month occurring during the term of the 180 Water Loan Agreement, which term will expire upon repayment in full of the debt and full performance of each and every obligation to be performed by the Borrower pursuant to the 180 Water Loan Documents (each, a “180 Water Payment Date”). The first 180 Water Payment Date after the Closing Date will be December  6, 2019.

Principal and Interest Payments

On each 180 Water Payment Date, the Borrower is required to pay to the Lender interest on the outstanding principal balance (i) with respect to the 180 Water A Notes, a rate of 3.410377% per annum and, (ii) with respect to the 180 Water B Note, a rate of 3.410377% per annum (“180 Water Whole Loan Interest Rate”).

All payments of interest and principal in respect of the 180 Water Mortgage Loan and 180 Water the 180 Water Trust Subordinate Companion Loan will be applied as set forth in the 180 Water Co-Lender Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—180 Water Whole Loan” in the Preliminary Prospectus.

Provided no 180 Water Loan Event of Default has occurred and is continuing, at any time after the date which is the earlier of: (A) two years after the “startup day,” within the meaning of Section 860G(a)(9) of the Code, of the final “real estate mortgage investment conduit,” established within the meaning of Section 860D of the Code, that holds any note that evidences all or any portion of the 180 Water Whole Loan or (B) December 6, 2022 (the “Defeasance Lockout Expiration Date”), if the Borrower has elected to defease the 180 Water Whole Loan, the Borrower will have the right to cause the release of the 180 Water Mortgaged Property (in whole but not in part) from the lien of the mortgage and the other 180

7

Water Loan Documents (or the assignment of the lien of the mortgage to a successor lender) upon the satisfaction of the related conditions set forth in the 180 Water Loan Agreement, including that: (i) not less than 45 days’ prior written notice is given to the Lender specifying a date (the “Release Date”), on which the Defeasance Collateral is to be delivered, which Release Date will not be required to occur on a 180 Water Payment Date but will not be on a business day; (ii) all accrued and unpaid interest and all other sums due under the 180 Water Notes and under the other 180 Water Loan Documents up to the Release Date, are paid in full on or prior to the Release Date; and (iii) the Borrower delivers to the Lender: (A) the Defeasance Collateral, each of which will be duly endorsed by the holder thereof as directed by the Lender or accompanied by a written instrument of transfer in form and substance wholly satisfactory to the Lender in order to create a first priority security interest therein in favor of the Lender in conformity with all applicable state and federal laws governing granting of such security interests; (B) a pledge and security agreement, in form and substance satisfactory to the Lender in its reasonable discretion, creating a first priority security interest in favor of the Lender in the Defeasance Collateral (the “Defeasance Security Agreement”), which will provide, among other things, that any payments generated by the Defeasance Collateral will be paid directly to the Lender and applied by the Lender in satisfaction of all amounts then due and payable under the 180 Water Loan Agreement and any excess received by the Lender from the Defeasance Collateral over the amounts payable by the Borrower under the 180 Water Loan Agreement or the 180 Water Notes will be refunded to the Borrower promptly after each 180 Water Payment Date; (C) a certificate of the Borrower certifying that all of the requirements set forth in the 180 Water Loan Agreement in connection with the defeasance of the 180 Water Whole Loan have been satisfied; (D) an opinion of counsel for the Borrower in form and substance reasonably satisfactory to the Lender stating, among other things, that (1) the Lender has a perfected first priority security interest in the Defeasance Collateral and that the Defeasance Security Agreement is enforceable against the Borrower in accordance with its terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)); and (2) any REMIC trust formed pursuant to a securitization will fail to maintain its REMIC status as a result of such defeasance; (E) at the Lender’s request, a rating agency confirmation; (F) a certificate from an independent accountant certifying that the Defeasance Collateral is sufficient to satisfy the requirements set forth under clause (iii)(A) above; (G) such other certificates, documents or instruments as the Lender may reasonably require; and (H) in connection with the conditions set forth above from (A) to (G), Borrower hereby appoints Lender as its agent and attorney in fact for the purpose of using the amounts delivered pursuant to (A) above to purchase the Defeasance Collateral.

The Borrower will have the right to prepay the entire principal balance of the 180 Water Notes and any other amounts outstanding under any of the 180 Water Loan Documents, without payment of the Prepayment Fee or any prepayment premium, penalty or fee, on any business day on or after August 6, 2024 (the “Open Prepayment Date”).

From and after the occurrence and during the continuance of a 180 Water Loan Event of Default, the outstanding principal balance of the 180 Water Whole Loan and, to the extent not prohibited by applicable law, all other portions of the debt will bear interest at the applicable 180 Water Default Rate. Additionally, in the case that any principal, interest or any other sum (other than the outstanding principal balance due on the 180 Water Maturity Date) is not paid on the date on which it is due, the Borrower will be required to pay required to pay a late payment charge of 5% of such unpaid sum to the extent permitted by applicable law.

Calculations of interest on the 180 Water Notes will be made on the basis of a 360-day year and the actual number of days elapsed in the related 180 Water Interest Accrual Period.

In certain instances, the 180 Water Whole Loan may be required to be prepaid in the event of a casualty or condemnation. See “—Risk Management—Casualty and Condemnation” below.

“180 Water Default Rate” means (a) with respect to the outstanding principal balance of each 180 Water Note, a rate per annum equal to the lesser of (i) the maximum legal rate or (ii) 5% above the 180

8

Water Whole Loan Interest Rate applicable to such 180 Water Note, and (b) with respect to any other obligations, the lesser of (i) the maximum legal rate or (ii) 8.410377% per annum.

“180 Water Interest Accrual Period” means the period from and including the 6th day of a calendar month through and including the 5th day of the immediately succeeding calendar month in which such 180 Water Payment Date occurs.

“180 Water Monthly Payment Date” means the sixth day of every calendar month occurring during the term of the 180 Water Loan Agreement. The first 180 Water Monthly Payment Date is December 6, 2019.

“Defeasance Collateral” means an amount equal to that which is sufficient to purchase U.S. Obligations that provide for payments (1) on or prior to, but as close as reasonably possible to and including, all successive scheduled 180 Water Monthly Payment Dates after the Release Date through the Open Prepayment Date, and (2) in amounts equal to or greater than the monthly debt service payment amount through and including the Open Prepayment Date together with payment in full of the outstanding principal balance as of the Open Prepayment Date.

“Prepayment Fee” means an amount equal to the greater of (i) the present value, as of the date of a defeasance or prepayment (as applicable) of the 180 Water Whole Loan pursuant to the 180 Water Loan Agreement (the “Repayment Date”), of the remaining scheduled payments of principal and interest from the Repayment Date through the 180 Water Stated Maturity Date (including any balloon payment) determined by discounting such payments at the discount rate set forth in the 180 Water Loan Agreement, less the amount of principal being prepaid on the Repayment Date, or (ii) 2% of the unpaid principal balance of the 180 Water Notes as of the Repayment Date.

Cash Management Arrangements

The Borrower is required to cause all rents relating to the 180 Water Mortgaged Property to be transmitted directly by tenants of the 180 Water Mortgaged Property into a trust account (the “Clearing Account”) established and maintained by the Borrower at an Eligible Institution selected by the Borrower and reasonably approved by the Lender (the “Clearing Bank”). Any gross revenue from the 180 Water Mortgaged Property received by the Borrower, the Manager or any other Person will be deemed to be collateral for the obligations of the Borrower under the 180 Water Loan Agreement and any other 180 Water Loan Documents. Such amounts are required to be deposited by the Borrower, the Manager or such other Person in the Clearing Account within 1 business day of receipt and will not be commingled with any other funds or property of the Borrower, the Manager or such other Person. Funds deposited into the Clearing Account will be swept by the Clearing Bank on a daily basis into the Deposit Account and applied and disbursed in accordance with the 180 Water Loan Agreement. The Clearing Account, Deposit Account and all other accounts will be under the sole control and dominion of the Lender, and the Borrower is required to pay for all expenses of opening and maintaining all of the above accounts.

“Deposit Account” means an Eligible Account at the bank or banks selected by the Lender to maintain the Deposit Account. Such bank may be changed from time to time by the Lender in its sole discretion.

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts (or subaccounts thereof) maintained with the corporate trust department of a federal depository institution or state chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations §9.10(b), having in either case corporate trust powers, acting in its fiduciary capacity, and a combined capital and surplus of at least $50,000,000, subject to supervision or examination by federal and state authorities and having a long-term unsecured debt rating of “BBB-” or higher by S&P and “A2” or higher by Moody’s and a short-term unsecured debt rating of “A-1” or higher by S&P and “P-1” or higher by Moody’s. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

9

“Eligible Institution” means a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least “A-1” by S&P, “P-1” by Moody’s and “F1” by Fitch (and the long term unsecured debt obligations of such depository institution are rated at least “A” by Fitch) in the case of accounts in which funds are held for 30 days or less or, in the case of accounts in which funds are held for more than 30 days, the long term unsecured debt obligations of which are rated at least (i) “A” by S&P, (ii) “A” by Fitch (and the short term deposits or short term unsecured debt obligations or commercial paper of such depository institution are rated no less than “F1” by Fitch), and (iii) “A2” by Moody’s, or in the case of letters of credit, the long term unsecured debt obligations of which are rated at least (i) “A+” by S&P, (ii) “A+” by Fitch (and the short term deposits or short term unsecured debt obligations or commercial paper of such depository institution are rated no less than “F1” by Fitch) and (iii) “A1” by Moody’s; provided, however, (a) for purposes of the Deposit Bank, the definition of Eligible Institution will have the meaning set forth in the Cash Management Agreement. (or, if not set forth therein, the definition as determined by Lender from time to time), (b) Capital One, National Bank will be an approved Clearing Bank provided that the ratings by each of S&P, Moody’s and Fitch for the short term unsecured debt obligations or commercial paper and long term unsecured debt obligations of such institution is at least equal to the ratings in effect as of the date hereof which are (x) for long term unsecured debt obligations, (1) “BBB+” by S&P, (2) “Baa1” by Moody’s and (3) “A-” by Fitch and (y) for short term unsecured debt obligations or commercial paper, (1) “A-2” by S&P, (2) “P-1” by Moody’s and (3) “F1” by Fitch.

“Manager” means Metro Loft Management, LLC, a New York limited liability company ("Metro Loft Management "), or any other manager engaged in accordance with the terms and conditions of the 180 Water Loan Documents.

Reserve Funds

The following reserve funds are required to be maintained as set forth below.

Prepaid Rent Reserve Funds

The Borrower is required to deposit with Lender for transfer into an Account (the “Prepaid Rent Reserve Account”) the following: (a) on November 6, 2019, an amount equal to $891,145.89 and (b) thereafter, all amounts required to be deposited by Borrower into the Prepaid Rent Reserve Account in accordance with the 180 Water Loan Agreement.

Tax Funds

The Borrower is required deposit, (i) on the 180 Water Loan Origination Date, an amount equal to $2,830,077.73 and (ii) on November 6, 2019 and each 180 Water Payment Date, an amount equal to one-twelfth of the real estate taxes that Lender estimates will be payable during the next ensuing 12 months (initially, $739,930.23), in order to accumulate sufficient funds to pay all such real estate taxes at least 30 days prior to their respective due dates, which amounts will be transferred into an account established to hold such funds (the “Tax Account”). If at any time the Lender reasonably determines that the Tax Funds will not be sufficient to pay the real estate taxes (as reasonably evidenced to Borrower), the Borrower will be required to increase its monthly deposits for real estate taxes by the amount that the Lender reasonably estimates will be sufficient to make up the deficiency at least 10 business days prior to their respective due dates.

Insurance Funds

The Borrower is required deposit, (i) on the 180 Water Loan Origination Date, an amount equal to $100,504.99 and (ii) on November 6, 2019 and on each 180 Water Payment Date, an amount equal to one-twelfth of the insurance premiums (the “Insurance Funds”) that the Lender estimates will be payable for the renewal of the coverage afforded by the policies required under the that Lender estimates will be payable for the renewal of the coverage afforded by the policies upon the expiration thereof (initially $82,813.00), in order to accumulate sufficient funds to pay all such insurance premiums at least 30 days

10

prior to the expiration of the policies. Such amounts will be transferred into an account established to hold such funds (the “Insurance Account”). If at any time the Lender reasonably determines that the Insurance Funds will not be sufficient to pay the insurance premiums, the Borrower will be required to increase its monthly deposits for insurance premiums by the amount that the Lender estimates will be sufficient to make up the deficiency.

Capital Expenditure Funds

On November 6, 2019 and on each 180 Water Payment Date, (x) the Borrower is required to deposit with or on behalf of the Lender, the amount of $20.83 per residential unit, for capital expenditures (the “Capital Expenditure Funds”), which amounts will be transferred into an account (the “Capital Expenditure Account”). Lender may reassess its estimate of the amount necessary for capital expenditures from time to time and may require Borrower to increase the monthly deposits required upon 30 days’ notice to Borrower if Lender determines in its reasonable discretion that an increase is necessary to maintain proper operation of the 180 Water Mortgaged Property, which such notice will include reasonable back-up documentation providing evidence for such increase in the monthly amounts.

Rollover Funds

The Borrower is required to deposit with or on behalf of the Lender (i) $333,406.18 on the 180 Water Loan Origination Date on account of outstanding Approved Leasing Expenses (with respect to the existing TI/LC leases and (ii) as a condition precedent to Borrower entering into any lease that will (when aggregated with unfunded obligations pursuant to all leases with Affiliates of the applicable tenant under such lease) contain unfunded obligations in excess of $500,000, an amount equal to all such unfunded obligations, all of which amounts will be transferred into an account (the “Rollover Account”). Lender may from time to time reassess its estimate of the required monthly amount necessary for tenant improvements and leasing commissions and, upon notice to Borrower, Borrower will be required to deposit with or on behalf of Lender each month such reassessed amount, which will be transferred into the Rollover Account.

In addition to the required monthly deposits set forth above, the following items will be deposited into the Rollover Account and held as Rollover Funds: all sums paid with respect to (A) a modification of any lease or otherwise paid in connection with the Borrower taking any action under any lease or waiving any provision thereof, (B) any settlement of claims of the Borrower against third parties in connection with any lease, (C) any rejection, termination, surrender or cancellation of any lease (including in any bankruptcy case) or any lease buy-out or surrender payment from any tenant (including any payment relating to unamortized tenant improvements and/or leasing commissions and/or application of any security deposit) ( the “Lease Termination Payments”) and (D) any sum received from any tenant to obtain a consent to an assignment or sublet or otherwise, or any holdover rents or use and occupancy fees from any tenant or former tenant (to the extent not being paid for use and occupancy or holdover rent).

“Approved Leasing Expenses” means actual out-of-pocket expenses to unaffiliated third-parties (except with respect to expenses to Affiliates of Borrower or Guarantor to the extent such expenses have been expressly approved by Lender, which approval will not be unreasonably, withheld, conditioned or delayed) incurred by Borrower in leasing space at the 180 Water Mortgaged Property pursuant to leases entered into in accordance with the 180 Water Loan Documents, including, without limitation brokerage commissions and tenant improvements, which expenses (i) are (A) incurred specifically in connection with the applicable lease approved by Lender in accordance with the 180 Water Loan Agreement, (B) incurred in the ordinary course of business and on market terms and conditions in connection with leases which do not require Lender’s approval under the 180 Water Loan Documents, and Lender will have received a budget for such expenses in connection therewith, or (C) otherwise approved by Lender, which approval will not be unreasonably withheld, conditioned or delayed, and (ii) are substantiated by executed lease documents and/or brokerage agreements, as applicable.

11

Operating Shortfall Funds

Borrower is required to deposit with or on behalf of Lender (i) on the 180 Water Loan Origination Date, an amount equal to $1,200,000.00 and (ii) on November 6, 2019, an addition amount equal to $200,000.00, which amounts will be transferred into an account established at Deposit Bank to hold such funds (the “Operating Shortfall Account”). If at any time prior to the Stabilization Date, the Lender estimates in its sole (but good faith) discretion that the available amount will not be sufficient to pay the carry costs and aggregate debt service, in each case, required to be paid through the succeeding three (3) month period (as determined by Lender), Lender will notify Borrower (the “Operating Shortfall Notice”) of such determination and Borrower will deposit such additional amount that Lender determines in its sole (but good faith) discretion is sufficient to make up the deficiency in the Operating Shortfall Account to cover the carry costs and aggregate debt service, in each case, required to be paid through the succeeding 6 month period within 10 business days of the delivery of the Operating Shortfall Notice; provided, that such Operating Shortfall Notice will include reasonable back-up documentation providing evidence for such determinations.

“Stabilization Date” means the first calculation date after the 180 Water Loan Origination Date on which the 180 Water Aggregate Debt Service Coverage Ratio is equal to or greater than 1.15x and the 180 Water Debt Service Coverage Ratio is equal to or greater than 2.21x.

Cash Collateral Funds

If a Trigger Period is continuing, all Available Cash will be paid to the Lender and transferred by the Lender into an account (the “Cash Collateral Account”) to be held by the Lender as cash collateral for the debt (such amounts, the “Cash Collateral Funds”). Any Cash Collateral Funds on deposit in the Cash Collateral Account not previously disbursed or applied will, upon the termination of such Trigger Period, be added to the funds deposited into the Deposit Account and disbursed on the next 180 Water Monthly Payment Date. Notwithstanding the foregoing, the Lender will have the right, but not the obligation, at any time during the continuance of a 180 Water Loan Event of Default, in its sole and absolute discretion to apply any and all Cash Collateral Funds then on deposit in the Cash Collateral Account to the debt or obligations, in such order and in such manner as the Lender will elect in its sole and absolute discretion, including to make a prepayment of principal (together with the applicable Prepayment Fee and/or Liquidated Damages Amount, if any, applicable thereto) or any other amounts due under the 180 Water Loan Agreement.

Deposit of Conversion Funds

On the 180 Water Loan Origination Date, Borrower is required to deposit with or on behalf of Lender $1,808,900.00 as the estimated cost to complete the Conversion Work pursuant to the Conversion Work budget, which conversion funds will be transferred by Deposit Bank into an account.

“180 Water Aggregate Debt Service Coverage Ratio” means, as of any date of determination, a ratio, calculated by Lender, in which (a) the numerator is the underwritten net cash flow, and (b) the denominator is the annual aggregate debt service. Each determination by Lender of the 180 Water Aggregate Debt Service Coverage Ratio will be conclusive and binding for all purposes, absent manifest error.

“180 Water Debt Service Coverage Ratio” means, as of any date of determination, a ratio, calculated by Lender, in which (a) the numerator is the underwritten net cash flow, and (b) the denominator is the annual debt service. Each determination by Lender of the 180 Water Debt Service Coverage Ratio will be conclusive and binding for all purposes, absent manifest error.

“Conversion Work” means the proposed alterations, following the 180 Water Loan Origination Date, to the Mezzanine Space to convert the Mezzanine Space from commercial space to seven residential units, in substantially the same form as the existing residential units at the 180 Water Mortgaged Property as of the 180 Water Loan Origination Date.

12

“Low DSCR Period” commences if, as of any calculation date, (i) the 180 Water Aggregate Debt Service Coverage Ratio is less than 1.15x or (ii) the 180 Water Debt Service Coverage Ratio is less than 2.21x and will end if, (A) with respect to a Low DSCR Period continuing pursuant to clause (i), the 180 Water Mortgaged Property has achieved a 180 Water Aggregate Debt Service Coverage Ratio of at least 1.15x for two consecutive calculation dates and (B) with respect to a Low DSCR Period continuing pursuant to clause (ii), the 180 Water Mortgaged Property has achieved a 180 Water Debt Service Coverage Ratio of at least 2.21x for two consecutive calculation dates. A Low DSCR Period exists as of the 180 Water Loan Origination Date.

“Liquidated Damages Amount” means an amount equal to 3% of the principal amount being repaid.

“Mezzanine Space” means the mezzanine space to be located above the existing ground floor retail space along the Pearl Street and a portion of John Street side of the improvements.

“Trigger Period” means a period commencing upon the occurrence of (i) a 180 Water Loan Event of Default, (ii) the commencement of a Low DSCR Period, or (iii) the commencement of a senior mezzanine loan default. Such Trigger Period will end if, (A) with respect to a Trigger Period continuing pursuant to subparagraph (i), the 180 Water Loan Event of Default commencing the Trigger Period has been cured and such cure has been accepted by Lender (and no other 180 Water Loan Event of Default is then continuing), (B) with respect to a Trigger Period continuing due to subparagraph (ii), the Low DSCR Period has ended pursuant to the terms of the 180 Water Loan Agreement and (C) with respect to a Trigger Period continuing due to subparagraph (iii), receipt by Lender of a senior mezzanine loan default revocation notice.

Property Cash Flow Allocation

On November 6, 2019 and on each 180 Water Payment Date during the term of the 180 Water Loan Agreement, except during the term of the 180 Water Loan Agreement, all funds deposited into the Deposit Account during the immediately preceding 180 Water Interest Accrual Period will be applied on such 180 Water Payment Date in the following order of priority:

(i)     First, to Lender, for the payment of all costs, fees, expenses or other amounts due and payable to Lender (and any fees due to the Master Servicer or the Special Servicer, as applicable) pursuant to the 180 Water Loan Documents or otherwise required to be paid in accordance with the 180 Water Loan Documents (excluding any amounts payable pursuant to any of the following clauses in this section);

(ii)     Second, to the Tax Account, to make the required payments of Tax Funds, if any, as required under the 180 Water Loan Agreement;

(iii)     Third, to the Insurance Account, to make any required payments of Insurance Funds, as required under the 180 Water Loan Agreement;

(iv)     Fourth, to the Lender, funds sufficient to pay the 180 Water Monthly Debt Service Payment Amount due under the 180 Water Whole Loan, first to the payment of interest computed at the 180 Water Whole Loan Interest Rate (plus, if applicable, interest at the 180 Water Default Rate) with the remainder applied to the reduction of the outstanding principal balance;

(v)     Fifth, only on November 6, 2019, to the Operating Shortfall Account, to make the required payments of Operating Shortfall Funds as required under the 180 Water Loan Agreement;

(vi)     Sixth, only on November 6, 2019, to the Prepaid Rent Reserve Account, to make the required payment of Prepaid Rent Reserve Funds as required under the 180 Water Loan Agreement;

(vii)     Seventh, to the Capital Expenditure Account, to make the required payments of the Capital Expenditure Funds as required under the 180 Water Loan Documents;

13

(viii)     Eighth, to the Borrower, funds in an amount equal to the Monthly Operating Expense Budgeted Amount;

(ix)     Ninth, to the Borrower, payments for extraordinary operating expenses not set forth in the Approved Annual Budget relating to a 180 Water Mortgaged Property, which extraordinary operating expenses were approved by the Lender, if any;

(x)     Tenth, to Mezzanine Lender, to pay the Mezzanine Monthly Debt Service Payment Amount due and payable on such 180 Water Monthly Payment Date;

(xi)     Lastly, all amounts remaining after payment of the amounts set forth under subparagraphs (i) through (ix) above (the “Available Cash”), (A) during a Trigger Period, to the Cash Collateral Account to be held or disbursed under the 180 Water Loan Agreement; or provided no Trigger Period is continuing, either (y) first, if the Mezzanine Loan (or any portion thereof) is outstanding, to the Senior Mezzanine Lender, to be applied in accordance with the Mezzanine Loan Documents, to pay any amount due to the Senior Mezzanine Lender, or (z) otherwise to Borrower.

The failure of the Borrower to make all of the payments required under subparagraphs (i) through (vi) above in full on each 180 Water Payment Date will constitute a 180 Water Loan Event of Default.

The Borrower has pledged, transferred and assigned to the Lender, a continuing perfected security interest in and to, and a general first lien upon, among other things (i) the Deposit Account, the Clearing Account and all of the Borrower’s right, title and interest in and to all cash, property or rights transferred to or deposited in the Deposit Account or the Clearing Account, (ii) all earnings, investments and securities held in the Deposit Account or the Clearing Account and (iii) any and all proceeds of the foregoing.

On a monthly basis, the Lender is required to allocate amounts deposited in the Deposit Account from time to time in accordance with subparagraphs (i) through (xi) above or any other applicable provisions of the 180 Water Loan Agreement.

All proceeds or awards due to a casualty or condemnation will be deposited in an account (the “Casualty and Condemnation Account”) and applied in accordance with the 180 Water Loan Agreement.

“Monthly Operating Expense Budgeted Amount” means the monthly amount set forth in the Approved Annual Budget for operating expenses for the calendar month in which such 180 Water Payment Date occurs; provided that, if any management agreement is in place at any of the 180 Water Mortgaged Property, management fees payable to the Manager as part of the Monthly Operating Expense Budgeted Amount will not exceed 3% of the rents.

Property Management

The 180 Water Mortgaged Property are currently managed by Metro Loft Management. If the Borrower defaults in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of the Borrower to be performed or observed, then, without limiting the Lender’s other rights or remedies under the 180 Water Loan Agreement or the other 180 Water Loan Documents, and without waiving or releasing the Borrower from any of its obligations thereunder or under the Management Agreement, the Lender will have the right to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Management Agreement on the part of the Borrower to be performed or observed.

Borrower may not (i) surrender, terminate, modify, renew or extend the Management Agreement, (ii) enter into any other agreement relating to the management or operation of the related 180 Water Mortgaged Property, (iii) consent to the assignment by the Manager of its interest under any Management Agreement, or (iv) waive or release any of its rights and remedies under the Management Agreement, in each case without the express written consent of the Lender; provided, however, that as long as no 180

14

Water Loan Event of Default has occurred and is then continuing, such approval will not be required with respect to the appointment of a Qualified Manager.

The Lender will have the right to require the Borrower to replace the Manager with (x) an Unaffiliated Qualified Manager selected by the Borrower or (y) another property manager chosen by the Borrower and approved by the Lender (provided, that such approval may be conditioned upon the Borrower delivering a rating agency confirmation from each applicable rating agency as to such new property manager and management agreement) upon the occurrence of any one or more of the following events: (i) at any time following the occurrence and during the continuance of a 180 Water Loan Event of Default, (ii) if the Manager is in default (after the expiration of any applicable notice and cure periods) under any Management Agreement beyond any applicable notice and cure period, (iii) if the Manager becomes insolvent or a debtor in any bankruptcy or insolvency proceeding, or (iv) if at any time the Manager engages in gross negligence, fraud, willful misconduct or misappropriation of funds.

“Key Principal(s)” means Nathan Berman, an individual.

“Management Agreement” means the management agreement entered into by and between the Borrower and the current Manager or any replacement management agreement in accordance with the terms of the 180 Water Loan Documents, in each case, pursuant to which the Manager is to provide management and other services with respect to a 180 Water Mortgaged Property.

“Qualified Manager” means (i) so long as Borrower is Controlled by Key Principal, a property management company owned and/or Controlled by Key Principal or (ii) an Unaffiliated Qualified Manager.

“Unaffiliated Qualified Manager” means an unaffiliated property manager of the 180 Water Mortgaged Property that (A) is a reputable, nationally or regionally recognized management company having at least five years’ experience in the management of properties that are reasonably similar to the 180 Water Mortgaged Property as to quality, size and type, (B) at the time of its engagement as property manager manages not less than 3,000 apartment units of similar quality to the 180 Water Mortgaged Property (“Comparable Units”) in the city and an aggregate of not less than 10,000 Comparable Units, and (C) is not the subject of a bankruptcy or similar insolvency proceeding.

Permitted Transfers

Notwithstanding anything to the contrary contained in the 180 Water Loan Agreement, the following transfers (the “Permitted Transfers”) are permitted under the 180 Water Loan Agreement without Lender’s consent:

(i)     a lease entered into in accordance with the 180 Water Loan Documents or a sale of a 180 Water Mortgaged Property in accordance with the 180 Water Loan Documents;

(ii)     a Transfer and Assumption in accordance with the 180 Water Whole Loan (described below);

(iii)     a 180 Water Permitted Encumbrance;

(iv)     the transfer of publicly traded shares on a nationally or internationally recognized stock exchange in any indirect equity owner of Borrower;

(v)     the existence of the Senior Mezzanine Loan and the Senior Mezzanine Loan Documents;

(vi)     the transfer of direct or indirect ownership interests in Borrower to Senior Mezzanine Lender in connection with the exercise of any of their respective remedies under the Senior Mezzanine Loan Documents in accordance with any intercreditor agreement between Lender and Senior Mezzanine Lender;

(vii)     Transfers for estate planning purposes by Nathan Berman of his indirect (but not direct) ownership interests in Borrower, Holdings, and/or Mezzanine Borrower to one or more trusts

15

created solely for the benefit of Nathan Berman and/or his immediate family members, and in which Nathan Berman or his spouse is the sole trustee; provided, that:

(A)   Borrower provides to Lender 30 days prior written notice thereof;

(B)   Key Principal continues to Control Borrower;

(C)  Borrower continues to be a Special Purpose Bankruptcy Remote Entity and Borrower continues to be a Delaware single member limited liability company;

(D)  if such transfer causes the transferee, together with its Affiliates, to increase its direct or indirect interest in Borrower or any Person that Controls Borrower to an amount which equals or exceeds 10%, such transferee will be a Qualified Transferee;

(E)   the 180 Water Mortgaged Property continues to be managed by a Qualified Manager or by a property manager reasonably acceptable to Lender and acceptable to the applicable rating agencies;

(F)   if the Senior Mezzanine Loan is outstanding at the time of the transfer, the proposed transfer does not constitute or cause a default under the Senior Mezzanine Loan;

(G)  if such transfer causes the transferee together with its Affiliates to acquire or to increase its direct or indirect interest in Borrower to an amount which equals or exceeds 49%, to the extent that Lender determines that the pairings in the most recently delivered non-consolidation opinion with respect to the 180 Water Whole Loan no longer apply, Borrower will deliver to Lender a non-consolidation opinion in form and substance reasonably satisfactory to Lender and satisfactory to the applicable rating agencies;

(viii)     a transfer of any indirect (but not direct) interest in Borrower, Holdings, and/or Senior Mezzanine Borrower that occurs by devise or bequest or by operation of law upon the death of a

16

natural person that was the holder of such interest, provided that:

(A)   Borrower continues to be a Special Purpose Bankruptcy Remote Entity and Borrower will continue to be a Delaware single member limited liability company;

(B)   The 180 Water Mortgaged Property continues to be managed by a Qualified Manager or by a property manager reasonably acceptable to Lender and acceptable to the applicable rating agencies;

(C)  if the Senior Mezzanine Loan is outstanding at the time of the transfer, the proposed transfer will not constitute or cause a default under the Senior Mezzanine Loan;

(D)  if such transfer causes the transferee, together with its Affiliates, to increase its direct or indirect interest in Borrower or any Person that Controls Borrower to an amount which equals or exceeds 5%, (a) Borrower will give Lender notice of such transfer together with copies of all instruments effecting such transfer not less than 30 days after the date of such transfer and (b) such transferee will be a Qualified Transferee;

(E)   if such transfer results in Borrower being Controlled by a Person other than (A) Key Principal (directly or indirectly) or (B) the estate of Key Principal (during the pendency of the settlement by the estate of Key Principal and if such transfer occurs as a result of the death of Key Principal) (the “Key Principal Estate”)), then (x) if such transfer occurs prior to the occurrence of a securitization, such transfer is approved by Lender in writing within 30 days after any such transfer, which approval will not be unreasonably withheld, conditioned or delayed or (y) from and after a securitization, then Borrower will deliver a rating agency confirmation from each applicable rating agency within 60 days after any such transfer (or such longer time as may reasonably be necessary for Borrower to obtain the rating agency confirmations, provided Borrower is diligently pursuing same); and

(F)   if such transfer causes the transferee (other than Key Principal Estate) together with its Affiliates to acquire or to increase its direct or indirect interest in Borrower to an amount which equals or exceeds 49%, then, to the extent that Lender determines that the pairings in the most recently delivered non-consolidation opinion with respect to the 180 Water Whole Loan no longer apply, Borrower will deliver to Lender a non-consolidation opinion in form and substance reasonably satisfactory to Lender and satisfactory to the applicable rating agencies within 30 days of Lender’s request for such non-consolidation opinion; and/or

(ix)     provided that no 180 Water Loan Event of Default has occurred and is continuing, a transfer of an indirect (but not direct) interest in the Borrower, Holdings, and/or Senior Mezzanine Borrower will be permitted without the Lender’s consent provided that: (a) such transfer will not (x) cause the transferee (other than Key Principal or, after a Permitted transfer by Key Principal in accordance with paragraph (viii) above, Key Principal Estate), together with its Affiliates, to increase its direct or indirect interest in the Borrower to an amount which equals or exceeds forty-nine percent (49%) or (y) result in a change in the failure of the Borrower to be Controlled by the Key Principal or, after a Permitted Transfer by Key Principal in accordance with paragraph (viii) above, Key Principal Estate; (b) the Borrower will continue to be a Special Purpose Bankruptcy Remote Entity and a Delaware single member limited liability company; (c) if such transfer would cause the transferee, together with its Affiliates, to increase its direct or indirect interest in the Borrower or any Person that Controls any Borrower to an amount which equals or exceeds ten percent (10%), (x) such transferee is a Qualified Transferee and (y) Borrower will provide to the Lender 30 days prior written notice thereof; (d) after giving effect to such transfer, Key Principal will continue to directly or indirectly Control Borrower; (e) (x) prior to the Stabilization Date, such transfer will not result in Key Principal (or the Key Principal Estate) no longer owning at least 40% of the aggregate indirect ownership interests in Borrower and (y) from and after the Stabilization Date, such transfer will not result in Key Principal (or the Key Principal Estate) no longer owning at least 20% of the aggregate indirect ownership interests in Borrower; (f) if the Senior Mezzanine Loan is outstanding at the time of the transfer, the proposed transfer will not constitute or cause a default under the Senior Mezzanine Loan; (g) the 180 Water Mortgaged Property will continue to

17

be managed by a Qualified Manager or by a property manager reasonably acceptable to Lender and acceptable to the applicable rating agencies.

Notwithstanding anything to the contrary contained in the 180 Water Loan Agreement, if, as a result of any Permitted Transfer, Guarantor no longer Controls Borrower or no longer owns any direct or indirect interest in Borrower (or if there were two or more Guarantors immediately prior to such Permitted Transfer, no Guarantor any longer Controls Borrower or any such Guarantor no longer has a direct or indirect interest in Borrower), it will also be a condition hereunder that one or more Approved Replacement Guarantors will execute and deliver a guaranty of recourse obligations (in the same form as the guaranty of recourse obligations delivered to Lender by Guarantor on the date hereof) and an environmental indemnity agreement (in the same form as the environmental indemnity agreement delivered to Lender by Guarantor on the date hereof), a completion guaranty (in the same form as the completion guaranty delivered to Lender by Guarantor on the date hereof), an operating shortfall guaranty (in the same form as the operating shortfall guaranty delivered to Lender by Guarantor on the date hereof) on or prior to the date of such Permitted Transfer (or, in the case of a Permitted Transfer described in paragraph (viii) above, within sixty (60) days after the date of such Permitted Transfer), pursuant to which, in each case, the Approved Replacement Guarantor(s) agree(s) to be liable under each such guaranty of recourse obligations, completion guaranty, operating shortfall guaranty and environmental indemnity agreement from and after the date of such Permitted Transfer (whereupon such Approved Replacement Guarantor(s) will be the “Guarantor” for all purposes set forth in the 180 Water Loan Agreement). For the avoidance of doubt, in no event will any transfer result in (x) Senior Mezzanine Borrower not owning one hundred percent (100%) of the interests in Holdings or (y) Holdings not owning one hundred percent (100%) of the interests in Borrower.

“Holdings” means 180 Water Mortgage Holdings LLC, a Delaware limited liability company.

Transfer and Assumption

Borrower will have, following a securitization of the 180 Water Mortgage Loan, the one-time right to convey the 180 Water Mortgaged Property to a new borrower (the “180 Water Transferee Borrower”) and have the 180 Water Transferee Borrower assume all of the Borrower’s obligations under the 180 Water Loan Documents, and have replacement guarantors and indemnitors replace the guarantors and indemnitors with respect to all of the obligations of the indemnitors and guarantors of the 180 Water Loan Documents from and after the date of such transfer (collectively, a “Transfer and Assumption”), subject to full satisfaction (as approved by the Lender) of all of the following conditions:

(i)     that the Borrower has provided the Lender with not less than 30 days prior written notice, which notice contains sufficient detail to enable Lender to determine that the Transferee Borrower complies with the requirements set forth in the 180 Water Loan Agreement;

(ii)     that no 180 Water Loan Event of Default has occurred and is continuing as of the date of the notice set forth in clause (i) above and as of the scheduled closing date for such Transfer and Assumption;

(iii)     that the 180 Water Transferee Borrower is a newly formed Delaware single member limited liability company that is a Special Purpose Bankruptcy Remote Entity in accordance with “—SPE Covenants” below;

(iv)     that the 180 Water Transferee Borrower is Controlled by a person who (x) is a Qualified Transferee with a minimum ownership interest in the 180 Water Transferee Borrower of not less than forty percent (40%) (or such other minimum ownership interest consented to by to the Lender) and (y) whose identity, experience, financial condition and creditworthiness, including net worth and liquidity, is acceptable to the Lender in Lender’s sole and absolute discretion;

(v)     the 180 Water Mortgaged Property will be managed by an Unaffiliated Qualified Manager or by a property manager acceptable to the Lender;

18

(vi)     that the 180 Water Transferee Borrower will have executed and delivered to the Lender an assumption agreement in form and substance reasonably acceptable to the Lender;

(vii)     that the 180 Water Transferee Borrower will have proposed one or more replacement guarantors and indemnitor and Lender will have determined that such proposed guarantors and indemnitors as Approved Replacement Guarantor (and each such proposed replacement guarantor that is an Approved Replacement Guarantor is hereafter referred to as a “Transferee Guarantor”));

(viii)     that each Transferee Guarantor will deliver to Lender a guaranty of recourse obligations (in substantially the same form as the guaranty of recourse obligations delivered to Lender by Guarantor on the 180 Water Loan Origination Date), a completion guaranty (in substantially the same form as the completion guaranty delivered to Lender by Guarantor on the 180 Water Loan Origination Date), an operating shortfall guaranty (in substantially the same form as the operating shortfall guaranty delivered to Lender by Guarantor on the 180 Water Loan Origination Date) and an environmental indemnity agreement (in substantially the same form as the Environmental Indemnity Agreement delivered to Lender by Guarantor on the date hereof), pursuant to which, in each case, the Transferee Guarantor(s) agree(s) to be liable under each such guaranty of recourse obligations, completion guaranty, operating shortfall guaranty and environmental indemnity agreement from and after the date of such Transfer and Assumption (whereupon the previous guarantor will be released from any further liability under the guaranty of recourse obligations for acts that arise from and after the date of such Transfer and Assumption and such Transferee Guarantor(s) will be the “Guarantor” for all purposes set forth in the 180 Water Loan Agreement);

(ix)     that the 180 Water Transferee Borrower will submit to the Lender true, correct and complete copies of all documents reasonably requested by the Lender concerning the organization and existence of the 180 Water Transferee Borrower and each Transferee Guarantor;

(x)     that each Person that will have Control of, or a ten percent (10%) or greater direct or indirect interest in the 180 Water Transferee Borrower or any Person that Controls the 180 Water Transferee Borrower upon such Transfer and Assumption will be a Qualified Transferee;

(xi)     that the Lender will have received a rating agency confirmation from each of the applicable rating agencies to the extent required under the Pooling and Servicing Agreement entered into in connection with the origination of the 180 Water Whole Loan;

(xii)     that counsel to the 180 Water Transferee Borrower and each Transferee Guarantor(s) is required to deliver to the Lender opinions in form and substance reasonably satisfactory to the Lender as to such matters as the Lender will require, which may include opinions as to substantially the same matters and were required in connection with the origination of the 180 Water Whole Loan (including a new substantive non-consolidation opinion);

(xiii)     that the Borrower is required to cause to be delivered to the Lender, an endorsement (relating to the change in the identity of the vestee and execution and delivery of the Transfer and Assumption documents) to the title insurance policy in form and substance acceptable to the Lender, in the Lender’s reasonable discretion;

(xiv)     that the 180 Water Transferee Borrower and/or the Borrower, as the case may be, will deliver to the Lender, upon such conveyance, a transfer fee equal to 0.25% of the outstanding principal balance;

(xv)     that if the Senior Mezzanine Loan is outstanding at the time of the transfer and Assumption, the proposed Transfer and Assumption will not constitute or cause a default under the Senior Mezzanine Loan;

19

(xvi)     that the Borrower is required to pay all of the Lender’s reasonable out-of-pocket costs and expenses in connection with the Transfer and Assumption; and

(xvii)     that the Borrower will have otherwise received the Lender’s written consent to such Transfer and Assumption (which consent will not be unreasonably withheld so long as all of the other conditions described above are satisfied, including receipt of a rating agency confirmation from each of the applicable rating agencies if required pursuant to the Pooling and Servicing Agreement entered into in connection with the origination of the 180 Water Whole Loan.

“Approved Replacement Guarantor” means a Person (i) that satisfies the conditions set forth in clauses (x) and (y) of the definition of “Qualified Transferee”, (ii) is formed in (or, if such Person is an individual, is a citizen of), maintains its principal place of business in (or, if such Person is an individual, maintains a primary residence in), and is subject to service in the United States or Canada, (iii) has all or substantially all of its assets in the United States or Canada, (iv) whose identity and experience is acceptable to Lender in Lender’s sole discretion, for which Lender has received a rating agency confirmation from each applicable rating agency (v) that satisfies the Guarantor financial covenants and (vi) who controls Borrower or is under Common Control with Borrower (or Transferee Borrower, as applicable) and owns a direct or indirect interest in Borrower (or Transferee Borrower, as applicable). If two or more Approved Replacement Guarantors are delivering replacement guaranties and replacement environmental indemnities to Lender, then (1) only one such Approved Replacement Guarantor must control Borrower (or Transferee Borrower, as applicable), directly or indirectly (provided that each such Approved Replacement Guarantor must own a direct or indirect interest in Borrower (or Transferee Borrower, as applicable)), (2) Guarantor’s assets will be considered jointly in determining compliance with any Guarantor financial covenants and (3) the obligations of all Approved Replacement Guarantors will be joint and several.

“Material Adverse Effect” means any event or condition that has a material adverse effect on (i) the use, operation, or value of the 180 Water Mortgaged Property, (ii) the business, profits or financial condition of Borrower (taking into account, in each case, Lender’s basis in the 180 Water Mortgaged Property), (iii) the ability of Borrower or any Guarantor to perform its respective obligations under the 180 Water Loan Documents to which it is a party or (iv) the ability of Lender to enforce Borrower’s or any Guarantor’s respective obligations under the 180 Water Loan Documents to which it is a party (including by foreclosure of the liens created by the 180 Water Loan Documents).

“Qualified Transferee” means a Person for whom, prior to the transfer, the Lender will have received and approved: (x) satisfactory evidence that the proposed transferee (1) has never been indicted or convicted of, or pled guilty or no contest to, a felony, (2) has never been indicted or convicted of, or pled guilty or no contest to, a “Patriot Act Offense” and is not on any “Government List”, (3) has never been the subject of a voluntary or involuntary (to the extent the same has not been discharged) bankruptcy proceeding and (4) has no outstanding judgments against such proposed transferee that would be reasonably likely to cause a Material Adverse Effect and (y) “Satisfactory Search Results” with respect to such proposed transferee (as such terms are defined in the 180 Water Loan Agreement).

Liens

The 180 Water Loan Documents provide that the Borrower is not permitted to incur any liens on any direct or indirect interest in the Borrower or any portion of the 180 Water Mortgaged Property , other than the 180 Water Permitted Encumbrances.

“180 Water Permitted Encumbrances” means, with respect to the 180 Water Mortgaged Property, (i) the liens and security interests created by the 180 Water Loan Documents, (ii) all encumbrances and other matters disclosed in the title insurance policy, (iii) liens, if any, for taxes or other charges imposed by any governmental authority not yet due or delinquent, or which are being contested by Borrower in express compliance with the 180 Water Loan Agreement, (iv) easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for access, water and sewer lines, telephone or other fiber optic or other data transmission lines, electric lines or other utilities entered into in the ordinary course of business with Persons that are not Borrower Related Parties, (v) any workers’,

20

mechanics’ or other similar liens on the 180 Water Mortgaged Property provided that any such lien is bonded or discharged within 45 days after Borrower first receives written notice of such lien, or which is being contested in good faith in accordance with the 180 Water Loan Agreement, (vi) encumbrances entered into in accordance with the 180 Water Loan Agreement and (vii) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s reasonable discretion.

Leases and Major Contracts

Leases

Promptly after written request by the Lender, the Borrower is required to furnish the Lender with executed copies of all leases then in effect. All renewals of leases and all proposed leases will, except as otherwise permitted in the 180 Water Loan Agreement, provide for rental rates and terms comparable to existing local market rates and will be arm’s length transactions with bona fide, independent third-party tenants. Within ten (10) days after the execution of a nonresidential lease or any renewals, amendments or modification of a non-residential lease, Borrower will deliver to Lender a copy thereof, together with Borrower’s certification that such lease (or such renewal, amendment or modification) was entered into in accordance with the 180 Water Loan Agreement.

Except as otherwise permitted under the 180 Water Loan Agreement, Borrower may not enter into a proposed 180 Water Major Lease or a proposed renewal, extension or modification of an existing 180 Water Major Lease without the prior written consent of Lender (such consent to be unreasonably withheld, conditioned or delayed).

Subject to the immediately succeeding sentence, Borrower may not enter into any residential lease, or any renewal, extension or modification of any residential lease without the prior written consent of Lender (which consent will not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this paragraph, any residential lease and any renewals, amendments or modification of a residential lease that meets the following requirements may be entered into by Borrower without Lender’s prior consent: (i) such residential lease is on a standard written lease form substantially in the form attached as Exhibit C to the 180 Water Loan Agreement (provided that Borrower is not be required to use all riders thereto if the same are not applicable for a specified lease or otherwise not applicable to the 180 Water Mortgaged Property), or to such other form as approved by Lender in writing (which approval will not be unreasonably withheld, conditioned or delayed), and (ii) subject to applicable legal requirements, (A) is for a term of not less than one (1) year and not more than three (3) years, (B) is on commercially reasonable terms, including rental rates comparable to existing local market rates for similar properties, (C) provides that such lease is subordinate to the mortgage and that, upon the foreclosure of the mortgage, sale by power of sale thereunder or deed-in-lieu of foreclosure, the tenant will attorn to the transferee of the 180 Water Mortgaged Property subject to the terms of such lease, (D) does not contain any terms which could reasonably be expected to have a Material Adverse Effect, (E) complies with all legal requirements, (F) is not with a Borrower Related Party, and (G) is not a lease of fifteen (15) or more residential units to one Person (when aggregated with all other Leases with such Person and/or its Affiliates); provided, that if such residential lease is on a standard written lease form substantially in the form attached as Exhibit C to the 180 Water Loan Agreement, the requirements set forth in the foregoing clauses (C) (other than with respect to the rental rates) and (D) will be deemed satisfied; provided, further, that Borrower will have the right to enter into up to twenty (20) residential leases that exist at any given time that provide for a term of less than one (1) year and/or are at below market rates without Lender’s consent so long as such residential leases comply with the requirements of clauses (C) through (G) of this paragraph; provided, further, that Borrower will have the right to enter up to twenty-five (25) residential leases that exist at any given time that are with a Borrower Related Party without Lender’s consent so long as such residential leases comply with the requirements in clauses (A) through (E) and clause (G) of this paragraph.

Subject to this paragraph, Borrower may not enter into any non-residential lease, or any renewal, extension or modification of any non-residential lease without the prior written consent of Lender (which consent will not be unreasonably withheld, delayed or conditioned). Lender, at Borrower’s sole cost and

21

expense, will execute and deliver its standard form of subordination, non-disturbance and attornment agreement to tenants under any future non-residential lease approved by Lender upon request, with such commercially reasonable changes as may be requested by such tenants and which are acceptable to Lender. Notwithstanding anything to the contrary herein, Borrower will have the right, without the consent or approval of Lender, to terminate or accept a surrender of any non-residential lease so long as such termination or surrender is (i) (A) by reason of a default by the applicable tenant and (B) in a commercially reasonable manner and in compliance with all legal requirements or (ii) (A) voluntary and Borrower had not committed to a buy-out or other financial obligation in connection with such termination or surrender which is not fully capitalized with equity contributions by Borrower or amounts then on deposit in the Borrower Operating Account and (B) would not reasonably be expected to have a Material Adverse Effect. Notwithstanding anything to the contrary in this paragraph, any non-residential lease and any renewals, amendments or modification of a non-residential lease (provided such non-residential lease or non-residential lease renewal, amendment or modification is not a 180 Water Major Lease (or a renewal, amendment or modification to a 180 Water Major Lease) that meets the following requirements may be entered into by Borrower without Lender’s prior consent: (A) provides for economic terms, including rental rates and net effective rental rates, that are in accordance with the Leasing Guidelines, (B) provides that it is subordinate to the mortgage and the Assignment of leases and that the tenant thereunder will attorn to Lender and any purchaser at a foreclosure sale (unless Lender and such tenant have entered into a subordination, non-disturbance and attornment agreement on Lender’s form, with such commercially reasonable changes as may be requested by such tenants and which are acceptable to Lender, and Lender agrees to negotiate such agreements with such tenants in good faith), (C) intentionally omitted, (D) is on commercially reasonable terms, (E) is otherwise in accordance with the Leasing Guidelines, (F) does not contain any terms which would materially and adversely affect Lender’s rights under the 180 Water Loan Documents, and (G) if required pursuant to the terms of the 180 Water Loan Agreement, Borrower will have made a deposit into the Rollover Account in an amount equal to the applicable unfunded obligations. Except as otherwise provided for herein, all other non-residential leases (including 180 Water Major Leases) and all renewals, amendments and modifications thereof executed after the date hereof will be subject to Lender’s prior approval.

The Borrower may not permit or consent to any assignment or sublease of any 180 Water Major Lease without the Lender’s prior written approval (except as otherwise permitted under the 180 Water Loan Documents and other than assignments or subleases expressly permitted under any 180 Water Major Lease pursuant to a unilateral right of the tenant thereunder not requiring the consent of the Borrower).

“180 Water Major Lease” means any non-residential lease, whether presently existing or entered into after 180 Water Loan Origination Date in accordance with the terms of the 180 Water Loan Agreement, which, either individually, or when taken together with any other lease with the same tenant or its Affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such lease, (i) covers more than 3,000 rentable square feet of the 180 Water Mortgaged Property, (ii) contains an option or other preferential right to purchase all or any portion of the 180 Water Mortgaged Property, (iii) is with an Affiliate of the Borrower as tenant, (iv) is not in full compliance with the Leasing Guidelines, or (v) is entered into during the continuance of a 180 Water Event of Default.

“Borrower Related Party” means, collectively and individually, any Borrower Party, any Manager that is an Affiliate of Borrower and any Affiliate of the foregoing, and any officer or director of the foregoing, any successors and assigns of any of the foregoing and any Person acting at the express direction of any of the foregoing.

“Leasing Guidelines” means the parameters for non-residential Leases set forth on Schedule VIII attached to the 180 Water Loan Agreement.

22

Major Contracts

The Borrower is required to obtain the Lender’s prior written approval of any and all Major Contracts affecting the 180 Water Mortgaged Property, which approval will not be unreasonably withheld, conditioned or delayed.

“Major Contract” means (i) any management, brokerage or exclusive leasing agreement for the 180 Water Mortgaged Property, (ii) any cleaning, maintenance, service or other contract or agreement of any kind (other than leases) of a material nature (materiality for these purposes to include, without limitation, contracts which (x) extend beyond one year (unless cancelable on 30 days or less notice without requiring the payment of termination fees or payments of any kind, or (y) are for an aggregate contract price equal to or in excess of $350,000), (iii) any collective bargaining agreement and/or union agreement (including, without limitation, the union agreements) or (iv) any contract or agreement with an Affiliate of the Borrower, in any case relating to the ownership, leasing, management, use, operation, maintenance, repair or restoration of the 180 Water Mortaged Property, whether written or oral; provided, that “Major Contracts” does not include any (1) any recognition process agreement or similar agreement with Local 32BJ or (2) any agreement with Local 32BJ with respect to contributions to the Building Service 32BJ Benefit Funds.

Risk Management

Insurance

The Borrower is required to obtain and maintain, or cause to be maintained, insurance policies for the Borrower and the 180 Water Mortgaged Property, providing at least the following coverages:

(i)          Property insurance against loss or damage by fire, any type of wind (including named storms), lightning and such other perils as are included in a standard “special form” or “all-risk” policy, and against loss or damage by all other risks and hazards covered by a standard extended coverage insurance policy, with no exclusion for damage or destruction caused by acts of terrorism riot and civil commotion, vandalism, malicious mischief, burglary and theft (A) in an amount equal to 100% of the “Full Replacement Cost” of the 180 Water Mortgaged Property, which for purposes of the 180 Water Loan Agreement will mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) have deductibles no greater than $25,000, with the exception of windstorm or earthquake, which may have deductibles not to exceed 5% of the total insurable value of the 180 Water Mortgaged Property per occurrence; (C) to be written on a no coinsurance form or containing an agreed amount endorsement with respect to the improvements and personal property at the 180 Water Mortgaged Property waiving all co-insurance provisions; and (D) containing ordinance or law coverage if any of the improvements or the use of the 180 Water Mortgaged Property will at any time constitute legal non-conforming structures or uses, and compensating for loss to the undamaged portion of the building (with a limit equal to the replacement cost), the cost of demolition and the increased costs of construction, each in amounts as required by the Lender. In addition, the Borrower is required to obtain: (y) if any portion of the improvements or personal property is currently or at any time in the future located in a federally designated special flood hazard area (“SFHA”), flood hazard insurance for all such improvements and/or personal property located in the SFHA in an amount equal to the (1) the maximum amount of building and, if applicable, contents insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended (the “Flood Insurance Acts”) plus (2) such additional coverage as the Lender will require, subject to a deductible not to exceed an amount equal to the maximum available through the Flood Insurance Acts; and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender, provided that the insurance pursuant to clauses (y) and (z) hereof will be on terms consistent with the comprehensive all risk insurance policy required under this paragraph (i);

23

(ii)          commercial general liability insurance, including coverages against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the 180 Water Mortgaged Property, such insurance (A) to be on the so-called “occurrence” form and containing minimum limits per occurrence of $1,000,000 with a combined limit per policy year, excluding umbrella coverage, of not less than $2,000,000 on a per location basis; (B) to continue at not less than the aforesaid limit until required to be changed by Lender by reason of changed economic conditions making such protection inadequate in Lender’s reasonable judgment; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; and (4) contractual liability for all insured contracts to the extent the same is available;

(iii)          rental loss and/or business income interruption insurance (A) with loss payable to the Lender; (B) covering all risks required to be covered by the insurance provided for in paragraph (i) above, paragraph (vi) below and paragraph (xii) below; (C) covering a period of restoration of 36 months and containing an extended period of indemnity endorsement which covers the 12-month period commencing on the date on which the such 180 Water Mortgaged Property has repaired or replaced and operations are resumed; and (D) in an amount equal to 100% of the projected gross revenue from such 180 Water Mortgaged Property (less non-continuing expenses) for a period of 36 months. The amount of such business income insurance will be determined at least once each year thereafter based on the Borrower’s reasonable estimate of the gross revenue from such 180 Water Mortgaged Property (less non-continuing expenses);

(iv)          at all times during which structural construction, repairs or alterations are being made with respect to the improvements, and only if the property or liability coverage forms do not otherwise apply, (A) commercial general liability and umbrella liability insurance covering claims related to the constructions, repairs or alterations being made which are not covered by or under the terms or provisions of the commercial general liability and umbrella liability insurance policy required as set forth in the 180 Water Loan Agreement; and (B) the insurance provided for in paragraph (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subparagraph (i) above, (3) including permission to occupy the 180 Water Mortgaged Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v)          workers’ compensation, subject to the statutory limits of the state in which the 180 Water Mortgaged Property is located, and employer’s liability insurance with limits which are reasonably required from time to time by the Lender in respect of any work or operations on or about the 180 Water Mortgaged Property, or in connection with the 180 Water Mortgaged Property or its operation (if applicable);

(vi)          comprehensive boiler and machinery/equipment breakdown insurance, if applicable, in amounts as will be reasonably required by the Lender on terms consistent with the commercial property insurance policy required under subparagraph (i) above;

(vii)          umbrella liability insurance in addition to primary coverage in an amount not less than $100,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required under paragraph (ii) above and paragraph (viii) below;

(viii)          motor vehicle liability coverage for all owned and non-owned vehicles used by Borrower in or about the 180 Water Mortgaged Property, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, with limits which are required from time to time by the Lender (if applicable);

(ix)          insurance against employee dishonesty with respect to any employees of Borrower in an amount not less than one (1) month of gross revenue from the 180 Water Mortgaged Property and with a deductible not greater than $25,000.00; and

24

(x)          upon 60 days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to the 180 Water Mortgaged Property located in or around the region in which the 180 Water Mortgaged Property is located;

(xi)          the property insurance, commercial general liability, umbrella liability insurance and rental loss and/or business interruption insurance required under paragraphs (i), (ii), (iii) and (vii) above will cover perils of terrorism and acts of terrorism (or at least not specifically exclude same) and the Borrower will maintain property insurance, commercial general liability, umbrella liability insurance and rental loss and/or business interruption insurance for loss resulting from perils and acts of terrorism on terms (including amounts and deductibles) consistent with those required under paragraphs (i), (ii), (iii) and (vii) above (or at least not specifically excluding same) at all times during the term of the 180 Water Whole Loan. For so long as the Terrorism Risk Insurance Program Reauthorization Act of 2015 or any replacement, reauthorization or extension thereof (“TRIPRA”) is in effect and continues to cover both foreign and domestic acts, the Lender will accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA;

(xii)          notwithstanding anything in paragraph (i) or (xi) above to the contrary, the Borrower will be required to obtain and maintain coverage in its property insurance policy (or by a separate policy) against loss or damage by terrorist acts in an amount equal to 100% of the Full Replacement Cost of the 180 Water Mortgaged Property plus the rental loss and/or business interruption coverage under paragraph (iii) above; provided that such coverage is available. In the event that such coverage with respect to terrorist acts is not included as part of the “all risk” property policy required by paragraph (i) above, the Borrower will, nevertheless be required to obtain coverage for terrorism (as standalone coverage) in an amount equal to 100% of the Full Replacement Cost of the 180 Water Mortgaged Property plus the rental loss and/or business interruption coverage under paragraph (iii) above; provided that such coverage is available. The Borrower will obtain the coverage required under this paragraph (xii) from a carrier which otherwise satisfies the rating criteria specified below (a “Qualified Carrier”) or in the event that such coverage is not available from a Qualified Carrier, the Borrower is required to obtain such coverage from the highest rated insurance company providing such coverage. Notwithstanding the foregoing, in the event TRIPRA is no longer in effect, Borrower will be required to carry terrorism insurance throughout the term of the 180 Water Whole Loan as required herein this paragraph (xii), but in such event Borrower will not be required to pay any insurance premiums solely with respect to such terrorism coverage in excess of the Terrorism Premium Cap (hereinafter defined) and, if the cost of such terrorism coverage exceeds the Terrorism Premium Cap, Borrower will purchase the maximum amount of terrorism coverage available with funds equal to the Terrorism Premium Cap; provided that, if the insurance premiums payable with respect to such terrorism coverage exceeds the Terrorism Premium Cap, Lender may, at its option (1) purchase such stand-alone terrorism policy, with Borrower paying such portion of the insurance premiums with respect thereto equal to the Terrorism Premium Cap and the Lender paying such portion of the insurance premiums in excess of the Terrorism Premium Cap or (2) modify the deductible amounts, policy limits and other required policy terms to reduce the insurance premiums payable with respect to such stand-alone terrorism policy to the Terrorism Premium Cap; and

(xiii)          in addition to the insurance coverages described above, the Borrower will obtain such other insurance as may from time to time be reasonably required by the Lender in order to protect its interests.

Any blanket insurance policy will be subject to the Lender’s approval and will otherwise provide the same protection as would a separate policy insuring only the 180 Water Mortgaged Property in compliance with the provisions of paragraph (a) above (any such blanket policy, an “Acceptable Blanket Policy”). To the extent that the policies are maintained pursuant to an Acceptable Blanket Policy that

25

covers more than one location within a one thousand foot radius of the 180 Water Mortgaged Property, the limits of such Acceptable Blanket Policy must be sufficient to maintain coverage as set forth in paragraph (a) above for each 180 Water Mortgaged Property and any and all other locations combined within such radius that are covered by such blanket policy calculated on a total insured value basis.

All insurance policies described above (i) with respect to the policies of property insurance, contain clauses or endorsements to the effect that, (1) no act or negligence of the Borrower, or anyone acting for the Borrower, or of any tenant or other occupant, or failure to comply with the provisions of any policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or foreclosure or similar action, will in any way affect the validity or enforceability of the insurance insofar as the Lender is concerned, (2) the policies will not be cancelled without at least 30 days’ written notice to the Lender, except 10 days’ notice for non-payment of premium and (3) the issuer(s) of the policies will give written notice to the Lender if the issuers elect not to renew the policies prior to its expiration; (ii) with respect to all policies of liability insurance, if obtainable by the Borrower using commercially reasonable efforts, contain clauses or endorsements to the effect that, (1) the policy will not be canceled without at least 30 days’ written notice to the Lender and any other party named therein as an additional insured (other than in the case of non-payment in which case only ten days prior notice, or the shortest time allowed by applicable legal requirement (whichever is longer), will be required) and will not be materially changed (other than to increase the coverage provided thereby) without such a thirty 30 day notice and (2) the issuers thereof will give notice to the Lender if the issuers elect not to renew such policies prior to its expiration. If the issuers cannot or will not provide notice, the Borrower will be obligated to provide such notice; and (iii) not contain any clause or provision that would make the Lender liable for any insurance premiums thereon or subject to any assessments thereunder.

All policies of insurance required pursuant to the 180 Water Loan Agreement are required (i) to be issued by companies authorized or licensed to do business in the state where the 180 Water Mortgaged Property is located, with a financial strength and claims paying ability rating of (1) a financial strength and claims paying ability rating of (x) “A” or better by S&P and (y) “A2” or better by Moody’s, to the extent Moody’s rates the Loan-Specific Certificates, and (z) “A” or better by Fitch, to the extent Fitch rates the Loan-Specific Certificates, (provided, however for multi-layered policies, (A) if four (4) or fewer insurance companies issue the policies, then at least 75% of the insurance coverage represented by the policies must be provided by insurance companies with a rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the Loan-Specific Certificates, and “A” or better by Fitch, to the extent Fitch rates the Loan-Specific Certificates, with no carrier below “BBB” by S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates the Loan-Specific Certificates, and “BBB” or better by Fitch, to the extent Fitch rates the Loan-Specific Certificates, or (B) if 5 or more insurance companies issue the policies, then at least 60% of the insurance coverage represented by the policies must be provided by insurance companies with a rating of “A” or better by S&P and “A2” or better by Moody’s, to the extend Moody’s rates the Loan-Specific Certificates, and “BBB” or better by Fitch, to the extent Fitch rates the Loan-Specific Certificates, and (2) a rating of “A:X” or better in the current Best’s Insurance Reports; (ii) with respect to all property insurance policies and rental loss and/or business interruption insurance policies, to contain a Standard Mortgagee Clause/Lender’s Loss Payable Endorsement, or their equivalents, naming the Lender as the person to whom all payments made by such insurance company will be paid in accordance with the Lender’s interest; (iii) to contain a waiver of subrogation against the Lender; (iv) to contain such provisions as the Lender deems reasonably necessary or desirable to protect its interest including endorsements providing (A) that neither Borrower, the Lender nor any other party will be a co-insurer under said policies and (B) in addition to complying with any other requirements expressly set forth in the 180 Water Loan Agreement for a deductible per loss of an amount not more than that which is customarily maintained by prudent owners of properties with a standard of operation and maintenance comparable to and in the general vicinity of the 180 Water Mortgaged Property, but in no event in excess of an amount reasonably acceptable to the Lender; and (v) to be satisfactory in form and substance to the Lender and will be approved by the Lender as to amounts, form, risk coverage, deductibles, loss payees and insureds.

In the event of foreclosure of the mortgages or other transfer of title to the 180 Water Mortgaged Property in extinguishment in whole or in part of the 180 Water Whole Loan, all right, title and interest of

26

the Borrower in and to the policies that are not blanket policies then in force concerning the 180 Water Mortgaged Property and all proceeds payable thereunder will thereupon vest in the purchaser at such foreclosure or the Lender or other transferee in the event of such other transfer of title.

“Terrorism Premium Cap” means an amount equal to two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the 180 Water Loan Documents (without giving effect to the cost of terrorism and earthquake components of such property and business interruption/rental loss insurance) at the time that such terrorism coverage is excluded from the applicable policy.

Casualty and Condemnation

The Borrower is required to give prompt notice to the Lender of any casualty or condemnation or of the actual or threatened commencement of any proceedings that would result in a condemnation of all or any portion of the 180 Water Mortgaged Property. With respect to a condemnation, the Lender may participate in any such proceedings, and the Borrower is required to deliver to the Lender from time to time all instruments requested by it to permit such participation and, at its expense, diligently prosecute any such proceedings, and consult with the Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings.

Following the occurrence of a casualty, the Borrower, regardless of whether insurance proceeds are available, is required to promptly proceed to restore, repair, replace or rebuild the 180 Water Mortgaged Property in accordance with legal requirements to be of at least equal value and of substantially the same character as prior to such damage or destruction. The Lender may, but will not be obligated to make proof of loss if not made promptly by the Borrower. In addition, the Lender may participate in any settlement discussions with any insurance companies (and will approve any final settlement, such approval not be unreasonably withheld, conditioned or delayed) (i) if a 180 Water Loan Event of Default has occurred and is continuing or (ii) with respect to any casualty in which the Net Proceeds or the costs of completing the restoration are equal to or greater than $12,500,000 (the “Restoration Threshold”) and the Borrower will deliver to the Lender all instruments required by the Lender to permit such participation. Except as set forth in the foregoing sentence, any insurance proceeds in connection with any casualty will be due and payable solely to the Lender and held by the Lender in accordance with the terms of the 180 Water Loan Agreement. In the event the Borrower or any party other than the Lender is a payee on any check representing insurance proceeds with respect to any casualty, the Borrower will immediately endorse, and cause all such third parties to endorse, such check payable to the order of the Lender.

In connection with any restoration: (a) if the Net Proceeds are less than the Restoration Threshold, and provided no 180 Water Loan Event of Default has occurred and is then continuing, the Net Proceeds will be disbursed by the Lender to the Borrower upon receipt, provided that all of the conditions set out in the immediately following paragraph are met and the Borrower delivers to the Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the restoration in accordance with the terms of the 180 Water Loan Agreement, and (b) If the Net Proceeds are equal to or greater than the Restoration Threshold, the Net Proceeds will be held by the Lender and the Lender will make the Net Proceeds available for the restoration in accordance with the conditions described in the immediately following paragraph.

The Net Proceeds will be made available to the Borrower for restoration upon the determination of the Lender, in its sole discretion, that the following conditions are met: (A) no 180 Water Loan Event of Default has occurred and is continuing; (B) (1) in the event the Net Proceeds are Insurance Proceeds, less than 20% of the total floor area of the improvements on the 180 Water Mortgaged Property has been damaged, destroyed or rendered unusable as a result of such casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than 10% of the land constituting the 180 Water Mortgaged Property is taken, and such land is located along the perimeter or periphery of the 180 Water Mortgaged Property, and no portion of the improvements is located on such land; (C) the Borrower commences the restoration as soon as reasonably practicable (but in no event later than 90 days after such casualty or condemnation, whichever the case may be, occurs) and diligently pursues the same to reasonably

27

satisfactory completion; (D) the Lender is satisfied that any operating deficits, including all scheduled payments of principal and interest under the 180 Water Notes and other carry costs, which will be incurred with respect to the 180 Water Mortgaged Property as a result of the occurrence of any such casualty or condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the rental loss and/or business income interruption insurance, if applicable, or (3) by other funds of the Borrower; (E) the Lender will be reasonably satisfied that the (x) restoration will be completed on or before the earliest to occur of (1) the date 9 months prior to the 180 Water Stated Maturity Date, (2) the date required for such completion under the terms of any lease, (3) such time as may be required under applicable legal requirements or 9 months prior to the expiration of the rental loss and/or business income interruption insurance coverage and (y) the 180 Water Mortgaged Property can be restored to the 180 Water Mortgaged Property’s pre-existing condition and utility as existed immediately prior to such casualty or condemnation; (F) the 180 Water Mortgaged Property and the use thereof after the restoration will be in compliance with and permitted under all applicable legal requirements; (G) the restoration will be done and completed by the Borrower in an expeditious and diligent fashion and in compliance with all applicable legal requirements; (H) such casualty or condemnation, as applicable, does not result in the loss of access to the 180 Water Mortgaged Property or the related improvements for a period in excess of 60 days; (I) the Aggregate Restoration DSCR, after giving effect to the restoration, will be equal to or greater than 1.15x, and after giving effect to the restoration, the Restoration DSCR will be equal to or greater than 2.21x; (J) the aggregate loan to value ratio after giving effect to the restoration will be equal to or less than 80% and the loan to value ratio after giving effect to the restoration will be equal to or less than 80%; (K) the Borrower will deliver, or cause to be delivered, to the Lender a signed detailed budget stating the entire cost of completing the restoration, which budget will be acceptable to the Lender or, if applicable, casualty consultant; and (L) the Net Proceeds together with any cash or cash equivalent deposited by the Borrower with the Lender are sufficient in the Lender’s reasonable discretion to cover the cost of the restoration.

The Net Proceeds will be held by the Lender in the Casualty and Condemnation Account and, until disbursed in accordance with the related provisions of the 180 Water Loan Agreement, will constitute additional security for the debt and other obligations under the 180 Water Loan Documents.

All plans and specifications required in connection with the restoration will be subject to the prior approval of the Lender and, if reasonably required by the Lender, an independent consulting engineer selected by the Lender. All out-of-pocket costs and expenses incurred by the Lender in connection with recovering, holding and advancing the Net Proceeds for the restoration including, without limitation, reasonable attorneys’ fees and disbursements and the independent consulting engineer’s fees and disbursements, will be paid by the Borrower out of the Net Proceeds or to the extent the Net Proceeds are insufficient, by Borrower.

“Aggregate Restoration DSCR” means, as of any date of determination, the ratio of (a) the underwritten net cash flow of the 180 Water Mortgaged Property, based on (x) annualized in place rents or annualized rents under leases that are reasonably expected to remain in place following the completion of such restoration and (y) expenses on a pro forma basis, to (b) an amount equal to the annual aggregate debt service.

“Net Proceeds” means (i) the net amount of all insurance proceeds received by the Lender pursuant the provisions of the 180 Water Loan Agreement concerning insurance policies as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

“Restoration DSCR” means, as of any date of determination, the ratio of (a) the underwritten net cash flow of the 180 Water Mortgaged Property, based on (x) annualized in place rents or annualized rents under leases that are reasonably expected by the Lender to remain in place following the completion of such restoration and (y) expenses on a pro forma basis, to (b) an amount equal to the annual debt service of the 180 Water Whole Loan.

28

Annual Budget

The Borrower is required to submit to the Lender by November 30 of each year, the annual budget for the succeeding fiscal year. The Lender will have the right to approve each annual budget (which approval will not be unreasonably withheld, conditioned or delayed so long as (i) no 180 Water Loan Event of Default has occurred and is then continuing and (ii) no Trigger Period then exists) (such approved annual budget, an “Approved Annual Budget”). Until such time that any annual budget has been approved by the Lender, the prior Approved Annual Budget will apply for all purposes under the 180 Water Loan Agreement (with such adjustments as reasonably determined by the Lender to reflect actual increases in taxes, insurance premiums and utilities expenses). Neither the Borrower nor the Manager will change or modify the annual budget that has been approved by the Lender without the prior written consent of the Lender.

“Material Alteration” means any work, alteration or demolition that (a) is reasonably expected to cost more than $1,000,000 in the aggregate when aggregated with all such alterations performed without Lender’s consent hereunder in any calendar year (the “Alteration Threshold”), (b) could reasonably be expected to have a Material Adverse Effect, and/or (c) will affect any structural component of any improvements, any utility or HVAC system (other than utility and HVAC systems contained in any individual apartment) contained in the Improvements or the exterior of the building on the 180 Water Mortgaged Property; provided, that in no event will any of the following constitute a “Material Alteration”: (i) the Conversion Work, (ii) alterations required pursuant to a lease or lease modification entered into in accordance with the terms of the 180 Water Loan Agreement, (iii) work required in response to or to prevent an emergency risking life, limb, or property, and/or (iv) work performed as part of a restoration of the 180 Water Mortgaged Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of the 180 Water Loan Agreement.

Financial Reporting

Annual Financial Statements

Not later than 85 days after the end of each fiscal year the Borrower is required to deliver to the Lender unaudited financial statements, internally prepared in accordance with the approved accounting standards, covering the 180 Water Mortgaged Property, including a balance sheet as of the end of such year, a statement of revenues and expenses for such year and the fourth quarter thereof, and stating in comparative form the figures for the previous fiscal year and the annual budget for such fiscal year, as well as tenancy vacancy statistics for the 180 Water Mortgaged Property. Such annual financial statements will be accompanied by an officer’s certificate in the form required pursuant to the 180 Water Loan Agreement.

Not later than 120 days after the end of each fiscal year the Borrower is required to deliver to the Lender, audited financial statements certified by an independent accountant in accordance with the approved accounting standards, and, to the extent required under the 180 Water Loan Agreement, the requirements of Regulation AB under the Securities Act and the Exchange Act, as such regulation may be amended from time to time (“Regulation AB”), covering the 180 Water Mortgaged Property, and such audited financial statements will include a balance sheet as of the end of such year and a statement of revenues and expenses for such year and Borrower will also deliver a statement of revenue and expenses stating in comparative form the figures for the previous fiscal year and the annual budget for such fiscal year, as well as tenant vacancy statistics for the 180 Water Mortgaged Property. Such annual financial statements will be accompanied by an officer’s certificate in the form required pursuant to the 180 Water Loan Agreement.

Within 30 days of filing, copies of all of Borrower’s federal income tax returns filed.

Quarterly Financial Statements

Not later than 45 days following the end of each fiscal quarter (other than for the fourth fiscal quarter with respect to clause (a) below) (or each calendar month prior to a securitization of the 180 Water Whole

29

Loan), the Borrower is required to deliver to Lender: (a) unaudited financial statements, internally prepared in accordance with the approved accounting standards including a balance sheet, a statement of revenues and expenses for such quarter (or month) and the year to date, and a comparison of the year to date results with (i) the results for the same period of the previous year, and (ii) the annual budget for such period and the fiscal year. Such statements for each quarter (or month) will be accompanied by an officer’s certificate certifying to the best of the signer’s knowledge, (A) that such statements fairly represent the financial condition and results of operations of the Borrower, (B) that as of the date of such officer’s certificate, no 180 Water Loan Event of Default exists under the 180 Water Loan Agreement, the 180 Water Notes or any other 180 Water Loan Documents or, if so, specifying the nature and status of each such 180 Water Loan Event of Default and the action then being taken by the Borrower or proposed to be taken to remedy such 180 Water Loan Event of Default, (C) that as of the date of each officer’s certificate, no litigation exists involving the Borrower or the 180 Water Mortgaged Property in which the amount involved is $750,000 (in the aggregate) or more or in which all or substantially all of the potential liability is not covered by insurance, or, if so, specifying such litigation and the actions being taking in relation thereto and (D) the amount by which actual operating expenses were greater than or less than the operating expenses anticipated in the applicable annual budget. Such financial statements are required to contain such other information as may be reasonably requested by the Lender for purposes of calculations to be made by the Lender pursuant to the terms of the 180 Water Loan Agreement, and (b) a true, correct and complete rent roll for the 180 Water Mortgaged Property, dated as of the immediately preceding month of such fiscal quarter (or month), showing the percentage of gross leasable area of the 180 Water Mortgaged Property, if any, leased as of the last day of the preceding calendar quarter (or month), the current annual rent for the 180 Water Mortgaged Property, the expiration date of each lease, whether to the Borrower’s knowledge any portion of the 180 Water Mortgaged Property has been sublet, and if it has, the name of the subtenant, and such rent roll will be accompanied by an officer’s certificate certifying that such rent roll is true, correct and complete in all material respects as of its date.

Other Reports

Borrower is required to deliver to the Lender, within 15 business days of the receipt thereof by the Borrower, a copy of all written reports prepared by the Manager pursuant to the Management Agreement relating to the 180 Water Mortgaged Property, including, without limitation, the annual budget and any inspection reports.

The Borrower is required to submit to the Lender the financial data and financial statements required in connection with a sale of the 180 Water Whole Loan in a secondary market transaction as set forth in the 180 Water Loan Agreement, if and when available.

Representations and Warranties

The Borrower made the representations and warranties in the 180 Water Loan Agreement set forth in “Exhibit C—Representations and Warranties of the Borrower” as of the 180 Water Loan Origination Date.

SPE Covenants

The Borrower has covenanted under the 180 Water Loan Agreement that it is a special purpose bankruptcy remote entity (a “Special Purpose Bankruptcy Remote Entity”) and that since the date of its formation and at all times on and after the 180 Water Loan Origination Date and until such time as the obligations under the 180 Water Loan Agreement will be paid and performed in full, has complied and will comply with the following representations, warranties and covenants:

(a)             The Borrower (i) has been, is, and will be organized solely for the purpose of acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the 180 Water Mortgaged Property, entering into the 180 Water Loan Agreement and other 180 Water Loan Documents with the Lender, refinancing the 180 Water Mortgaged Property in connection with a permitted repayment of the 180 Water Whole Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, (ii) has not owned, does not own, and will not

30

own any asset or property other than (A) the 180 Water Mortgaged Property, (B) incidental personal property necessary for the ownership or operation of the 180 Water Mortgaged Property and (C) cash and other assets or revenues received from the activities set forth in the foregoing clause (a)(i), and (iii) has been, is, and will be organized for the purpose of investing the equity capital that was contributed to the Borrower by the Sole Member of the Borrower in accordance with this section. No equity capital was raised by the Borrower.

(b)             The Borrower has not engaged and will not engage in any business unrelated to the matters set forth in clause (a) above.

(c)             The Borrower has not and will not enter into any contract or agreement with any Affiliate of the Borrower, except upon terms and conditions that are commercially reasonable, and substantially similar to those that would be available on an arms-length basis with third parties other than any such party.

(d)             The Borrower has not incurred (except for any loan or financing obtained by Borrower prior to the 180 Water Loan Origination date that was secured by all or any portion of the 180 Water Mortgaged Property (the “Prior Loan”), which has been fully repaid and for which Borrower will not have any material continuing liability, actual or contingent (other than contingent liabilities of Borrower with respect to indemnity obligations for potential future liabilities under the Prior Loan documents which pursuant to the terms thereof survive the payment in full of the Prior Loan, but provided that Borrower does not believe that such contingent liabilities are reasonably expected to have a material adverse effect on Borrower), upon the closing of the 180 Water Whole Loan, and in connection with which no recourse whatsoever against any portion of the 180 Water Mortaged Property will be available under any circumstances) and will not incur any indebtedness other than the indebtedness permitted under the 180 Water Loan Agreement.

(e)             The Borrower has not made and will not make any loans or advances (other than Approved Leasing Expenses advanced to tenants under leases) to any third party (including any Affiliate or constituent party), and has not and will not acquire obligations or securities of its Affiliates.

(f)               The Borrower has been, is, and intends to remain solvent and has paid and intends to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its own assets and funds (as distinguished from the funds and assets of another Person); provided that the foregoing will not require any Person to make (or the Borrower to seek) any additional capital contributions, equity infusions or loans to the Borrower and provided there is sufficient net cash flow available to Borrower from the 180 Water Mortgaged Property to do so and Lender permits such cash flow to be applied for such purposes.

(g)             The Borrower has done or caused to be done, and will do, all things necessary to observe all organizational formalities necessary to preserve its separate existence, and has not, will not (i) terminate or fail to comply with the provisions of its organizational documents relating to bankruptcy remoteness or separateness, or (ii) unless (A) the Lender has consented and (B) following a securitization of the 180 Water Whole Loan, the applicable rating agencies have issued a rating agency confirmation, amend, modify or otherwise change its operating agreement or other organizational documents in any material respect.

(h)             (1) The Borrower has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any other person; (2) the Borrower’s assets have not and will not be listed as assets on the financial statement of any other person; it being understood that the Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation will be made on such consolidated financial statements to indicate the separateness of the Borrower and such Affiliates and to indicate that the Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other person, and (ii) such assets will be listed on the Borrower’s own separate balance sheet; and (3) the Borrower will file its own tax returns (to the extent the Borrower is required to file any tax returns) and will not file a consolidated federal income tax return with any other person. The

31

Borrower has maintained and will maintain its books, records, resolutions and agreements in accordance with the 180 Water Loan Agreement.

(i)               The Borrower has been, will be, and at all times has held and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of the Borrower or any constituent party of the Borrower (recognizing that the Borrower may be treated as a “disregarded entity” for tax purposes and, to the extent so treated, is not required to file tax returns for tax purposes under applicable law)), will correct any known misunderstanding regarding its status as a separate entity, will conduct business in its own name, will not identify itself or any of its Affiliates as a division or department or part of the other and will, to the extent reasonably necessary for the operation of its business, maintain and utilize separate stationery, invoices and checks bearing its own name.

(j)               The Borrower has maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided that the foregoing will not require any Person to make (or Borrower to seek) any additional capital contributions equity infusions or loans to Borrower and provided there is sufficient net cash flow available to Borrower from the 180 Water Mortgaged Property to do so and Lender permits such cash flow to be applied for such purpose.

(k)             (x) Neither the Borrower nor any constituent party of the Borrower has sought or will seek or effect the liquidation, dissolution, winding up, division (whether pursuant to Section 18-217 of the Act or otherwise),consolidation or merger, in whole or in part, of the Borrower and (y) Borrower has not been the product of, the subject of or otherwise involved in, in each case, any limited liability division (whether as a plan of division pursuant to Section 18-217 of the Act or otherwise).

(l)               The Borrower has not and will not commingle the funds and other assets of the Borrower with those of any Affiliate or constituent party or any other person, and has held and will hold all of its assets in its own name.

(m)            The Borrower has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person.

(n)             Other than pursuant to the Environmental Indemnity, The Borrower has not and will not assume or guarantee or become obligated for the debts of any other Person and does not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person.

(o)             The organizational documents of the Borrower will provide that the business and affairs of the Borrower will be (A) managed by or under the direction of a board of one or more directors designated by the Borrower’s sole member (the “Sole Member”) or (B) a committee of managers designated by the Sole Member (a “Committee”) or (C) by the Sole Member, and at all times there will be at least 2 duly appointed Independent Directors or Independent Managers. In addition, the organizational documents of the Borrower will provide that no Independent Director or Independent Manager (as applicable) of the Borrower may be removed or replaced without cause and unless the Borrower provides the Lender with not less than 3 business days’ prior written notice of (a) any proposed removal of an Independent Director or Independent Manager (as applicable), together with a statement as to the reasons for such removal, and (b) the identity of the proposed replacement Independent Director or Independent Manager, as applicable, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director or Independent Manager (as applicable).

(p)             The organizational documents of the Borrower will also provide an express acknowledgment that the Lender is an intended third-party beneficiary of the “special purpose” provisions of such organizational documents.

32

(q)             The organizational documents of the Borrower will provide that the board of directors, the Committee or the Sole Member (as applicable) of the Borrower will not take any action which, under the terms of any certificate of formation, limited liability company operating agreement or any voting trust agreement, requires a unanimous vote of the board of directors (or the Committee as applicable) of the Borrower unless at the time of such action there will be (A) at least two members of the board of directors (or the Committee as applicable) who are Independent Directors or Independent Managers, as applicable (and such Independent Directors or Independent Managers, as applicable, have participated in such vote) or (B) if there is no board of directors or Committee, then such Independent Managers will have participated in such vote. The organizational documents of the Borrower will provide that the Borrower will not and the Borrower agrees that it will not, without the unanimous written consent of its board of directors, its Committee or its Sole Member (as applicable), including, or together with, the Independent Directors or Independent Managers (as applicable) (i) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, (ii) seek or consent to the appointment of a receiver, liquidator or any similar official of the Borrower or a substantial part of its business, (iii) take any action that could reasonably be expected to cause such entity to become insolvent, (iv) make an assignment for the benefit of creditors, (v) admit in writing its inability to pay debts generally as they become due (excluding any written statement solely to Lender and any statement legally required in any legal proceeding or discovery request), (vi) declare or effectuate a moratorium on the payment of any obligations, or (vii) take any action in furtherance of the foregoing (except at the request or with the consent of Lender). The Borrower will not take any of the foregoing actions without the unanimous written consent of its board of directors, its Committee or its Sole Member, as applicable, including (or together with) all Independent Directors or Independent Managers, as applicable. In addition, the organizational documents of the Borrower will provide that, when voting with respect to any matters set forth in the immediately preceding sentence of this subparagraph (q), the Independent Directors or Independent Managers (as applicable) will consider only the interests of the Borrower, including its creditors. Without limiting the generality of the foregoing, such documents will expressly provide that, to the greatest extent permitted by law, except for duties to the Borrower(including duties to the members of the Borrower solely to the extent of their respective economic interest in the Borrower and to the Borrower’s creditors as set forth in the immediately preceding sentence), such Independent Directors or Independent Managers (as applicable) will not owe any fiduciary duties to, and will not consider, in acting or otherwise voting on any matter for which their approval is required, the interests of (i) the members of the Borrower, (ii) other Affiliates of the Borrower, or (iii) any group of Affiliates of which the Borrower is a part); provided, however, the foregoing will not eliminate the implied contractual covenant of good faith and fair dealing.

(r)              The organizational documents of the Borrower will provide that, as long as any portion of the obligations remains outstanding, upon the occurrence of any event that causes the Sole Member to cease to be a member of the Borrower (other than (i) upon an assignment by the Sole Member of all of its limited liability company interest in the Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of the Borrower and the 180 Water Loan Documents, or (ii) the resignation of the Sole Member and the admission of an additional member of the Borrower, if permitted pursuant to the organizational documents of the Borrower and the 180 Water Loan Documents), each of the persons acting as an Independent Director or Independent Manager (as applicable) of the Borrower will, without any action of any Person and simultaneously with the Sole Member ceasing to be a member of the Borrower, automatically be admitted as members of the Borrower (in each case, individually, a “Special Member” and collectively, the “Special Members”) and will preserve and continue the existence of the Borrower without dissolution or division. The organizational documents of the Borrower will further provide that for so long as any portion of the obligations under the 180 Water Whole Loan is outstanding, no Special Member may resign or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to the Borrower as a Special Member, and (ii) such successor Special Member has also accepted its appointment as an Independent Director or Independent Manager (as applicable).

(s)             The organizational documents of the Borrower will provide that, as long as any portion of the obligations under the 180 Water Whole Loan remains outstanding, except as expressly permitted

33

pursuant to the terms of the 180 Water Loan Agreement, (i) the Sole Member may not resign, and (ii) no additional member will be admitted to the Borrower.

(t)               The organizational documents of the Borrower will provide that, as long as any portion of the obligations under the 180 Water Whole Loan remains outstanding: (i) the Borrower will be dissolved, and its affairs will be wound up, only upon the first to occur of the following: (A) the termination of the legal existence of the last remaining member of the Borrower or the occurrence of any other event which terminates the continued membership of the last remaining member of the Borrower in the Borrower unless the business of the Borrower is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (as the same may be amended, modified or replaced, the “Act”), or (B) the entry of a decree of judicial dissolution under Section 18-802 of the Act; (ii) upon the occurrence of any event that causes the last remaining member of the Borrower to cease to be a member of the Borrower or that causes the Sole Member to cease to be a member of the Borrower (other than (A) upon an assignment by the Sole Member of all of its limited liability company interest in the Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of the Borrower and the 180 Water Loan Documents, or (B) the resignation of the Sole Member and the admission of an additional member of the Borrower, if permitted pursuant to the organizational documents of the Borrower and the 180 Water Loan Documents), to the fullest extent permitted by law, the personal representative of such last remaining member will be authorized to, and will, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Borrower, agree in writing (I) to continue the existence of the Borrower, and (II) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Borrower, effective as of the occurrence of the event that terminated the continued membership of such member in the Borrower; (iii) the bankruptcy of the Sole Member or a Special Member will not cause such Sole Member or Special Member, respectively, to cease to be a member of the Borrower and upon the occurrence of such an event, the business of the Borrower will continue without dissolution; (iv) in the event of the dissolution of the Borrower, the Borrower will conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Borrower in an orderly manner), and the assets of the Borrower will be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; (v) to the fullest extent permitted by law, each of Sole Member and the Special Members will irrevocably waive any right or power that they might have to cause the Borrower or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Borrower, to compel any sale of all or any portion of the assets of the Borrower pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, divisions (whether pursuant to Section 18-217 of the Act or otherwise), liquidation, winding up or termination of the Borrower and (vi) Borrower will be prohibited from effectuating a division (whether pursuant to Section 18-217 of the Act of otherwise).

(u)             The Borrower will conduct its business so that the factual assumptions made with respect to the Borrower in the insolvency opinion will be true and correct in all material respects, subject to the Borrower’s rights to cure in accordance with the 180 Water Loan Agreement. In connection with the foregoing, the Borrower has covenanted and agreed that it will comply with or cause the compliance in all material respects with, (i) all of the facts and factual assumptions (regarding the Borrower or any other Person) set forth in the insolvency opinion, (ii) all of the representations, warranties and covenants concerning Special Purpose Bankruptcy Remote Entity set forth in this section, and (iii) all of the organizational documents of the Borrower relating to separateness or bankruptcy remoteness.

(v)             The Borrower has paid and intends to pay its own liabilities and expenses, including the salaries of its own employees (if any) from its own funds and assets (as distinguished from the funds and assets of another Person), and has maintained and will maintain a sufficient number of employees (if any) in light of its contemplated business operations; provided that the foregoing will not require any Person to make (or Borrower to seek) any additional capital contributions, equity infusions or loans to Borrower and provided there is sufficient net cash flow available to Borrower from the 180 Water Mortaged Property to do so and Lender permits such cash flow to be applied for such purposes.

34

(w)            The Borrower has not permitted and will not permit any Affiliate or constituent party independent access to its bank accounts other than Manager acting as Borrower’s agent under the Management Agreement.

(x)             The Borrower has compensated and will compensate each of its consultants and agents from its funds for services provided to it and pay from its own funds and assets (as distinguished from the funds and assets of another Person) all obligations of any kind incurred; provided that the foregoing will not require any Person to make (or Borrower to seek) any additional capital contributions, equity infusions or loans to Borrower and provided there is sufficient net cash flow available to Borrower from the 180 Water Mortgaged Property to do so and Lender permits such cash flow to be applied for such purposes.

(y)             The Borrower has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including shared office space.

(z)              Except in connection with the Prior Loan or to Lender in connection with the 180 Water Whole Loan, the Borrower has not pledged and will not pledge its assets for the benefit of any other Person.

(aa)          The Borrower has and will have no obligation to indemnify its officers, directors, members or Special Members, as the case may be, or if the Borrower has such an obligation, that such obligation is fully subordinated to the debt and will not constitute a claim against it if cash flow in excess of the amount required to pay the debt is insufficient to pay such obligation.

(bb)          The Borrower has not, does not, and will not have any of its obligations guaranteed by an Affiliate (other than in connection with the Prior Loan or from the Guarantor under the Recourse Guaranty, the Completion Guaranty, the Operating Shortfall Guaranty and the Environmental Indemnity with respect to the 180 Water Whole Loan).

“Independent Director” or “Independent Manager” means a natural person selected by the Borrower (a) with prior experience as an independent director, independent manager or independent member, (b) with at least 3 years of employment experience, (c) who is provided by a nationally recognized service company in accordance with the 180 Water Loan Agreement, (d) who is duly appointed as an Independent Director or Independent Manager and is not, will not be while serving as Independent Director or Independent Manager (except pursuant to an express provision in the Borrower’s operating agreement providing for the appointment of such Independent Director or Independent Manager to become a “special member” upon the last remaining member of the Borrower ceasing to be a member of the Borrower) and will not have been at any time during the preceding 5 years, any of the following: (i) a stockholder, director (other than as an Independent Director), officer, employee, partner, attorney or counsel of the Borrower, any Affiliate of the Borrower or any direct or indirect parent of the Borrower; (ii) a customer, supplier or other person who derives any of its purchases or revenues from its activities with the Borrower or any Affiliate of the Borrower; (iii) a person or other entity Controlling or under Common Control with any such stockholder, partner, customer, supplier or other person described in subparagraph (i) or subparagraph (ii) above; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other person described in subparagraph (i) or subparagraph (ii) above. A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (i) by reason of being the Independent Director or Independent Manager of a “special purpose entity” affiliated with the Borrower will be qualified to serve as an Independent Director or Independent Manager of the Borrower, provided that the fees that such individual earns from serving as Independent Director or Independent Manager of affiliates of the Borrower in any given year constitute in the aggregate less than 5% of such individual's annual income for that year. A natural person who satisfies the foregoing definition other than subparagraph (ii) will not be disqualified from serving as an Independent Director or Independent Manager of the Borrower if such individual is an independent director, independent manager or special manager provided by a nationally recognized service company that provides professional independent directors, independent managers and special managers and also provides other corporate services in the ordinary course of its business.

35

Other Covenants of the Borrower

The Borrower is required to comply with certain covenants including, without limitation, to comply with in all material respects, and cause the 180 Water Mortgaged Property to be operated in compliance with all legal requirements and to maintain the insurance coverages required by the 180 Water Loan Agreement. In addition, the Borrower is required to cause the 180 Water Mortgaged Property to be maintained (or cause tenants to maintain) in good and safe condition and repair and will not remove, demolish or alter the improvements or equipment (except for (i) alterations performed in accordance with the 180 Water Loan Agreement and (ii) normal replacement of equipment with equipment of equivalent value and functionality.

The Borrower is required to give the Lender prompt notice of: (i) the occurrence of any 180 Water Loan Event of Default of which the Borrower has knowledge and (ii) any litigation or governmental proceedings pending or, to the Borrower’s knowledge, threatened in writing against the 180 Water Mortgaged Property or any Borrower Party relating to Borrower Party which might be reasonably be expected to result in a Material Adverse Effect.

180 Water Loan Events of Default

Events of default under the 180 Water Loan Documents (each, a “180 Water Loan Event of Default”) include, with respect to the 180 Water Whole Loan and the Borrower, the following:

(a)             if (A) the obligations under the 180 Water Loan Documents are not paid in full on the 180 Water Maturity Date, (B) any monthly debt service payment amount is not paid in full on the applicable 180 Water Payment Date (provided, it will not be a 180 Water Loan Event of Default if there are sufficient funds available in the Operating Shortfall Account to pay such monthly debt service payment amount, no other 180 Water Loan Event of Default is then continuing and the Master Servicer or the Special Servicer, as applicable, fails to make such payment in violation of the 180 Water Loan Agreement), (C) any prepayment of principal due under the 180 Water Loan Agreement or the 180 Water Notes is not paid when due, (D) the Prepayment Fee is not paid when due, (E) the Liquidated Damages Amount is not paid when due, or (F) any deposit to the reserve funds required to be made under the 180 Water Loan Agreement is not made on the required deposit date therefor;

(b)             if any other amount payable pursuant to the 180 Water Loan Agreement, the 180 Water Notes or any other 180 Water Loan Documents (other than as set forth in the foregoing subparagraph (a)) is not paid in full when due and payable in accordance with the provisions of the applicable 180 Water Loan Document, with such failure continuing for 10 business days after the Lender delivers written notice thereof to Borrower;

(c)             oversubject to Borrower’s right to contest taxes or other charges as set forth in the 180 Water Loan Agreement, if any of the taxes or other charges are not paid prior to delinquency and such failure continues for 5 business days after notice from Lender from Borrower (provided that it will not be a 180 Water Loan Event of Default if such delinquent taxes are real estate taxes and there are sufficient funds in the Tax Account to pay such amounts when due, no other 180 Water Loan Event of Default is then continuing and the Master Servicer or the Special Servicer, as applicable, fails to make such payment in violation of the 180 Water Loan Agreement;

(d)             if the policies are not (A) delivered to the Lender within five business days of the Lender’s written request and (B) kept in full force and effect, each in accordance with the terms and conditions of the 180 Water Loan Agreement (provided, it will not be a 180 Water Loan Event of Default if there are sufficient funds available in the Insurance Account to pay the premiums for such Policies, no other 180 Water Loan Event of Default is then continuing and the Master Servicer or the Special Servicer, as applicable, fails to make such payment in violation of the 180 Water Loan Agreement);

(e)             a transfer other than a Permitted Transfer occurs without Lender’s prior written consent; provided, however, such transfer will not be a 180 Water Loan Event of Default under this clause (v) if such transfer was not a Permitted Transfer solely as the result of Borrower’s unintentional

36

failure to satisfy a notice requirement and Borrower satisfies such notice requirement within five (5) business days of such failure;

(f)               if any representation or warranty made by any Borrower Party in the 180 Water Loan Agreement or in any other 180 Water Loan Documents, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender was false or misleading in any material respect as of the date such representation was made except to the extent that (i) such misrepresentation was not intentional or otherwise known to such Borrower Party to be false or misleading when made, (ii) Borrower cures the underlying facts and/or circumstances causing such misrepresentation in such a way that makes make such representation true and correct, and (iii) such misrepresentation can be cured and is diligently and expeditiously cured (provided, that to the extent such cure is (A) monetary in nature, such cure must be completed within five (5) business days, and (B) nonmonetary in nature, such cure must be commenced within five (5) business days, diligently pursued, and completed within thirty (30) days);

(g)             if any Borrower Party makes an assignment for the benefit of creditors;

(h)             if a receiver, liquidator or trustee is appointed for any Borrower Party or if any Borrower Party is adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, is filed by or against, consented to, or acquiesced in by, any Borrower Party, or if any proceeding for the dissolution or liquidation of any Borrower Party is instituted, or if any Borrower Party is substantively consolidated with any other Person; provided, however, if such appointment, adjudication, petition, proceeding or consolidation was involuntary and not consented to, acquiesced in or solicited by any Borrower Party, upon the same not being discharged, stayed or dismissed within 90 days following its filing;

(i)               if the Borrower attempts to assign its rights under the 180 Water Loan Agreement or any of the other 180 Water Loan Documents or any interest in the 180 Water Loan Agreement or 180 Water Loan Documents in contravention of the 180 Water Loan Documents;

(j)               if any of the assumptions (other than those relating to the Lender) contained in the insolvency opinion, or in any other non-consolidation opinion delivered to Lender in connection with the 180 Water Whole Loan, or in any other non-consolidation opinion delivered subsequent to the closing of the 180 Water Whole Loan, is or will become untrue in any material respect; and Borrower does not, within thirty (30) days of the earlier of notice from Lender or from Borrower becoming aware of any such assumption becoming untrue in any material respect, cure such breach and deliver to Lender a new substantive no consolidation opinion or an update from the law firm that delivered the most recent substantive non-consolidation opinion to the effect that such untrue assumption does not negate or impair the substantive non-consolidation opinion previously delivered to Lender;

(k)             a breach of the “special purpose” covenants set forth in the 180 Water Loan Agreement; provided, such breach will not constitute a 180 Water Loan Event of Default if the breach is unintentional and exists due to circumstances or conditions which are capable of being cured within thirty (30) days and Borrower, within thirty (30) days of the earlier of notice from Lender or from Borrower becoming aware of any such breach, cures such breach and delivers to Lender a new substantive non-consolidation opinion or an update from the law firm that delivered the most recent substantive non-consolidation opinion to the effect that such breach does not negate or impair the substantive non-consolidation opinion previously delivered to Lender;

(l)               a breach of the “ERISA” or “dissolution” covenants set forth in the 180 Water Loan Agreement;

(m)            if the Borrower is in default under any mortgage or security agreement covering any part of the 180 Water Mortgaged Property whether it be superior, pari passu or junior in lien to the mortgage;

37

(n)             subject to the Borrower’s right to contest in accordance with the 180 Water Loan Agreement, if the 180 Water Mortgaged Property becomes subject to any mechanic’s, materialman’s or other lien except a 180 Water Permitted Encumbrance or a lien for taxes not then due and payable;

(o)             the alteration, improvement, demolition or removal of any of the improvements without the prior consent of the Lender, other than in accordance with the 180 Water Loan Agreement;

(p)             if, without the Lender’s prior written consent, (i) the Management Agreement is terminated, (ii) the ownership, management or control of any Affiliate Manager is transferred, (iii) there is a material change in the Management Agreement or (iv) if there is a material default by Borrower under the Management Agreement beyond any applicable notice or grace period;

(q)             if Borrower or any Person owning a direct or indirect ownership interest in Borrower will be convicted of a Patriot Act Offense by a court of competent jurisdiction;

(r)              if the Borrower breaches any covenant regarding financial reporting; provided, however, that with respect to any breach other than the annual financial report covenant, such breach will not constitute a 180 Water Loan Event of Default if such breach is cured within 5 business days after notice from Lender to Borrower;

(s)             if the Conversion Work is not substantially completed by Borrower on or before October 18, 2020, subject to Force Majeure in accordance with the 180 Water Loan Agreement;

(t)               if there is a default under any of the other 180 Water Loan Documents beyond any applicable cure periods contained in such 180 Water Loan Document, whether as to any Borrower Party or the 180 Water Mortgaged Property, or if any other such event occurs or condition exists, if the effect of such event or condition is to accelerate the maturity of any portion of the obligations under the 180 Water Loan Documents or to permit the Lender to accelerate the maturity of all or any portion of the obligations under the 180 Water Loan Documents;

(u)             the Guarantor breaches any of the Guarantor financial covenants;

(v)             if Borrower fails to establish a new Clearing Account and enter into a new clearing account agreement in accordance with the 180 Water Loan Agreement on or prior to the termination of any existing Clearing Account Agreement; or

(w)            if any Borrower Party continues to be in default under any of the other terms, covenants or conditions of the 180 Water Loan Agreement or any other 180 Water Loan Documents not specified in subparagraphs (a) to (w) above, and such default continues for 10 days after notice to the Borrower from the Lender, in the case of any such default which can be cured by the payment of a sum of money, or for 30 days after notice to the Borrower from the Lender in the case of any other such default; provided, however, that if such non-monetary default is susceptible of cure but cannot reasonably be cured within such 30-day period, and provided further that the Borrower and/or the Guarantor has commenced to cure such default within such 30-day period will and thereafter diligently and expeditiously proceed to cure the same, such 30-day period will be extended for such time as is reasonably necessary for the Borrower and/or the Guarantor in the exercise of due diligence to cure such default, such additional period not to exceed 90 days.

Upon the occurrence of and during the continuance of a 180 Water Loan Event of Default (other than a 180 Water Loan Event of Default described in subparagraphs (g), (h) or (i) above) and at any time thereafter, the Lender may, in addition to any other rights or remedies available to it pursuant to the 180 Water Loan Agreement and the other 180 Water Loan Documents or at law or in equity, take such action, without notice or demand, that the Lender deems advisable to protect and enforce its rights against the Borrower and in and to the 180 Water Mortgaged Property, including declaring the obligations under the 180 Water Loan Agreement to be immediately due and payable, and the Lender may enforce or avail itself of any or all rights or remedies provided in the 180 Water Loan Documents against the Borrower and the 180 Water Mortgaged Property, including all rights or remedies available at law or in equity; and

38

upon any 180 Water Loan Event of Default described in subparagraphs (g), (h) or (i) above, the obligations of the Borrower under the 180 Water Loan Agreement and under the other 180 Water Loan Documents will immediately and automatically become due and payable in full, without notice or demand.

If the Borrower fails to perform any covenant or obligation contained in the 180 Water Loan Agreement and such failure continues for a period of 10 business days after the Borrower’s receipt of written notice thereof from the Lender or the Lender may, but will have no obligation to, perform, or cause the performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of the Lender incurred or paid in connection therewith will be payable by the Borrower to the Lender upon demand and if not paid will be added to the obligations under the 180 Water Loan Documents (and to the extent permitted under applicable laws, secured by the mortgage and the other 180 Water Loan Documents) and will bear interest thereafter at the 180 Water Default Rate.

Environmental Indemnity

The Borrower and the Guarantor (collectively, “Indemnitors”) have entered into an environmental indemnity agreement (the “Environmental Indemnity Agreement”) for the benefit of the Lender. Under the Environmental Indemnity Agreement, the Indemnitors have agreed, at their sole cost and expense, to protect, defend, indemnify, release and hold harmless the Lender and other indemnified parties (including the Master Servicer, the Special Servicer and the Trustee) (collectively, the “Environmental Indemnitee”) from and against any and all Losses directly or indirectly arising out of or in any way relating to any one or more of the following:

(a)             any presence of any Hazardous Substances, in, on, above, under or from the 180 Water Mortgaged Property;

(b)             any past, present or threatened Release of Hazardous Substances in, on, above, under or from the 180 Water Mortgaged Property;

(c)             any activity by any person in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other Release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from the 180 Water Mortgaged Property of any Hazardous Substances at any time located in, under, on or above the 180 Water Mortgaged Property;

(d)             any activity by any person in connection with any actual or proposed remediation of any Hazardous Substances at any time located in, under, on or above the 180 Water Mortgaged Property , whether or not such remediation is voluntary or pursuant to court or administrative order, including, but not limited to, any removal, remedial or corrective action;

(e)             any past, present or threatened non-compliance or violation of any Environmental Law (or of any permit issued pursuant to any Environmental Law) in connection with the 180 Water Mortgaged Property or operations thereon, including, but not limited to, any failure by the Borrower or any person who or which is an affiliate the Borrower or the Guarantor, and/or any owner, tenant or other user of the 180 Water Mortgaged Property to comply with any order of any governmental authority in connection with any Environmental Laws;

(f)               the imposition, recording or filing or the threatened imposition, recording or filing of any liens and other encumbrances imposed pursuant to any Environmental Law encumbering the 180 Water Mortgaged Property;

(g)             any administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in the Environmental Indemnity Agreement;

(h)             the failure of Borrower to promptly commence and diligently perform to completion all environmental remediation work required under all legal requirements;

39

(i)              any past, present or threatened injury to, destruction of, or loss of natural resources in any way connected with the 180 Water Mortgaged Property, including without limitation costs to investigate and assess such injury, destruction or loss;

(j)              any acts of any person in arranging for the disposal or treatment, or arranging with a transporter for transport for the disposal or treatment, of Hazardous Substances relating to or existing on the 180 Water Mortgaged Property at any facility or incineration vessel containing such Hazardous Substances;

(k)             any acts of any person in accepting any Hazardous Substances relating to or existing on the 180 Water Mortgaged Property transport to disposal or treatment facilities, incineration vessels or sites from which there is a Release or a threatened release of any Hazardous Substance which causes the incurrence of costs for remediation;

(l)               any personal injury, wrongful death or property damage in connection with a violation of Environmental Law or as a result of the presence of Release of Hazardous Substances at or from the 180 Water Mortaged Property and arising under any statutory or common law or tort law theory, including, but not limited to, damages assessed for private or the maintenance of public nuisance or for the conducting of an abnormally dangerous activity on or near the 180 Water Mortgaged Property;

(m)            any misrepresentation or inaccuracy in any representation or warranty or material breach or failure to perform any covenants or other obligations pursuant to the Environmental Indemnity Agreement; and/or

(n)             the enforcement of the Environmental Indemnity Agreement; provided, however, the Borrower and the Guarantor will not be required to indemnify Environmental Indemnitee for any Losses incurred by any of the Borrower or the Guarantor to the extent solely arising out of (x) the existence or presence of Hazardous Substances or violations of Environmental Law first coming into existence at the 180 Water Mortgaged Property after any of the Environmental Indemnitees have taken title to, possession and control of the 180 Water Mortgaged Property, whether pursuant to a foreclosure sale or assignment in lieu of foreclosure, provided that the same will not have resulted from an action or inaction of any Borrower Related Party or (y) the gross negligence, illegal acts, fraud or willful misconduct of any Environmental Indemnitee to the extent that the Borrower and the Guarantor establish that such losses resulted solely from such illegal acts, gross negligence, fraud or willful misconduct of any Indemnified Party.

Notwithstanding the foregoing provisions of the Environmental Indemnity Agreement, however, the Indemnitors will not be obligated to indemnify any Environmental Indemnitee under the Environmental Indemnity Agreement with respect to the existence or presence of Hazardous Substances first coming into existence at the 180 Water Mortgaged Property after the Senior Mezzanine Lender or its designee or nominee has taken title to, possession and control of the direct and/or indirect ownership interests in the Borrower and/or Holdings after an enforcement action under the Senior Mezzanine Loan, provided that such limitation of liability will not apply (I) to the extent that any Borrower Related Party (other than after an enforcement action under the Senior Mezzanine Loan, the Borrower or Holdings) cooperates with any such enforcement action that does not comply with the terms of the Intercreditor Agreement, (II) if the applicable enforcement action under the Senior Mezzanine Loan is rescinded, declared void or otherwise unwound in whole or in part, or (III) to the extent any such liability arises as a result of acts of a Borrower Related Party (other than after a enforcement action under the Senior Mezzanine Loan, Borrower or Holdings).

Notwithstanding the foregoing, in the event (i) the 180 Water Mortgage Loan is paid in full in the ordinary course, (ii) the Indemnitors, at their sole cost and expense, deliver to the lender a then-current (dated after the date the Loan is repaid) Phase I environmental site assessment of the 180 Water Mortgaged Property in form and substance reasonably satisfactory to the lender and prepared by a qualified environmental consultant chosen or approved by the lender in its reasonable discretion (and a follow up Phase II environmental report if required by the Phase I) and such other information or investigations as the lender may reasonably require, which (x) concludes that (A) there is no evidence

40

that the 180 Water Mortgaged Property is in non-compliance with or violation of Environmental Laws (or permits issued pursuant to Environmental Laws) or contains any Hazardous Substances, and (B) the 180 Water Mortgaged Property is not subject to any significant risk of contamination from any off site Hazardous Substances, (y) concludes that the 180 Water Mortgaged Property is not otherwise in violation of the representations, warranties, and covenants set forth in the Environmental Indemnity Agreement and the other 180 Water Loan Documents, as determined by the lender, in its reasonable discretion, and (z) discloses no liens under Environmental Law encumbering the 180 Water Mortgaged Property or pending administrative processes or proceedings or judicial proceedings concerning any environmental matter addressed in the Environmental Indemnity Agreement, (iii) no 180 Water Loan Event of Default exists and is continuing under the Environmental Indemnity Agreement or in any of the other 180 Water Loan Documents, (iv) there are no outstanding claim for indemnification or outstanding request for defense made by Indemnitee under the Environmental Indemnity Agreement, and (v) the lender has not exercised any of its remedies under the 180 Water Loan Documents to obtain an entry of a judgment of foreclosure, exercise any power of sale or auction, or delivery of a deed in lieu of foreclosure of the related mortgage, the Indemnitors will be released from their obligations set forth in the Environmental Indemnity Agreement for any claims that have not been asserted on or prior to the second anniversary of the date on which each of the conditions set forth in clauses (i)-(v) above are satisfied.

“Environmental Laws” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and guidance, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances, relating to actual or threatened danger to human health or the environment and then applicable, as further described in the Environmental Indemnity Agreement.

“Hazardous Substances” means any and all substances (whether solid, liquid or gas) defined, listed or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, caustic, radioactive, reactive, explosive, carcinogenic, nutagenic, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, mycotoxins, microbial matter, airborne pathogens, and compounds containing them (naturally occurring or otherwise), radioactive materials, flammables and explosives (including gasoline, diesel fuel, oil and lead-based paint) and mold, unless otherwise in compliance with all Environmental Laws, as further described in the 180 Water Loan Agreement.

“Losses” means any actual losses, damages (excluding punitive damages), costs, fees (including, without limitation, the reasonable fees of outside counsel, engineers, environmental consultants and other professionals), expenses, claims, suits, judgments, awards, liabilities (including, but not limited to, strict liabilities, but excluding consequential damages), obligations, debts, demonstrable diminutions in value, fines, penalties, charges, costs of remediation (whether or not performed voluntarily), amounts paid in settlement, litigation costs, reasonable fees of attorneys, engineers and environmental consultants and reasonably incurred investigation costs (including, but not limited to, costs for sampling, testing and analysis of soil, water, air, building materials and other materials and substances, whether solid, liquid or gas), of whatever kind or nature, and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards.

“Release” means with respect to any Hazardous Substance includes, but is not limited to, any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.

General Indemnity; Expense Reimbursement

The Borrower is required to indemnify, defend and hold harmless the Lender, its Affiliates, successors and assigns, and their respective officers and directors from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, out-of-pocket costs, expenses and disbursements of any kind or nature whatsoever, that may be imposed on, incurred by, or asserted

41

against the Lender in any manner relating to or arising out of (i) any breach by the Borrower of its obligations under the 180 Water Loan Documents, or any material misrepresentation by the Borrower contained in, the 180 Water Loan Agreement or the other 180 Water Loan Documents; (ii) the use or intended use of the proceeds of the 180 Water Whole Loan; (iii) any information provided by or on behalf of the Borrower, or contained in any documentation approved by the Borrower; (iv) ownership of the mortgage, the 180 Water Mortgaged Property or any interest therein, or receipt of any rents or other gross revenue; (v) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the 180 Water Mortgaged Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vi) any use, nonuse or condition in, on or about the 180 Water Mortgaged Property or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vii) performance of any labor or services or the furnishing of any materials or other property in respect of the 180 Water Mortgaged Property ; (viii) any failure of the 180 Water Mortgaged Property to comply with any legal requirement; (ix) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any lease or other transaction involving the 180 Water Mortgaged Property or any part thereof, or any liability asserted against the Lender with respect thereto; and (x) the claims of any lessee of any portion of the 180 Water Mortgaged Property or any person acting through or under any lessee or otherwise arising under or as a consequence of any lease; provided, however, that the Borrower will not have any obligation to the Lender under the 180 Water Loan Agreement to the extent that such liabilities described above arise from the gross negligence, illegal acts, fraud or willful misconduct of the Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrower is required to pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all liabilities described above incurred by Lender. This paragraph will not apply with respect to special taxes, other than any special taxes that represent losses, claims, damages, etc. arising from any non-special tax claim.

Except as otherwise expressed in the 180 Water Loan Agreement or in any of the other 180 Water Loan Documents, the Borrower is required to reimburse the Lender, its Affiliates, successors and assigns for all actual out-of-pocket costs and expenses (including reasonable out-of-pocket attorneys’ fees and disbursements) incurred by the Lender in connection with (i) the Borrower’s ongoing performance of and compliance with the Borrower’s agreements and covenants contained in the 180 Water Loan Agreement and the other 180 Water Loan Documents on its part to be performed or complied with after the 180 Water Loan Origination Date; (ii) the Lender’s ongoing performance of and compliance with all agreements and covenants contained in 180 Water Loan Agreement and the other 180 Water Loan Documents on its part to be performed or complied with after the 180 Water Loan Origination Date; (iii) the negotiation, preparation, execution and delivery of any consents, amendments, waivers or other modifications to the 180 Water Loan Agreement and the other 180 Water Loan Documents and any other documents or matters requested by the Borrower; (iv) filing and recording of any 180 Water Loan Documents; (v) title insurance, surveys, inspections and appraisals; (vi) the creation, perfection or protection of the Lender’s liens in the 180 Water Mortgaged Property and the accounts (including out-of-pocket fees and expenses for title and lien searches, intangibles taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and the Lender’s casualty consultant, surveys and engineering reports); (vii) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting the Borrower, the 180 Water Loan Documents, the 180 Water Mortgaged Property, or any other security given for the 180 Water Whole Loan; (viii) fees charged by the Master Servicer or the Special Servicer, as applicable, (except to the extent expressly set forth in the 180 Water Loan Agreement or, if a securitization has occurred, the rating agencies in connection with the 180 Water Whole Loan or any modification thereof; and (ix) enforcing any obligations of or collecting any payments due from the Borrower under the 180 Water Loan Agreement, the other 180 Water Loan Documents or with respect to the 180 Water Mortgaged Property or in connection with any refinancing or restructuring of the credit arrangements provided under the 180 Water Loan Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings (including fees and expenses for title and lien searches, intangible taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and the Lender’s casualty consultant, surveys and engineering reports);

42

provided, however, that the Borrower will not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of the Lender.

Governing Law

The 180 Water Loan Documents are governed by the laws of the State of New York, other than any action in respect of the creation, perfection or enforcement of a lien or security interest created pursuant to any of the 180 Water Loan Documents not governed by the laws of the State of New York.

43

Description of the 180 Water Mezzanine Loan

The following is a summary of the principal provisions of the Mezzanine Loan. This summary does not purport to be complete and is qualified in its entirety by reference to the Mezzanine Loan Agreement, dated as of the Origination Date (as amended from time to time, the “Mezzanine Loan Agreement”) between the Mezzanine Borrower and the Mezzanine Lender and the other documents executed by the Mezzanine Borrower and the other parties in connection with the Mezzanine Loan (as amended from time to time, the “Mezzanine Loan Documents”).

General

A mezzanine loan in the original principal amount of $100,000,000 (the “Mezzanine Loan”) was made on the Origination Date by DBNY (in such capacity, the “Mezzanine Lender”) to 180 Water Mezz 1 LLC (the “Mezzanine Borrower”), pursuant to the Mezzanine Loan Agreement.

The Mezzanine Borrower has pledged 100% of its direct ownership interests in 180 Water Mortgage Holdings, LLC, (“Holdings”) and Holdings has pledged 100% of its direct ownership interests in the Mortgage Borrower, to secure the Mezzanine Loan (collectively, the “Loan Equity Collateral”). The relative rights of the Lender and the Mezzanine Lender will be governed by the Intercreditor Agreement, expected to be dated as of November 20, 2019, among the Lender and the Mezzanine Lender (the “Mezzanine Intercreditor Agreement”).

Payment on the Mezzanine Loan

Payments on the Mezzanine Loan are required to be made on each Monthly Payment Date until and including the initial maturity date occurring on November 6, 2024 (the “Initial Mezzanine Maturity Date”). The “Mezzanine Maturity Date” will be the Initial Mezzanine Maturity Date, or such earlier date as may result from prepayment or acceleration of the Mezzanine Loan as described below and otherwise pursuant to the Mezzanine Loan Agreement.

On the Origination Date, the Mezzanine Borrower made a payment to the Mezzanine Lender of interest only at a per annum rate of 8.30% for the initial Mezzanine Loan Interest Accrual Period; provided, if the Property achieves an aggregate debt yield of at least 6.50%, then commencing on the first day of the immediately succeeding interest period and continuing through the remainder of the term, the interest rate shall be 7.80% per annum (the “Mezzanine Interest Rate”). Beginning on December 6, 2019, and on each following Monthly Payment Date until the Mezzanine Maturity Date, the Mezzanine Borrower will be required to pay the Mezzanine Lender an amount equal to the Mezzanine Monthly Debt Service Payment Amount. On the Mezzanine Maturity Date, the Mezzanine Borrower will be required to pay the Mezzanine Lender an amount equal to the outstanding principal balance of the Mezzanine Loan, all interest which has accrued or would accrued through and including the last day of the Mezzanine Loan Interest Accrual Period in which the Mezzanine Maturity Date occurs, and all other amounts due under the Mezzanine Loan Agreement and other Mezzanine Loan Documents.

“Mezzanine Loan Interest Accrual Period” means, with respect to (i) any Monthly Payment Date, the period commencing on the sixth day of each calendar month and terminating on the fifth day of the next occurring calendar month and (ii) the initial Mezzanine Loan Interest Accrual Period, the period beginning on the Origination Date and ending on November 5, 2019.

“Mezzanine Monthly Debt Service Payment Amount” means, with respect to the Mezzanine Loan on each Monthly Payment Date, the sum of (a) the amount of interest which accrues on the outstanding principal balance of the Mezzanine Loan in the related Mezzanine Loan Interest Accrual Period immediately preceding such Monthly Payment Date, calculated by multiplying (i) the actual number of days elapsed in the period for which the calculation is being made by (ii) a daily rate based on a 360 day year by (iii) the outstanding principal balance of the Mezzanine Loan.

44

Mezzanine Loan Prepayment

Except as described under this “—Mezzanine Loan Prepayment”, the Mezzanine Borrower will not be permitted to prepay the Mezzanine Loan.

Voluntary Prepayments

The Mezzanine Borrower may prepay the Mezzanine Loan in whole (but not in part) on any Business Day on or after the Monthly Payment Date in November 2021 (“Prepayment Lockout Expiration Date”) on not less than thirty days prior notice to the Mezzanine Lender. Any such prepayment will require the payment of the Prepayment Fee, and also be required to be accompanied by (a) all unpaid interest on the Outstanding Principal Balance prepaid plus, if the prepayment date is not a Monthly Payment Date, all interest accruing for the full Interest Period in which the prepayment date falls and (b) all other sums due and payable under the Mezzanine Loan Agreement and other Mezzanine Loan Documents.

Open Prepayments

Mezzanine Borrower may prepay the entire principal balance of the Mezzanine Loan and any other amounts outstanding under the Mezzanine Loan Agreement, or any of the other Mezzanine Loan Documents, on any Business Day on or after August 6, 2024 (“Mezzanine Loan Open Prepayment Date”), on not less than thirty days prior notice to the Mezzanine Lender. Any such prepayment will not require the payment of the Prepayment Fee or any prepayment premium, penalty or fee. If such prepayment is not made on a Monthly Payment Date, Mezzanine Borrower shall also pay interest that would have accrued on the principal balance of the Mezzanine Loan to, but not including, the next Monthly Payment Date.

Mandatory Prepayments

In the event of (i) any casualty or condemnation to the Mortgaged Property (or any material portion of the Mortgaged Property), (ii) a transfer of the Mortgaged Property following a Mortgage Loan Default (as defined in the Mezzanine Loan Agreement), (iii) a refinancing of the Mortgaged Property or the Mortgage Loan, or (iv) the receipt by the Mortgage Borrower of any excess proceeds realized under the Mortgage Borrower’s title insurance policy after application of such proceeds to cure any title defect if no Mezzanine Loan Event of Default exists and Mezzanine Lender reasonably determines that such title defected can be cured (each, a “Liquidation Event”), any net proceeds remaining after certain debt service applications will be applied by the Mezzanine Lender to prepay the outstanding principal balance of the Mezzanine Loan, together with the payment of any applicable Prepayment Fee and Liquidated Damages Amount (except in connection with a casualty or condemnation or clause (iv) above). In the event that such prepayment is made on a date other than a Monthly Payment Date, Mezzanine Borrower shall pay to Mezzanine Lender simultaneously with such prepayment interest that would have accrued on the principal prepaid to, but not including, the next Monthly Payment Date. If any mandatory prepayment received by Mezzanine Lender is made on any date other than a Monthly Payment Date, then such payment amount shall be held by Mezzanine Lender and applied on the next Monthly Payment Date.

“Prepayment Fee” means an amount equal to (i) two percent (2%) of the amount of the Outstanding Principal Balance being repaid on any Repayment Date occurring from and after the Closing Date through but excluding the Monthly Payment Date occurring in November, 2023, (b) one percent (1%) of the amount of the Outstanding Principal Balance being repaid on any Repayment

Date occurring on or after the Monthly Payment Date occurring in November, 2023 through but excluding the Mezzanine Loan Open Prepayment Date and (c) zero for any Repayment Date occurring on or after the Mezzanine Loan Open Prepayment Date. Notwithstanding the foregoing, Mezzanine Borrower shall have no right to prepay all or any portion of the Loan prior to the Prepayment Lockout Expiration Date.

“Liquidated Damages Amount” means an amount equal to three percent (3%) of the principal amount being repaid.

45

Prepayments After Default

If, during the continuance of any Mezzanine Loan Event of Default, the Mezzanine Borrower prepays the Mezzanine Loan in whole or in part, and such payment is accepted by Mezzanine Lender or is otherwise recovered by Mezzanine Lender, such tender or recovery shall be deemed to be a voluntary prepayment by Mezzanine Borrower in violation of the prohibition against prepayment under the terms of the Mezzanine Loan Agreement, and Mezzanine Borrower shall pay, as part of the debt: (i) all accrued interest calculated at the Default Rate and, if such tender and acceptance is not made on a Monthly Payment Date, interest that would have accrued on the Debt to, but not including, the next Monthly Payment Date, (ii) if payment is made prior to the Mezzanine Loan Open Prepayment Date, an amount equal to the Prepayment Fee and (iii) in the event the payment occurs prior to the Prepayment Lockout Expiration Date, the Liquidated Damages Amount.

Mezzanine Loan Defeasance

Mezzanine Borrower may not defease the Mezzanine Loan and shall not permit Mortgage Borrower to prepay or defease the Mortgage Loan unless in connection with the concurrent prepayment of the Mezzanine Loan in accordance with the Mezzanine Loan Agreement.

Mezzanine Loan Events of Default

With respect to the Mezzanine Loan, each of the following constitutes an event of default under the Mezzanine Loan Documents (each, a “Mezzanine Loan Event of Default”):

(i)    if (A) Mezzanine Borrower’s obligations are not paid in full on the Maturity Date, (B) any Mezzanine Monthly Debt Service Payment Amount is not paid in full on the applicable Monthly Payment Date (provided, it shall not be a Mezzanine Loan Event of Default if there are sufficient funds available in the Operating Shortfall Account to pay such monthly payment, no other Event of Default or Default (each as defined in the “Description of the 180 Water Whole Loan”, see above) is then continuing and Mortgage Lender or the Master Servicer or the Special Servicer, as applicable, (as defined in the “Description of the 180 Water Whole Loan”, see above) fails to make such payment in violation of the Mezzanine Loan Agreement or the Mortgage Loan Agreement), (C) any prepayment of principal due under the Mezzanine Loan Documents is not paid when due, (D) the Prepayment Fee is not paid when due, (E) the Liquidated Damages Amount is not paid when due, (F) if required, any deposit to any reserves is not made on the required deposit date therefor or (G) Mezzanine Borrower fails to directly or indirectly cause Mortgage Borrower to make any deposit into any account as created under the Mortgage Loan Agreement as and when required under the Mortgage Loan Agreement or under the Mezzanine Loan Agreement;

(ii)    if any other amount payable pursuant to the Mezzanine Loan Documents (other than as set forth in the foregoing clause (i)) is not paid in full when due and payable in accordance with the provisions of the applicable Mezzanine Loan Document, with such failure continuing for ten (10) Business Days after Mezzanine Lender delivers written notice thereof to Mezzanine Borrower;

 (iii)    subject to Mezzanine Borrower’s right to contest taxes or other charges, if any of the taxes or other charges are not paid prior to delinquency and such failure continues for five (5) Business Days after notice from Mezzanine Lender to Mezzanine Borrower (provided, it shall not be a Mezzanine Loan Event of Default if such delinquent taxes are real estate taxes and there are sufficient funds available in the Tax Account (as defined in the “Description of the 180 Water Whole Loan” above) to pay such taxes or other charges, no other Event of Default or Default is then continuing and Mortgage Lender or the Master Servicer or the Special Servicer, as applicable, fails to make such payment in violation of the Mezzanine Loan Agreement or the Mortgage Loan Agreement);

46

 (iv)    if the insurance policies are not (A) delivered to Mezzanine Lender within five (5) Business Days of Mezzanine Lender’s written request and (B) kept in full force and effect, each in accordance with the terms and conditions of the Mezzanine Loan Agreement (provided, it shall not be an Event of Default if there are sufficient funds available in the Insurance Account (as defined in the “Description of the 180 Water Whole Loan” above) to pay the premiums for such insurance policies, no other event of Default or Default is then continuing and Mortgage Lender or the Master Servicer or the Special Servicer, as applicable, fails to make such payment in violation of the Mezzanine Loan Agreement or the Mortgage Loan Agreement);

(v)    a transfer other than a permitted transfer occurs without Mezzanine Lender’s prior written consent; provided, however, such transfer shall not be a Mezzanine Loan Event of Default if such transfer was not a permitted transfer solely as the result of Mezzanine Borrower’s unintentional failure to satisfy a notice requirement and Mezzanine Borrower satisfies such notice requirement within five (5) Business Days of such failure;

(vi)    if any representation or warranty made by any of Mezzanine Borrower, Holdings, Mortgage Borrower, or Guarantor ( “Borrower Party”) in the Mezzanine Loan Agreement or in any Mezzanine Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Mezzanine Lender shall have been false or misleading in any material respect as of the date such representation was made except to the extent that (i) such misrepresentation was not intentional or otherwise known to such Borrower Party to be false or misleading when made, (ii) Mezzanine Borrower cures the underlying facts and/or circumstances causing such misrepresentation in such a way that makes such representation true and correct, and (iii) such misrepresentation can be cured and is diligently and expeditiously cured (provided, that to the extent such cure is (A) monetary in nature, such cure must be completed within five (5) Business Days, and (B) non-monetary in nature, such cure must be commenced within five (5) Business Days, diligently pursued, and completed within thirty (30) days);

(vii)    if any Borrower Party makes an assignment for the benefit of creditors;

(viii)    if a receiver, liquidator or trustee shall be appointed for any Borrower Party or if any Borrower Party shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, any Borrower Party, or if any proceeding for the dissolution or liquidation of any Borrower Party shall be instituted, or if any Borrower Party is substantively consolidated with any other person; provided, however, if such appointment, adjudication, petition, proceeding or consolidation was involuntary and not consented to, acquiesced in or solicited by any Borrower Party, upon the same not being discharged, stayed or dismissed within ninety (90) days following its filing;

(ix)    if Mezzanine Borrower attempts to assign its rights under the Mezzanine Loan Agreement or any of the other Mezzanine Loan Documents or any interest in the Mezzanine Loan Agreement or therein in contravention of the Mezzanine Loan Documents;

(x)    if any of the assumptions (other than those relating to the Mezzanine Lender) contained in any insolvency opinion, or in any other non-consolidation opinion delivered to Mezzanine Lender in connection with the Mezzanine Loan, or in any other non-consolidation opinion delivered subsequent to the closing of the Mezzanine Loan, is or shall become untrue in any material respect and Mezzanine Borrower does not, within thirty (30) days of the earlier of notice from Mezzanine Lender or from Mezzanine Borrower becoming aware of any such assumption becoming untrue in any material respect, cure such breach and deliver to Mezzanine Lender a new substantive non-consolidation opinion or an update from the law firm that delivered the most recent substantive non-consolidation opinion to the effect that such untrue assumption does not negate or impair the substantive non-consolidation opinion previously delivered to Mezzanine Lender;

47

(xi)    if at any time any of Mezzanine Borrower, Mortgage Borrower, and Holdings is not a Special Purpose Bankruptcy Remote Entity, provided, such breach shall not constitute a Mezzanine Loan Event of Default if the breach is unintentional and exists due to circumstances or conditions which are capable of being cured within thirty (30) days and Mezzanine Borrower, within thirty (30) days of the earlier of notice from Mezzanine Lender or from Mezzanine Borrower becoming aware of any such breach, cures (or causes Mortgage Borrower or Holdings to cure) such breach and delivers to Mezzanine Lender a new substantive non-consolidation opinion or an update from the law firm that delivered the most recent substantive non-consolidation opinion to the effect that such breach does not negate or impair the substantive non-consolidation opinion previously delivered to Mezzanine Lender;

(xii)    if Mezzanine Borrower takes or permits Mortgage Borrower or Holdings to take any of the following actions: (i) engage in any dissolution, liquidation, consolidation, division (whether pursuant to Section 18-217 of the Act or otherwise) or merger with or into any one or more other business entities, (ii) engage in any business activity not related to the ownership, management, leasing and operation of the Mortgaged Property and the Loan Equity Collateral, (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower, Mortgage Borrower and Holdings except to the extent expressly permitted by the Mezzanine Loan Documents and the Mortgage Loan Documents, or (iv) cause, permit or suffer Mezzanine Borrower, Mortgage Borrower or Holdings to (A) dissolve, divide (whether pursuant to Section 18-217 of the Act or otherwise), wind up or liquidate or take any action, or omit to take any action, as a result of which Borrower, Mortgage Borrower or Holdings would be dissolved, divided (whether pursuant to Section 18-217 of the Act or otherwise), wound up or liquidated in whole or in part, or (B) amend, modify, waive or terminate the certificate of formation or operating agreement of Mezzanine Borrower, Mortgage Borrower or Holdings, in each case without obtaining the prior consent of Mezzanine Lender;

(xiii)    the breach of any of the following covenants: (A) Other than the Building Service 32 BJ Benefit Funds (“Building Service Funds” ) none of Mezzanine Borrower, Mortgage Borrower, Holdings, Guarantor or any ERISA Affiliate shall sponsor, maintain, contribute to, or incur any liability with respect to a plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code without the Mezzanine Lender’s prior written consent, which consent shall not be unreasonably withheld (provided, for the avoidance of doubt, it shall not be unreasonable for Mezzanine Lender to require an amendment to the Mezzanine Loan Agreement containing additional representations, covenants and defaults in connection with such plan as a condition to such consent); (B) Mezzanine Borrower, Mortgage Borrower, Holdings and Guarantor shall maintain and administer each employee benefit plan as defined in Section 3(3) of ERISA in accordance with its terms and applicable legal requirements, except as could not reasonably be expected to have a Material Adverse Effect; (C) Mezzanine Borrower, Mortgage Borrower, Holdings, Guarantor and the ERISA Affiliates shall timely make all required contributions to the Building Service Funds and shall otherwise comply with all of their obligations and responsibilities with respect to the Building Service Funds, and none of Mezzanine Borrower, Mortgage Borrower, Holdings, Guarantor any ERISA Affiliate shall incur any withdrawal liability under ERISA with respect to any multiemployer plan that could reasonably be expected to result in a Material Adverse Effect; (D) none of Mezzanine Borrower, Mortgage Borrower, Holdings or Guarantor shall engage in any transaction which would cause any obligation, or action taken or to be taken, under the Mezzanine Loan Agreement (or the exercise by Mezzanine Lender or any assignee of any of its rights under the Mezzanine Loan Documents) to be a non-exempt (under a statutory or administrative exemption) prohibited transaction under ERISA or Section 4975 of the Code; (E) Borrower shall not permit (and shall not permit Mortgage Borrower or Holdings to permit) (i) the assets of Borrower, Mortgage Borrower, Holdings or Guarantor to become Plan Assets, or (ii) the transactions contemplated by the Mezzanine Loan Agreement to be subject to any law regulating investment of, and fiduciary obligations with respect to, governmental plans; and (F) Mezzanine Borrower shall deliver to Mezzanine Lender such commercially reasonable certifications or other evidence from time to time throughout the term, as requested by Mezzanine Lender in its sole discretion, that the foregoing covenants remain accurate.

48

(xiv)    if Mezzanine Borrower or Mortgage Borrower is in default under any mortgage or security agreement covering any part of the Mortgaged Property or the Loan Equity Collateral whether it be superior, pari passu or junior in lien to the Mortgage or the Pledge Agreement;

(xv)    subject to Mezzanine Borrower’s and Mortgage Borrower’s right to contest, if the Mortgaged Property becomes subject to any mechanic’s, materialman’s or other lien except a permitted encumbrance or a lien for taxes not then due and payable;

(xvi)    the alteration, improvement, demolition or removal of any of the improvements without the prior consent of Mezzanine Lender, other than in accordance with the Mezzanine Loan Agreement;

(xvii)    if, without Mezzanine Lender’s prior written consent, (i) the Management Agreement is terminated, (ii) the ownership, management or control of any affiliate Manager is transferred, (iii) there is a material change in the Management Agreement, or (iv) if there shall be a material default by Mortgage Borrower under the Management Agreement beyond any applicable notice or grace period;

(xviii)    if Mezzanine Borrower, Mortgage Borrower, Holdings or any person owning a direct or indirect ownership interest in Mezzanine Borrower shall be convicted of a Patriot Act Offense by a court of competent jurisdiction;

(xix)    if Mezzanine Borrower breaches any of its financial reporting covenants; provided, however, that with respect to any such breach (other than Mezzanine Borrower’s failure to deliver (or cause Mortgage Borrower to deliver) to Mezzanine Lender not later than eighty-five (85) days after the end of each fiscal year of Mezzanine Borrower’s and Mortgage Borrower’s operations, unaudited financial statements, internally prepared in accordance with the Approved Accounting Standards, covering the Mortgaged Property, including a balance sheet as of the end of such year, a statement of revenues and expenses for such year and the fourth quarter thereof, and stating in comparative form the figures for the previous fiscal year and the annual Budget for such Fiscal Year, as well tenant vacancy statistics for the Mortgaged Property, and copies of all federal income tax returns to be filed), such breach shall not constitute an Mezzanine Loan Event of Default if such breach is cured within five (5) Business Days after notice from Mezzanine Lender to Mortgage Borrower;

(xx)    if the Conversion Work is not substantially completed by Mezzanine Borrower or Mortgage Borrower on or before the October 18, 2020, pursuant to the terms of the Mezzanine Loan Agreement, subject to force majeure in accordance with the Mezzanine Loan Agreement;

(xxi)    if there shall be a default under any of the other Mezzanine Loan Documents beyond any applicable cure periods contained in such Mezzanine Loan Documents, whether as to any Borrower Party or the Mortgaged Property or the Loan Equity Collateral, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Obligations or to permit Mezzanine Lender to accelerate the maturity of all or any portion of the Obligations;

(xxii)    Guarantor breaches any of the Guarantor Financial Covenants;

(xxiii)    if Mezzanine Borrower fails to establish (or cause Mortgage Borrower to establish) a new Clearing Account and enter into a new clearing account agreement pursuant to the terms of the Mortgage Loan Agreement on or prior to the termination of any existing Clearing Account Agreement;

(xxiv)    the occurrence of a Mortgage Loan Default; or

(xxv)    if any Borrower Party shall continue to be in default under any of the other terms, covenants or conditions of the Mezzanine Loan Documents not specified in above, and such

49

default shall continue for ten (10) days after notice to Mezzanine Borrower from Mezzanine Lender, in the case of any such default which can be cured by the payment of a sum of money, or for thirty (30) days after notice to Mezzanine Borrower from Mezzanine Lender in the case of any other such default; provided, however, that if such non-monetary default is susceptible of cure but cannot reasonably be cured within such 30-day period, and provided further that Mezzanine Borrower and/or Guarantor shall have commenced to cure such default within such 30-day period shall and thereafter diligently and expeditiously proceed to cure the same, such 30-day period shall be extended for such time as is reasonably necessary for Mezzanine Borrower and/or Guarantor in the exercise of due diligence to cure such default, such additional period not to exceed ninety (90) days.

(xxvi)    “Mezzanine Material Adverse Effect” means any event or condition that has a material adverse effect on (i) the use, operation, or value of the Property or the Loan Equity Collateral, (ii) the business, profits or financial condition of Mortgage Borrower, Mezzanine Borrower or Holdings (taking into account, in each case, Mezzanine Lender’s basis in the Mortgaged Property or the Loan Equity Collateral), (iii) the ability of Mezzanine Borrower, Mortgage Borrower, Holdings or any Guarantor to perform its respective obligations under the Mezzanine Loan Documents or the Mortgage Loan Documents to which it is a party or (iv) the ability of Mezzanine Lender to enforce Mezzanine Borrower’s or any Guarantor’s respective obligations under the Mezzanine Loan Documents to which it is a party (including by foreclosure of the liens created by the Mezzanine Loan Documents).

Upon the occurrence and during the continuance of a Mezzanine Loan Event of Default (other than a Mezzanine Loan Event of Default described in clauses (vii), (viii) or (ix) above), in addition to any other rights or remedies available to it pursuant to the Mezzanine Loan Agreement and the other Mezzanine Loan Documents or at law or in equity, the Mezzanine Lender may take such action, without notice or demand (and Mezzanine Borrower expressly waives any such notice or demand), that the Mezzanine Lender deems advisable to protect and enforce its rights against the Mezzanine Borrower and in and to the Loan Equity Collateral, including, declaring the Mezzanine Loan to be immediately due and payable, and the Mezzanine Lender may enforce or avail itself of any or all rights or remedies provided in the Mezzanine Loan Documents against the Mezzanine Borrower and the Loan Equity Collateral, including all rights or remedies available at law or in equity; and upon any Mezzanine Loan Event of Default described in clauses (vii), (viii) or (ix) above, the Mezzanine Loan will immediately and automatically become due and payable in full, without notice or demand.

Governing Law

The Mezzanine Loan Documents are governed by the laws of the State of New York, except with respect to the creation, perfection and enforcement of liens and security interests, which are governed by the laws of the states in which the Mortgaged Property is located.

Description of the 180 Water Mezzanine Intercreditor Agreement

General

The relative rights of the Lender and the Mezzanine Lender are governed by the Mezzanine Intercreditor Agreement. The following is a summary of the rights of the Lender under the 180 Water Loan Agreement and the Mezzanine Lender pursuant to the terms of the Mezzanine Intercreditor Agreement.

Modifications, Amendments, etc.

The Lender has the right without the consent of the Mezzanine Lender to enter into any amendment, deferral, extension, modification, increase, renewal, replacement, consolidation, supplement or waiver (but not including any splitting of the Notes or Loan, as applicable, which Lender may do subject to certain limitations set forth in the Mezzanine Intercreditor Agreement) (collectively, a “Modification”) of the 180 Water Whole Loan or the 180 Water Loan Documents, provided that no Modification can:

50

(i)    increase the interest rate, amortization payments or principal amount of the 180 Water Whole Loan (other than increases to the 180 Water Whole Loan indebtedness due to Protective Advances (as defined below) made by the Lender or accrued but unpaid interest);

(ii)    increase in any other material respect any monetary obligations of any Borrower Related Party under the 180 Water Loan Documents;

(iii)    extend or shorten (other than by acceleration with respect to a Loan Event of Default) the scheduled maturity date of the 180 Water Whole Loan;

(iv)    convert or exchange the 180 Water Whole Loan (or any portion or interest in the 180 Water Whole Loan) into or for any equity interest or other indebtedness or subordinate any of the 180 Water Whole Loan (or any portion or interest in the 180 Water Whole Loan) to any other indebtedness of the Borrower or any affiliate of the Borrower;

(v)    waive, amend or modify the provisions limiting encumbrances or transfers of direct or indirect interests in the Borrower or the Mortgaged Property;

(vi)    modify or amend the terms and provisions of the 180 Water Loan Agreement or the Cash Management Agreement with respect to the manner, timing, priority, amounts or method of the application of payments under the 180 Water Loan Documents;

(vii)    cross-default the 180 Water Whole Loan with any other indebtedness, cross collateralize the collateral for the 180 Water Whole Loan with any other indebtedness;

(viii)    modify or amend the definitions of “Trigger Period”, “Low DSCR Period”, “Debt Service”, “Aggregate Debt Service”, “180 Water Debt Service Coverage Ratio”, “180 Water Aggregate Debt Service Coverage Ratio”, “Aggregate Debt Yield”, “Available Cash”, “Underwritten Net Cash Flow”, “Aggregate Loan-to-Value Ratio”, “Operating Expenses”, “Qualified Manager”, “Yield Maintenance Amount”, “Open Prepayment Date”, “Prepayment Fee”, “Zoning Lot Merger and Development Rights Transfer” and “Developer’s Density Rights” (as such terms are defined in the 180 Water Loan Agreement), and any of the terms used within such definitions or the covenants relating thereto, in effect as of the date of the Mezzanine Intercreditor Agreement;

(ix)    obtain any contingent interest, additional interest or so-called “kicker” measured on the basis of the cash flow or appreciation of the Mortgaged Property (or other similar equity participation);

(x)    extend the period during which defeasance or voluntary prepayments are prohibited or during which defeasance or prepayments require the payment of a prepayment fee or premium or yield maintenance charge or increase the amount of any such defeasance or prepayment fee, premium or yield maintenance charge or impose any new defeasance or prepayment fee, premium or yield maintenance charge;

(xi)    release its lien on any portion of the Mortgaged Property, the other Loan Collateral, the leases and rents or any other material portion of the collateral granted under the 180 Water Loan Documents (except as may be required or permitted in accordance with the terms of the 180 Water Loan Documents on the date of the Mezzanine Intercreditor Agreement);

(xii)    impose more restrictive financial covenants on the Borrower or the Guarantor or Third Party Obligor other than those which exist under the 180 Water Loan Documents as of the date of the Mezzanine Intercreditor Agreement;

(xiii)    modify, amend or waive in any material respect any insurance requirements (including any deductibles, limits, qualifications of insurers, terrorism insurance requirements or environmental insurance requirements);

51

(xiv)    release any guarantor under any Guaranty delivered with respect to the Loan except pursuant to and in accordance with the terms of the 180 Water Loan Agreement and acceptance of a guaranty from one or more replacement guarantors in accordance therewith;

(xv)    waive any requirement for an interest rate cap;

(xvi)    amend, waive or modify the terms and provisions relating to the reserve funds or impose any new reserve requirements;

(xvii)    modify, amend or waive any obligation or liability of the Guarantor under the Loan with respect to the Loan debt being recourse to such Guarantor pursuant to and in accordance with the related Guaranty;

(xviii)    impose any new or additional fees not provided for in the 180 Water Loan Documents as of the date of the Mezzanine Intercreditor Agreement;

(xix)    amend the 180 Water Loan Documents to eliminate or restrict any right of the Mezzanine Lender (or any transferee of the interest in the Mezzanine Lender under a transfer permitted under and made in accordance with the Mezzanine Intercreditor Agreement) to foreclose on its Separate Collateral (as defined below) in compliance with the Mezzanine Intercreditor Agreement;

(xx)    modify or amend the terms and provisions of the 180 Water Loan Agreement relating to interest rate protection agreements;

(xxi)    add to the list of Loan Events of Default;

(xxii)    increase the liability of the Guarantor under the 180 Water Loan Documents; or

(xxiii)    modify or amend the terms and provisions of the 180 Water Loan Agreement relating to the zoning lot merger and transfer of development rights); provided, however, that if a Loan Event of Default exists, after the later of (A) the expiration of the applicable Monetary Cure Period or Non-Monetary Cure period (and provided a Continuing Event of Default exists) (each as defined below under “—Cure Rights”) and (B) the date that is 30 days after the Mezzanine Lender has been given notice of a Loan Purchase Option Event.

In no event will the Lender be obligated to obtain the Mezzanine Lender’s consent to a Modification in the case of a work-out or other surrender, compromise, release, renewal, indulgence, restructuring or other modification of or relating to the 180 Water Whole Loan during the continuance of a Loan Event of Default, except that under no conditions will the modifications described in clause (i) (with respect to increased principal amount only), clause (iii) (with respect to shortening (other than by acceleration in respect to a Loan Event of Default) the scheduled maturity date of the 180 Water Whole Loan only), clause (iv), clause (v) (to the extent such modification would limit or prohibit the exercise of remedies and realization upon the Loan Equity Collateral by the Mezzanine Lender or the Mezzanine Loan Pledgee in accordance with the terms of the Mezzanine Intercreditor Agreement or cause such exercise to constitute a Loan Event of Default), clause (ix), clause (x) or clause (xi) be made without the written consent of each of the Lender; and provided, further, that notwithstanding anything to the contrary above, during the continuance of a Loan Event of Default that is caused by a Proceeding of the Borrower, after the later of (x) the expiration of the applicable Non-Monetary Cure Period, as such Non-Monetary Cure Period may be extended pursuant to the Mezzanine Intercreditor Agreement, (and provided that a Loan Event of Default exists) and (y) the date that is 30 days after the Mezzanine Lender has been given notice of a Loan Purchase Option Event (unless the purchase notice has been given to the Lender, in which case the Mezzanine Lender will have 10 days following the date of such purchase notice), the Lender will not be obligated to obtain the Mezzanine Lender’s consent to a Modification set forth in any proposed plan of reorganization including the Borrower in connection with a Proceeding, including, without limitation, in respect of any such plan proposed or voted for by the Lender or in respect of any agreements or documents contemplated by any such plan. In addition and notwithstanding the foregoing provisions, any

52

amounts funded by the Lender under the 180 Water Loan Documents as of the date of the Mezzanine Intercreditor Agreement as a result of (A) the making of any Protective Advances or other advances by the Lender, or (B) interest accruals or accretions (including default interest), in each case, to the extent provided for in the 180 Water Loan Documents, will not be deemed to contravene such provisions of the Mezzanine Intercreditor Agreement.

The Mezzanine Lender will have the right without the consent of the Lender to enter into any amendment, deferral, extension, modification, increase, renewal, replacement, consolidation, supplement or waiver (collectively, a “Mezzanine Loan Modification”) of the Mezzanine Loan or the Mezzanine Loan Documents, provided that no such Mezzanine Loan Modification may:

(i)    increase the interest rate, amortization payments or principal amount of the Mezzanine Loan (other than increases to the Mezzanine Loan indebtedness due to Protective Advances made by Mezzanine Lender);

(ii)    increase in any other material respect any monetary obligations of the Mezzanine Borrower under the Mezzanine Loan Documents;

(iii)    extend or shorten (other than by acceleration in response to a Mezzanine Loan Event of Default) the scheduled maturity date of the Mezzanine Loan (including by accepting a prepayment prior to the scheduled maturity date unless specifically permitted without lender consent pursuant to the terms of the Mezzanine Loan Documents);

(iv)    convert or exchange the Mezzanine Loan into or for any other indebtedness or subordinate any of the Mezzanine Loan to any indebtedness of the Mezzanine Borrower;

(v)    provide for any additional contingent interest, additional interest or so-called “kicker” interest measured on the basis of the cash flow or appreciation of the Mortgaged Property;

(vi)    cross-default the Mezzanine Loan with any other indebtedness;

(vii)    modify or amend the terms and provisions of the Mezzanine Loan Agreement relating to the zoning lot merger and transfer of development rights); or

(viii)    modify or amend the definitions of “Trigger Period”, “Low DSCR Period”, “Debt Service”, “Aggregate Debt Service”, “Aggregate Debt Yield”, “180 Water Debt Service Coverage Ratio”, “180 Water Aggregate Debt Service Coverage Ratio”, “Underwritten Net Cash Flow”, “Operating Expenses”, “Qualified Manager”, “Open Prepayment Date”, “Prepayment Fee”, “Zoning Lot Merger and Development Rights Transfer” and “Developer’s Density Rights” (as such terms are defined in the Mezzanine Loan Agreement).

Notwithstanding anything to the contrary contained in the Mezzanine Intercreditor Agreement, if a Mezzanine Loan Event of Default exists, the Mezzanine Lender will be permitted to modify or amend the Mezzanine Loan Documents in connection with a work-out or other surrender, compromise, release, renewal or modification of the Mezzanine Loan except that under no conditions will modifications described in clause (i) (with respect to increases in principal amounts only), clause (ii), clause (iii) (with respect to shortening the maturity of the Mezzanine Loan only), clause (iv) or clause (v) be made without the written consent of the Lender, unless, with respect to clause (iv), the Conversion Conditions have been satisfied and with respect to clause (v), the Kicker Conditions have been satisfied in which case such modifications in clause (iv) and/or clause (v), as applicable, may be made without the Lender’s consent. In addition and notwithstanding the foregoing, the following do not contravene the terms of the Mezzanine Intercreditor Agreement:

(a)   any amounts funded by the Mezzanine Lender under the Mezzanine Loan Documents as a result of (A) the making of any Protective Advances or other advances by the Mezzanine Lender, or (B) interest accruals or accretions and any compounding thereof (including, without limitation, default interest). Notwithstanding any provision of the 180 Water Loan Documents to the contrary, the

53

Lender agrees that no Mezzanine Loan Modification permitted under the Mezzanine Intercreditor Agreement may in and of itself give rise to a default (or otherwise cause liability to arise) under the 180 Water Loan Documents, and the Lender will not deliver notice of or otherwise declare a default under the 180 Water Loan Documents (or exercise or attempt to exercise any rights or remedies against the Borrower or the Guarantor) solely on the basis of any such permitted Mezzanine Loan Modification;

(b)   to the extent no Loan Event of Default has occurred and is continuing, if a Mezzanine Loan Event of Default has occurred and is continuing, retention by the Mezzanine Lender of (A) interest (including, without limitation, interest at the Mezzanine Default Rate (as defined below)), (B) fees, costs and expenses then due and payable by the Mezzanine Borrower to the Mezzanine Lender, and (C) excess net cash flow that would otherwise be payable to the Borrower and application of such excess net cash flow by the Mezzanine Lender to amounts due under the Mezzanine Loan, as may be determined in Mezzanine Lender’s sole and absolute discretion; and

(c)   accrual of interest on the Mezzanine Loan in accordance with the terms of the Mezzanine Loan Documents following a Continuing Event of Default under the 180 Water Loan Documents or an Event of Default under the Mezzanine Loan Documents.

“Completion Guaranty” means that certain Completion Guaranty dated as of October 18, 2019 and made by Guarantor in favor of Lender, as the same may be further amended, restated, replaced, supplemented or otherwise amended from time to time and any successor or additional or replacement guaranty entered into pursuant to the 180 Water Loan Documents.

“Contingent Obligations” means any contingent indemnification or similar obligations that, pursuant to the terms of the applicable Loan Document giving rise thereto, survive the repayment in full of all other Loan Liabilities or Mezzanine Loan Liabilities.

“Continuing Event of Default” means with respect to the 180 Water Whole Loan and the 180 Water Loan Documents, any Loan Event of Default which has occurred and is continuing for which (a) the Lender has provided notice of such Loan Event of Default to the Mezzanine Lender and any Mezzanine Loan Pledgee in accordance with the Mezzanine Intercreditor Agreement, and (b) the cure periods (if and as applicable) provided to the Mezzanine Lender and its Mezzanine Loan Pledgee (if any) pursuant to the Mezzanine Intercreditor Agreement have expired.

“Controlled Affiliate” means, as to any particular Person, any Person who, directly or indirectly, through one or more intermediaries, has the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Conversion Conditions” means unsecured indebtedness or preferred equity meeting the following criteria and with respect to which the following conditions are satisfied: (i) has a maturity date (or mandatory redemption date) no earlier than the Maturity Date (as the same may be extended in accordance with the terms and conditions of the 180 Water Loan Documents), (ii) a principal amount equal to or less than the principal amount of the Mezzanine Loan plus accrued interest and all other amounts due and unpaid in respect of the Mezzanine Loan being converted, (iii) a current-pay interest rate, or rate of return, as applicable, equal to or less than the interest rate on the Mezzanine Loan being converted, (iv) other economic terms substantially similar to the Mezzanine Loan being converted (other than those that only become payable after the date the Loan Liabilities are no longer outstanding), (v) does not create a lien on the Mortgaged Property or any other collateral for the 180 Water Whole Loan, (vi) is subordinate by its terms to the 180 Water Whole Loan, if requested by the Lender, a replacement intercreditor agreement is entered into on terms substantially similar to those of the Mezzanine Intercreditor Agreement, (vii) if such transaction results in any new party holding more than a 49% (direct or indirect) interest in the Borrower, if requested by the Lender, delivery of an additional insolvency opinion to the Lender with respect to such transaction, (viii) a confirmation is obtained from the Rating Agency that such transaction would not cause the downgrade, withdrawal or qualification of the then current ratings of the Certificates (or, in certain circumstances, consent of the Lender pursuant to the terms of the Mezzanine Intercreditor Agreement), (ix) if, upon the conversion to unsecured indebtedness

54

or preferred equity or any time thereafter, the Mezzanine Lender possess, directly or indirectly, the power to direct or cause the direction of the management or policies of the Borrower, whether through the ability to exercise voting power, by contract or otherwise (as opposed to veto rights in connection with major decisions or one or more isolated exercises of consent or approval rights expressly afforded to the Mezzanine Lender in the Mezzanine Loan Documents, a Realization Event will be deemed to have occurred and the conditions set forth in the Mezzanine Intercreditor Agreement satisfied, including that a Replacement Third Party Obligor (as defined under “—Foreclosure of Separate Collateral” below) delivers to the lender a Replacement Third Party Agreement (as defined under “—Foreclosure of Separate Collateral” below) with respect to each Third Party Agreement (as defined under “—Foreclosure of Separate Collateral” below), prior to and as a condition to, the effectiveness of such conversion.

“Equity Collateral Enforcement Action” means any action or proceeding (other than giving of notices of default and statements of overdue amounts) or other exercise of the Mezzanine Lender’s rights and remedies commenced by the Mezzanine Lender, in law or in equity, or otherwise, in order to realize upon the Loan Equity Collateral (including, without limitation, a conveyance in lieu of foreclosure or other final negotiated settlement in lieu of any such enforcement action).

“Guaranties” means, collectively, the Recourse Guaranty, the Completion Guaranty and the Operating Shortfall Guaranty, and “Guaranty” shall mean any of the foregoing.

“Guaranty Claim” means the exercise of any remedy against Guarantor or any other guarantor pursuant to the guaranty or indemnity granted to Mezzanine Lender as additional support for (and not part of the Equity Collateral securing) the obligations under the Mezzanine Loan Documents.

“Kicker Conditions” means any additional contingent interest, additional interest or so-called “kicker” measured on the basis of the cash flow or appreciation of the Mortgaged Property (or similar equity participation) that (i) is subordinated by its terms to the 180 Water Whole Loan and does not constitute a direct or indirect equity interest in the Borrower (unless all Conversion Conditions are satisfied), (ii) does not become payable or otherwise impose monetary obligations prior to the date that Loan Liabilities, other than Contingent Obligations, are no longer outstanding, and (iii) does not violate applicable law.

“Loan Collateral” means, collectively, the Mortgaged Property and all other collateral securing the 180 Water Whole Loan.

“Loan Liabilities” means, collectively, all of the indebtedness, liabilities and obligations of the Borrower under any Loan Document, including, without limitation (i) the principal amount of, and accrued interest on (including, without limitation, any interest which accrues after the commencement of any Proceeding of the Borrower, whether or not such interest would be allowed in such Proceeding), the 180 Water Whole Loan and (ii) all other indebtedness, obligations and liabilities of the Borrower to the Lender now existing or hereafter incurred, created and arising from or relating to the 180 Water Whole Loan, including, without limitation, any late charges, default interest, prepayment fees or premiums, exit fees, advances, post-petition interest, special servicing, workout and liquidation fees payable to the Master Servicer, the Special Servicer or the Trustee.

“Mezzanine Default Rate” means, with respect to the Mezzanine Loan, a rate per annum equal to the lesser of (i) the maximum rate permitted by applicable law or (ii) 5% above the Mezzanine Interest Rate.

“Mezzanine Loan Liabilities” means, collectively, all of the indebtedness, liabilities and obligations of the Mezzanine Borrower under any Mezzanine Loan Document, including, without limitation (i) the principal amount of, and accrued interest on (including, without limitation, any interest which accrues after the commencement of any Proceeding of the Mezzanine Borrower, whether or not such interest would be allowed in such Proceeding), the Mezzanine Loan and (ii) all other indebtedness, obligations and liabilities of the Mezzanine Borrower to the Mezzanine Lender now existing or hereafter incurred, created and arising from or relating to the 180 Water Whole Loan, including, without limitation, any late charges, default interest, prepayment fees or premiums, exit fees, advances, post-petition interest, special servicing, workout and liquidation fees payable to the Mezzanine Loan Servicer.

55

“Mezzanine Loan Pledgee” means any entity which has extended a credit facility, including, without limitation, credit in the form of a repurchase agreement facility, to the Mezzanine Lender and (i) would otherwise be deemed a qualified transferee or a financial institution whose long-term unsecured debt is rated at least “A” (or the equivalent) or better by the Rating Agency (other than Morningstar) and (ii) which is not the Borrower, Holdings, Mezzanine Borrower or an affiliate of the Borrower, Holdings or the Mezzanine Borrower.

“Operating Shortfall Guaranty” means that certain Operating Shortfall Guaranty dated as of October 18, 2019 and made by Guarantor in favor of Lender, as the same may be further amended, restated, replaced, supplemented or otherwise amended from time to time and any successor or additional or replacement guaranty entered into pursuant to the 180 Water Loan Documents.

“Proceeding” means the commencement, whether voluntary or involuntary, of any case, proceeding or other action by or against the Borrower or the Mezzanine Borrower under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors.

“Protective Advances” means all sums advanced for the purpose of payment of real estate taxes (including special assessments or payments in lieu of real estate taxes), maintenance costs, insurance premiums, ground rents or other items (including capital items) reasonably necessary to protect the Mortgaged Property or the Separate Collateral, respectively, or any portion thereof (including, but not limited to, all reasonable attorneys’ fees, costs relating to the entry upon the Mortgaged Property or any portion thereof to make repairs and the payment, purchase, contest or compromise of any encumbrance, charge or lien which in the judgment of the Lender or the Mezzanine Lender appears to be prior or superior to the mortgage or the applicable Mezzanine Loan Documents) or the Separate Collateral, respectively, from forfeiture, casualty, loss or waste, including, with respect to the 180 Water Whole Loan or the Mezzanine Loan, amounts advanced or otherwise paid by the Mezzanine Lender pursuant to the Mezzanine Intercreditor Agreement.

“Realization Event” means a foreclosure, assignment-in-lieu of foreclosure or other realization upon the Loan Equity Collateral, (including, without limitation, obtaining title to such Loan Equity Collateral or selling or otherwise transferring such Loan Equity Collateral, or exercising voting power to direct or cause the direction of the management or policies of the Loan Equity Collateral pursuant to rights granted in the Mezzanine Loan Documents) but not any other exercise of remedies by the Mezzanine Lender to the extent the same does not result in a realization upon the Loan Equity Collateral (it being acknowledged and agreed that (i) in the case of such voting power, the mere grant of such voting power in the Mezzanine Loan Documents will not constitute a Realization Event, provided that, the affirmative exercise of such voting power to direct or cause the direction of the management or policies of the Borrower, Holdings or the Mezzanine Borrower, as applicable, by or on behalf of the Mezzanine Lender will, except as otherwise provided in the following clause (ii), constitute a Realization Event and (ii) the exercise of such voting power solely for the purpose of vetoing or otherwise preventing an action by the Borrower, Holdings or the Mezzanine Borrower, as applicable, that would constitute a default or a Loan Event of Default or a Mezzanine Loan Event of Default or give rise to recourse liability, in each case under the 180 Water Loan Documents or Mezzanine Loan Documents, will not constitute a Realization Event).

“Recourse Guaranty” means that certain Guaranty of Recourse Obligations dated as of October 18, 2019 and made by Guarantor in favor of Lender, as the same may be further amended, restated, replaced, supplemented or otherwise amended from time to time and any successor or additional or replacement guaranty entered into pursuant to the 180 Water Loan Documents.

“Separate Collateral” means (i) the Loan Equity Collateral, (ii) the accounts (and monies therein from time to time) established pursuant to any cash management agreement created pursuant to the Mezzanine Loan Documents, (iii) any other collateral given as security for the benefit of the Mezzanine Loan pursuant to related Mezzanine Loan Documents, in each case not directly constituting security for the 180 Water Whole Loan (including, subject to Lender’s rights under the Mezzanine Intercreditor Agreement with respect to common guarantor claims , any guaranty claim by Mezzanine Lender and all amounts payable to Mezzanine Lender under the related interest rate cap agreement for the Mezzanine

56

Loan), and (iv) all amounts payable to Mezzanine Lender under any owner’s policy of title insurance obtained by Borrower.

Subordination of the Mezzanine Loan and the Mezzanine Loan Documents

Except for the Separate Collateral and as otherwise provided in the Mezzanine Intercreditor Agreement, the Mezzanine Lender has subordinated and made junior the Mezzanine Loan, the Mezzanine Loan Documents and the liens and security interests created by the Mezzanine Loan and the Mezzanine Loan Documents, and all rights, remedies, terms and covenants contained in such Mezzanine Loan Documents to (i) the 180 Water Whole Loan, (ii) the liens and security interests created by the 180 Water Loan Documents and (iii) all of the terms, covenants, conditions, rights and remedies contained in the 180 Water Loan Documents, and no amendments or modifications to the 180 Water Loan Documents or waivers of any provisions of the 180 Water Loan Documents will affect the subordination of the Mezzanine Loan.

Except (1) as otherwise expressly provided in the Mezzanine Intercreditor Agreement or (2) in connection with the exercise by the Mezzanine Lender of its rights and remedies with respect to the Separate Collateral and the application of the resulting proceeds as the Mezzanine Lender deems appropriate in its sole discretion in accordance with the terms of the Mezzanine Intercreditor Agreement or the receipt of permitted payments as described in clauses (i) through (iv) of the following paragraph, all of the Mezzanine Lender’s rights to payment of the Mezzanine Loan and the obligations evidenced by the Mezzanine Loan Documents are subordinated to all of the Lender’s right to payment by the Borrower and the obligations secured by the 180 Water Loan Documents, and the Mezzanine Lender will not, from and after written receipt of notice from the Lender of the occurrence, and during the continuance, of a Continuing Event of Default (provided, however, that application of (i) proceeds from the disposition of the Separate Collateral resulting from the Mezzanine Lender’s foreclosure upon such Separate Collateral and (ii) proceeds from any sale of the Mezzanine Loan in accordance with the terms and provisions of the Mezzanine Intercreditor Agreement may be made under the Mezzanine Loan as if the Loan Event of Default has not occurred so long as no Proceeding of the Borrower has occurred and not been dismissed) accept or receive payments (including, without limitation, whether in cash or other property and whether received directly, indirectly or by set-off, counterclaim or otherwise) from the Borrower and/or from the Mortgaged Property or other collateral for the 180 Water Whole Loan prior to the date that all monetary obligations of the Borrower to the Lender under the 180 Water Loan Documents are paid. If a Proceeding with respect to Borrower has occurred and has not been dismissed or there has occurred and is continuing a Continuing Event of Default (provided, however, that so long as no Proceeding of the Borrower that has not been dismissed has occurred and the Mezzanine Lender is diligently exercising its cure rights under the Mezzanine Intercreditor Agreement and as described below and none of the applicable cure period(s) have expired, payments may be made under the Mezzanine Loan as if the Loan Event of Default had not occurred), and except as otherwise provided in the Mezzanine Intercreditor Agreement, the Lender will be entitled to receive payment and performance in full of all amounts due or to become due to the Lender under the 180 Water Loan Documents before the Mezzanine Lender is entitled to receive any payment on account of the Mezzanine Loan (other than (i) payments with respect to the Separate Collateral and (ii) proceeds from any sale of the Mezzanine Loan).

Notwithstanding the foregoing or anything contrary contained in the Mezzanine Intercreditor Agreement:

(i)    Provided that no Proceeding of the Borrower has not been dismissed has occurred and no Continuing Event of Default exists, the Mezzanine Lender may accept payments of any amounts (both current and delinquent) due and payable from time to time which the Mezzanine Borrower is obligated to pay the Mezzanine Lender in accordance with the terms and conditions of the Mezzanine Loan Documents and the Mezzanine Lender will have no obligation to pay over to the Lender any such amounts;

(ii)    Provided no Continuing Event of Default exists, the Mezzanine Borrower may make payments, including, without limitation, any prepayments from its own funds or from funds of any

57

affiliate other than the Borrower (and not revenue derived from the Mortgaged Property, insurance, condemnation proceeds, reserve/escrow amounts or the other collateral for the 180 Water Whole Loan (collectively, “Collateral Proceeds”), provided that, for purposes of clarification, such person’s own funds may include, and Collateral Proceeds will not include, property-related revenue distributed or dividended by the Borrower to its equity owners from excess cash flow permitted under the terms of the 180 Water Loan Documents to be so distributed or dividended by the Borrower to its equity owners, if such distribution or dividend is made when no Loan Event of Default exists and is not made in violation of the applicable terms and conditions of the 180 Water Loan Documents) to cure a default or otherwise make any payments (including, without limitation, prepayments if such prepayments are then permitted under, and not made in violation of, the 180 Water Loan Documents) under or in respect of the Mezzanine Loan and the Mezzanine Lender may receive and retain any such payments;

(iii)    nothing in the Mezzanine Intercreditor Agreement (including the above clauses (i) and (ii) above) is intended to prohibit Mezzanine Lender, in connection with the exercise of its rights and remedies with respect to its related Separate Collateral in accordance with the terms and conditions of the Mezzanine Intercreditor Agreement, from accepting a redemption payment from Mezzanine Borrower (or other person with a right of redemption under applicable law with respect to such related Separate Collateral) that is required to be accepted by Mezzanine Lender under Uniform Commercial Code Section 9-623 in redemption of such Separate Collateral, provided such redemption payment is made from Mezzanine Borrower’s or such other person’s own funds or from funds of any affiliate of Mezzanine Borrower or such other person (other than any Borrower Related Party) and not revenue derived from the Mortgaged Property, insurance, condemnation proceeds, reserve or escrow amounts or the other collateral for the Loan (including the Loan Collateral), except to the extent the same was distributed or dividended to Mezzanine Borrower or affiliate thereof (and the same was not a distribution or dividend in violation of applicable terms and conditions of the 180 Water Loan Documents), it being acknowledged and agreed that any funds received by Mezzanine Lender from distributions or dividends made in violation of the terms of the 180 Water Loan Documents and/or the Mezzanine Intercreditor Agreement shall be held in trust for the benefit of Lender and shall be paid over to Lender in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to, or held as collateral (in the case of non-cash property or securities) for, the payment or performance first of the Loan in accordance with the terms of the 180 Water Loan Documents; and

(iv)    Mezzanine Lender may accept and retain amounts received in connection with the exercise of its rights and remedies with respect to its related Separate Collateral in accordance with the terms and conditions of the Mezzanine Intercreditor Agreement, including the proceeds of any enforcement, sale or liquidation of the Separate Collateral permitted pursuant to the terms of the Mezzanine Intercreditor Agreement, or proceeds from any sale of Mezzanine Lender’s interest in the Mezzanine Loan, or any other payments permitted to be made to Mezzanine Lender under the Mezzanine Intercreditor Agreement.

Foreclosure of Separate Collateral

The Mezzanine Lender will not be permitted to complete a Realization Event unless (i) the Mezzanine Lender has provided the Lender with at least five Business Days prior written notice (except in the case of exercising voting rights to protect the Mezzanine Lender’s collateral, in which case the Mezzanine Lender will be required to provide notice as promptly as reasonably practicable) provided that the Mezzanine Lender may thereafter, without providing an additional prior notice, complete a Realization Event in accordance with the Mezzanine Intercreditor Agreement at any time before the waiver or cure of the corresponding Mezzanine Loan Event of Default, (ii) the transferee of the title to the direct or indirect beneficial ownership of the Loan Equity Collateral as a result of the Realization Event is a qualified transferee under the Mezzanine Intercreditor Agreement, (iii) the Mortgaged Property will be managed by a qualified manager within 30 days after the Realization Event (and, unless the Manager remains the same following such Realization Event, such Qualified Manager shall execute and deliver to Lender an

58

assignment of management agreement and subordination of management fees substantially in the form of the subordination agreement delivered by the Manager of the Mortgaged Property in connection with the closing of the Loan or any other form reasonably approved by Lender), (iv) a Replacement Third Party Obligor (satisfying the requirements, and defined as, set forth below) executes and delivers the Replacement Third Party Agreements (as defined below) in accordance with, and satisfies the requirements of, the provisions set forth above simultaneously with and as a condition to such Realization Event and (v) the Mezzanine Lender has cured all monetary defaults with respect to the 180 Water Whole Loan (expressly excluding (A) the payment of any late payment charges, default rate interest, and similar penalties so long as Mezzanine Lender has cured all defaults in payment of regular interest in accordance with the Mezzanine Intercreditor Agreement and (B) balloon payments due at maturity or upon acceleration).

Additionally, the transferee of the Loan Equity Collateral as a result of the Realization Event will be required to deliver a new non-consolidation opinion relating to the transferee acceptable to the Rating Agency within 10 Business Days following the Realization Event. Any Realization Event that does not comply with the requirements set forth above (and more fully described in the Mezzanine Intercreditor Agreement) will be void ab initio. With respect to the Guaranties and any other guaranty, indemnity, pledge agreement or other agreement constituting part of the 180 Water Loan Documents which provides for the obligations of an obligor other than or in addition to the Borrower (each, inclusive of the Guaranties, a “Third Party Agreement”, and each guarantor, indemnitor, pledgor and other obligor under each Third Party Agreement, a “Third Party Obligor”), regardless of whether or not a Realization Event results in the explicit release of any Third Party Obligor from future liability under any Third Party Agreement, as a condition precedent to any such Realization Event, either the Mezzanine Lender or its Controlled Affiliate (in each case, if it has a net worth of not less than $75,000,000 (exclusive of its interest in the Mortgaged Property) and liquid assets of not less than $15,000,000) (such requirement, “Replacement Third Party Obligor Conditions”)) or such other person(s) that either (I) are reasonably approved in writing by the Lender or (II) (x) owns an interest in and control the Borrower immediately following the Realization Event, (y) is a qualified transferee under the Mezzanine Intercreditor Agreement (without having to satisfy the Eligibility Requirements) and (z) collectively satisfy the Replacement Third Party Obligor Conditions (either such Person, individually or collectively, a “Replacement Third Party Obligor”) will be required to, at its sole cost and expense, execute, in the case of each Third Party Agreement, a replacement guaranty, indemnity, pledge agreement or other agreement which provides for the obligations of such Replacement Third Party Obligor (provided, that, the Replacement Third Party Obligor shall not be obligated to execute or deliver a replacement to the Operating Shortfall Guaranty if the Stabilization Date has occurred prior to the Realization Event or if at the time of the Realization Event, the 180 Water Debt Service Coverage Ratio is no less than 1.63x) (each agreement so executed, a “Replacement Third Party Agreement”), in each case substantially similar to the Third Party Agreement that it is replacing (including ongoing Replacement Third Party Obligor Conditions), without giving effect to any amendments or modifications thereof unless approved in writing by the Mezzanine Lender, pursuant to which the Replacement Third Party Obligor will be required to undertake the obligations, guaranties and indemnities, as applicable, set forth in the Third Party Agreement (without giving effect to any amendments or modifications unless approved in writing by the Mezzanine Lender) (in each case, to be joint and several if the Replacement Third Party Obligor is comprised of more than one person) (with respect to any obligations under any Replacement Third Party Agreement in replacement of the Recourse Guaranty, solely as to those obligations arising with respect to covenants first accruing and acts and/or omissions first occurring from and after the date of such Realization Event, and with respect to any obligations under any Replacement Third Party Agreement in replacement of the Environmental Indemnity, solely as to those conditions first introduced to the Mortgaged Property on or after the occurrence of a Realization Event).

“Eligibility Requirements” means, with respect to any Person, that such Person (i) has total real estate assets (in name or under management) in excess of $750,000,000 (including Uncalled Commitments) and (except with respect to a pension advisory firm, asset manager, registered investment advisor or manager or similar fiduciary) either (x) capital/statutory surplus or shareholder’s equity of $300,000,000 (including Uncalled Commitments) or (y) market capitalization of at least $400,000,000, and (ii) is regularly engaged in the business of making or owning (or, in the case of a pension advisory firm, asset

59

manager, registered investment advisor or manager or similar fiduciary, regularly engaged in managing investments in) commercial real estate loans or interests therein (including “B” notes and participation interests in commercial real estate loans or mezzanine loans to direct or indirect owners of commercial properties, which loans are secured by pledges of direct or indirect ownership interests in the owners of such commercial properties, originating preferred equity investments, and commercial mortgage backed securities), or owning or operating commercial properties or making investments in commercial real estate properties.

Cure Rights

Prior to accelerating the 180 Water Whole Loan or commencing any enforcement action by reason of a Loan Event of Default, the Lender will be required to provide written notice of the default which would permit it to accelerate the 180 Water Whole Loan or commence such enforcement action to the Mezzanine Lender and any Mezzanine Loan Pledgee entitled to such notice, whether or not the Lender is obligated to give such notice to the Borrower (each, a “Loan Default Notice”). In the event the Lender has delivered a Loan Default Notice that has not been cured by the Mezzanine Lender pursuant to the Mezzanine Intercreditor Agreement, the Lender will be required to provide the Mezzanine Lender with copies of any and all material notices relating to such Loan Event of Default, pleadings, agreements, motions and briefs served upon, delivered to or with any party to any enforcement action and otherwise keep the Mezzanine Lender reasonably apprised as to the current status of any enforcement action. Except in connection with the Borrower’s failure to repay the 180 Water Whole Loan in full on the Maturity Date, including a maturity by reason of acceleration due to a bankruptcy of the Borrower, the Lender will permit the Mezzanine Lender an opportunity to cure such default in accordance with the provisions described below and will not commence an enforcement action on account of such default. In the event the Borrower fails to repay the 180 Water Whole Loan in full on the Maturity Date (including a maturity by reason of acceleration due to a bankruptcy of the Borrower), the Mezzanine Lender has the right to purchase the 180 Water Whole Loan pursuant to the terms set forth below.

If the Loan Event of Default identified in a Loan Default Notice is a monetary default relating to a liquidated sum of money (except a maturity default as described in the immediately preceding paragraph) then the Mezzanine Lender has until 10 Business Days after the later of either (i) the receipt by the Mezzanine Lender from the Lender of the Loan Default Notice and (ii) the expiration of the Borrower’s cure period, if any, for such monetary default provided in the 180 Water Loan Documents (the “Monetary Cure Period”) to cure such monetary Loan Event of Default; provided, however, in the event the Mezzanine Lender elects to cure any such monetary Loan Event of Default, the Mezzanine Lender will reimburse Lender for any interest charged by the Lender on any required advances (pursuant to the Pooling and Servicing Agreement) for monthly payments of principal and/or interest on the 180 Water Whole Loan and/or on any protective advances for amounts which the Borrower would be obligated to pay under 180 Water Loan Documents together with payment of all other amounts then due under the 180 Water Loan Documents (excluding any late charges or fees or default interest. The Mezzanine Lender only has the right to cure with respect to monthly scheduled debt service payments on the 180 Water Whole Loan more than six times in any consecutive 12 month period unless the Mezzanine Lender has commenced and is continuing to diligently pursue its rights against the Separate Collateral.

If the Loan Event of Default referenced in a Loan Default Notice has been cured such that there is no longer a Loan Event of Default, the Mezzanine Lender will have the same Monetary Cure Period with respect to any future Loan Default Notice. If the Loan Event of Default identified in the Loan Default Notice is of a non-monetary nature, the Mezzanine Lender has until 10 Business Days from the later of (a) receipt by the Mezzanine Lender of such Loan Default Notice and (b) the expiration of the Borrower’s cure period, if any, for such non-monetary Loan Event of Default provided in the 180 Water Loan Documents (a “Non-Monetary Cure Period”); provided, however, if (i) such non-monetary default is susceptible of cure (prior to or after completion of an Equity Collateral Enforcement Action) but cannot reasonably be cured within such applicable Non-Monetary Cure Period or, if not susceptible of cure within the applicable Non-Monetary Cure Period or is not susceptible of cure at all, the Mezzanine Lender has commenced and is continuing to diligently pursue foreclosure of its Loan Equity Collateral (subject to any applicable stay; provided that Mezzanine Lender continues to pursue any action permitted during such

60

stay), and (ii) curative action (which may include, in the case of a non-monetary default that is not susceptible of cure during the applicable Non-Monetary Cure Period, an Equity Collateral Enforcement Action) was promptly commenced and is being continuously and diligently pursued by the Mezzanine Lender (subject to any applicable stay; provided that Mezzanine Lender continues to pursue any action permitted during such stay), the Mezzanine Lender will be given an additional period of time as is reasonably necessary for the Mezzanine Lender in the exercise of due diligence to cure such non-monetary default for so long as (i) the Borrower or the Mezzanine Lender makes or causes to be made timely payment of the Borrower’s regularly scheduled monthly principal and/or interest payments (at the non-default rate) under the 180 Water Whole Loan and any other amounts due under the 180 Water Loan Documents (other than any late charges or fees or default interest accruing other than by reason of any failure to make such regularly scheduled monthly principal and/or interest payments in a timely manner), (ii) such additional period of time does not exceed 90 days, unless such non-monetary default is of a nature that cannot be cured within such 90 days, in which case, the Mezzanine Lender will have such additional time as is reasonably necessary to cure such non-monetary default, provided that the Mezzanine Lender is continuously and diligently pursuing a cure of such non-monetary default, (iii) such default is not caused by a bankruptcy, insolvency or assignment for the benefit of creditors of the Borrower and (iv) during such Non-Monetary Cure Period or extension thereof pursuant to this sentence, there is no material impairment to the value, use or operation of the Mortgaged Property, as reasonably determined by the Lender in good faith as a result of such non-monetary default that cannot be cured by Mezzanine Lender within 5 Business Days (and which material impairment is in fact cured within such 5 Business Days) after receipt of written notice from Lender describing such material impairment in reasonable detail. Notwithstanding the foregoing, Monetary Cure Period and any Non-Monetary Cure Period (and any additional cure period granted to the Mezzanine Lender under this paragraph) will automatically expire and terminate upon (x) the commencement of a voluntary bankruptcy proceeding involving the Borrower, (y) a consent to an involuntary bankruptcy proceeding by the Borrower or (z) the failure of the Borrower to have an involuntary bankruptcy proceeding against it discharged, stayed or dismissed within 90 days of filing thereof, unless the bankruptcy proceeding is subsequently dismissed not later than 90 days after the filing thereof, in which case the right will be deemed reinstated from and after such dismissal to the extent the other conditions of this paragraph are satisfied. Notwithstanding anything to the contrary contained in the Mezzanine Intercreditor Agreement, Mezzanine Lender will not be required to pay default interest and/or late fees with respect to non-monetary defaults to the extent the same is cured within the applicable Non-Monetary Cure Period, and with respect to any cure of the Loan effectuated by Mezzanine Lender in which Mezzanine Lender was not obligated to pay default interest and/or late fees, if Mezzanine Lender subsequently completes a foreclosure of the Mezzanine Loan, the Borrower will not be required to pay default interest or late fees as they relate to any default so cured.

Right to Purchase the 180 Water Whole Loan

If (w) a Loan Event of Default has occurred (that has not been waived by Lender) and Lender has declared a Loan Event of Default, (x) the 180 Water Whole Loan has been accelerated by an affirmative act of Lender or an Enforcement Action has been commenced by Lender under the 180 Water Loan Documents, (y) a Proceeding has been commenced against the Borrower, or (z) the 180 Water Whole Loan is a Specially Serviced Loan as the result of a Loan Event of Default (each, a “Loan Purchase Option Event”), Lender agrees to provide prompt written notice of the existence of a Loan Purchase Option Event to Mezzanine Lender (a “Purchase Option Notice”) (provided that, from and after delivery by Lender of a Purchase Option Notice, but prior to such time as Mezzanine Lender has delivered a Purchase Notice, Lender shall not be required to deliver additional Purchase Option Notices), then, upon 10 Business Day’s prior written notice to the Lender (a “Purchase Notice”), the Mezzanine Lender will have the right to purchase, in whole but not in part, all of the then outstanding 180 Water Whole Loan for a price equal to the sum of (without duplication) (i) the outstanding principal balance of the 180 Water Whole Loan (at the time of purchase), (ii) all accrued and unpaid interest, (iii) any unreimbursed required advances made by the Lender, the Master Servicer, the Special Servicer or the Trustee for amounts that the Borrower is obligated to pay under the 180 Water Loan Documents and any interest charged by the Lender, the Master Servicer, the Special Servicer or the Trustee on any such Advances made by any of them, (iv) post-petition interest at non-default rates, (v) any previously unpaid work-out fee, special servicing fee or liquidation fee payable to the Special Servicer, provided, that (w) (1) in no event shall

61

special servicing fees exceed 0.25% per annum and (2) in no event shall both a workout fee and a liquidation fee be payable on the same principal payment, (x) any workout fees to the extent they exceed 1.0% of each collection of interest and principal received on the Loan shall be excluded, (y) any liquidation fee to the extent it exceeds 1.0% of any liquidation proceeds received on the Loan shall be excluded, and (z) any such workout fee or liquidation fees shall be excluded if the Loan is purchased within 90 days of the date on which the initial Purchase Option Notice was first given to Mezzanine Lender, and (v) all reasonable and out-of-pocket costs and expenses (including reasonable legal fees and expenses) actually incurred by Lender in enforcing the terms of the 180 Water Loan Documents, but in all events excluding any spread maintenance premiums, yield maintenance premiums, prepayment fees or premiums, any exit fees, any liquidated damage amount, any spread maintenance charges, any late charges or any default interest (the “Loan Purchase Price”)and provided further that, the 10 Business Day period following delivery of its Purchase Notice during which Mezzanine Lender is required to consummate such purchase shall be extended for an additional 60 days upon payment to Lender of a non-refundable cash deposit in an amount equal to 5% of the Loan Purchase Price.

The right of the Mezzanine Lender to purchase the 180 Water Whole Loan will automatically terminate upon the earlier to occur of (x) the cessation of a Purchase Option Event, as a result of a cure of such Purchase Option Event by Borrower, or (y) a transfer of the Mortgaged Property by foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure under the Mortgage (except as provided in the Mezzanine Intercreditor Agreement); provided, however, that in no event shall Mezzanine Lender have less than 45 days to purchase the Loan following delivery by Lender to Mezzanine Lender of the Purchase Option Notice, it being acknowledged and agreed that Mezzanine Lender shall be entitled to bid at foreclosure as permitted by applicable law.

Notwithstanding anything to the contrary contained in the Mezzanine Intercreditor Agreement, but subject to the next paragraph, Lender and Mezzanine Lender agree that: (1) Lender shall not accept (or cause any nominee or designee to accept) a deed-in-lieu of foreclosure (a “Deed in Lieu”) without first providing Mezzanine Lender with at least 30 Business Days’ prior written notice (a “DIL Notice”) of Lender’s good faith intention to accept a deed-in-lieu within the 60 day period following delivery of such DIL Notice, provided, however, a DIL Notice may not be issued by Lender prior to the occurrence of a Purchase Option Event and delivery of a Purchase Option Notice; (2) for 30 days following the delivery of a DIL Notice, Mezzanine Lender or its designee shall have the right, upon notice to Lender, to simultaneously purchase the Loan for the Loan Purchase Price and otherwise in accordance with the provisions of the Mezzanine Intercreditor Agreement; (3) if Mezzanine Lender does not consummate the purchases described in the immediately preceding subparagraph (2), within the 30 day time period set forth therein (other than by reason of the default of Lender), Lender shall have the right, for 30 days after the expiration of such 30 day period, to accept such deed-in-lieu of foreclosure; and (4) if Lender does not accept such deed-in-lieu of foreclosure prior to the expiration of such 30 day period described in the immediately preceding subparagraph (3), Lender shall thereafter not accept a deed-in-lieu of foreclosure without again complying with all of the provisions of the Mezzanine Intercreditor Agreement.

Notwithstanding anything to the contrary in the foregoing, (i) Lender may not give a DIL Notice during any Monetary Cure Period or Non-Monetary Cure Period and nothing contained in the Mezzanine Intercreditor Agreement shall otherwise limit the rights of Mezzanine Lender to purchase the Loan pursuant to the Mezzanine Intercreditor Agreement prior to the actual delivery of a deed in lieu, (ii) if Lender delivers a DIL Notice following the date on which it sends to Mezzanine Lender a Purchase Option Notice, then the provisions set forth in the foregoing paragraph shall govern (in lieu of any other provisions in the Mezzanine Intercreditor Agreement relating to purchase option rights) until the expiration of the 30 day period referred to in the foregoing paragraph and (iii) if Mezzanine Lender has not effected a purchase by the close of business on the 30th day referred, then the provisions in the foregoing two paragraphs shall once again apply for so long as Lender has not accepted (or caused any nominee or designee to accept) a deed-in-lieu of foreclosure.

62

Budget Approval Rights

If, subject to the terms of the Mezzanine Loan Documents, the Mezzanine Lender has the right to approve the annual operating budget for the Mortgaged Property in accordance with the terms of the Mezzanine Loan Documents, the Lender will be required to consult on a non-binding basis with the Mezzanine Lender prior to approving any annual operating budget for the Mortgaged Property, provided that the parties agree that the Lender’s decision with respect to the annual operating budget will govern as between the Lender and the Borrower; and the Mezzanine Lender’s decision with respect to the budget and any changes to the budget will govern as between the Mezzanine Lender and the Mezzanine Borrower. In the event that the approval of the Mezzanine Lender to a proposed annual operating budget for the Mortgaged Property is not obtained, as applicable, on a timely basis, but subject to the terms of the 180 Water Loan Documents and the Mezzanine Loan Documents, the then current existing operating budget will remain in effect, provided that such operating budget will be adjusted to reflect actual increases in non-discretionary expense items. The provisions of described in this paragraph will not limit or alter the rights of the Lender with respect to the Borrower pursuant to the 180 Water Loan Documents or the Mezzanine Lender with respect to the Mezzanine Borrower pursuant to the Mezzanine Loan Documents.

63

ANNEX C

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

All capitalized terms used in this Annex C that are not defined in this Memorandum have the meanings ascribed to such terms in the Loan Agreement.

The Borrower made the following representations and warranties in the Loan Agreement as to itself and the 180 Water Mortgaged Property. These representations and warranties were made at the time the 180 Water Whole Loan was originated and we cannot assure you that such representations and warranties are true and correct as of the date of this Memorandum.

(1)	Organization; Special Purpose. Borrower is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified and in good standing in the jurisdiction in which the Property is located and in all jurisdictions in which the ownership of its property or the conduct of its business requires such qualification, and Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby. Borrower is a Special Purpose Bankruptcy Remote Entity.
(2)	Proceedings; Enforceability. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by Borrower and constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and none of Borrower or Guarantor have asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
(3)	No Conflicts. The execution and delivery of this Agreement and the other Loan Documents by Borrower and the performance of its Obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which Borrower is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of Borrower’s organizational documents or any agreement or instrument to which Borrower is a party or by which it is bound, or any order or decree applicable to Borrower, or result in the creation or imposition of any Lien on any of Borrower’s assets or property (other than pursuant to the Loan Documents).
(4)	Litigation. There is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened in writing against any Borrower Party or the Property in any court or by or before any other Governmental Authority which, if adversely determined, might reasonably be expected to have a Material Adverse Effect.
(5)	Agreements. Borrower is not a party to any agreement or instrument (or bound by any restriction contained in an agreement or instrument) which would reasonably be anticipated to have a Material Adverse Effect. To Borrower’s knowledge, Borrower is not in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default might have consequences that would materially and adversely affect the condition (financial or other) or operations of Borrower or its properties or might have consequences that would materially adversely affect its performance hereunder. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or the Property is bound.

(6)	Consents. No consent, approval, authorization or order of or notice of filing with, any court or Governmental Authority or other Person is required for the execution, delivery and performance by each Borrower Party of, or compliance by such Borrower Party with, this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby, other than those which have been obtained by such Borrower Party.
(7)	Property; Title.
(a)	Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property owned by it, free and clear of all Liens whatsoever except the Permitted Encumbrances. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, first priority, perfected Lien on Borrower’s interest in the Property, subject only to Permitted Encumbrances, and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to the Permitted Encumbrances. To Borrower’s knowledge, there are no mechanics’, materialman’s or other similar Liens or claims which have been filed for work, labor or materials affecting the Property which are or may be Liens prior to, or equal or coordinate with, the Lien of the Mortgage. None of the Permitted Encumbrances, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(b)	All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements in connection with the transfer of the Property to Borrower have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including the Mortgage, have been paid or are being paid simultaneously herewith.
(c)	The Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of the Property.
(d)	No Condemnation or other proceeding has been commenced or, to Borrower’s knowledge, is threatened, in writing, with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.
(e)	Borrower has no knowledge of any pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor to Borrower’s knowledge, are there any contemplated improvements to the Property that may result in such special or other assessments.
(8)	ERISA; No Plan Assets.
(a)	The Building Service Funds are the only Multiemployer Plans to which the Borrower, Guarantor or any ERISA Affiliate contributes, is required to contribute or has any liability. If all or any of the Borrower, Guarantor or any ERISA Affiliate withdrew (in a complete or partial withdrawal) from the Building Service Pension Fund as of the date hereof, the amount of its withdrawal liability assessed under Title IV of ERISA would not have a Material Adverse Effect. None of the Borrower, Guarantor or any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA. Borrower, Guarantor and the ERISA Affiliates have timely made all required contributions to the Building Service Funds and have otherwise complied in all material respects with all of their obligations and responsibilities with respect to the Building Service Funds.
(b)	Other than the Building Service Funds, none of the Borrower, Guarantor or any ERISA Affiliate sponsors, maintains or contributes, or has previously sponsored, maintained or contributed to, or otherwise has any liability with respect to any Plan that is subject Title IV or Section 302 of ERISA or Section 412 of the Code. Each Borrower Plan has been maintained and administered in accordance with its terms and applicable Legal Requirements, except as could not reasonably be expected to have a Material Adverse Effect.

(c)	As of the date hereof and throughout the Term (i) neither Borrower nor Guarantor is a Plan or a “plan” as defined in Section 4975 of the Code, (ii) none of the assets of Borrower or Guarantor constitute or will constitute “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101, as modified in operation by Section 3(42) of ERISA (“Plan Assets”), (iii) neither Borrower nor Guarantor is a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) the transactions contemplated by this Agreement are not and will not be subject to state or local laws or rules regulating investment of, and fiduciary obligations with respect to, governmental plans. Borrower has not engaged in any transaction in connection with which it could be subject to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the Code.
(9)	Compliance. Except as otherwise set forth in the Environmental Reports (as defined in the Environmental Indemnity) or the Physical Condition Report, Borrower and the Property (including, but not limited to the Improvements) and the use thereof comply in all material respects with all applicable Legal Requirements, including parking, building and zoning and land use laws, ordinances, regulations and codes of any Governmental Authority. Borrower is not in default or violation, in any material respect, of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of Borrower. Borrower has not committed any act which may give any Governmental Authority the right to cause Borrower to forfeit the Property or any part thereof or any monies paid in performance of Borrower’s Obligations under any of the Loan Documents. The Property is used exclusively for multi-family residential with retail leasing and other appurtenant and related uses. In the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. No legal proceedings are pending or, to the knowledge of Borrower, threatened in writing with respect to the zoning of the Property. Neither the zoning nor any other right to construct, use or operate the Property is in any way dependent upon or related to any property other than the Property. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required of Borrower for the legal use, occupancy and operation of the Property for its current use (collectively, the “Licenses”), have been obtained and are in full force and effect. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property and all other restrictions, covenants and conditions affecting the Property.
(10)	Financial Information. All financial data, including the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Property as of the date of such reports, and (iii) have been prepared in accordance with Approved Accounting Standards throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for Special Taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower which could reasonably be expected to have a Material Adverse Effect, except as referred to or reflected in said financial statements. Since the date of the financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower or the Property from that set forth in said financial statements.
(11)	Easements; Utilities and Public Access. All easements, cross or reciprocal easements, licenses, air rights and rights-of-way or other similar property interests (collectively, “Easements”), if any, necessary for the full utilization of the Improvements as a residential and retail property have been obtained, are described in the Title Insurance Policy and, to Borrower’s knowledge, are in full force and effect without default thereunder. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of the Property are located in the public right-of-way abutting the Property, and all such utilities are connected so as to serve the Property without passing over other property absent a valid irrevocable easement. All roads necessary for the use of the Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

(12)	Assignment of Leases. The Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the right to operate the Property. No Person other than Lender has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.
(13)	Insurance. Borrower has obtained and has delivered to Lender certificates of all of the Policies, with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any of the Policies, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.
(14)	Flood Zone. None of the Improvements on the Property are located in an area identified by the Federal Emergency Management Agency as a special flood hazard area, or, if so located the flood insurance required pursuant to Section 5.1.1(a) hereof is in full force and effect with respect to the Property.
(15)	Physical Condition. Except as may be expressly set forth in the Physical Conditions Report, to Borrower’s knowledge, the Property, including all buildings, Improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in working condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would materially adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or any termination or termination threatened in writing of any policy of insurance or bond.
(16)	Boundaries. All of the Improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no Easements or other encumbrances affecting the Property encroach upon any of the Improvements, so as to affect the value or marketability of the Property, except those which are set forth on the Survey and insured against by the Title Insurance Policy.
(17)	Leases.
(a)	The Property is not subject to any Leases or other occupancy agreement, including but not limited to any ground lease or similar lease agreement, other than Leases which are set forth on the rent roll attached as Schedule I hereto (the “Rent Roll”), which is true, correct and complete in all material respects. Borrower has delivered true and correct copies of all non- residential Leases to Lender. Except for Tenants under the Leases, no Person has, or claims, any possessory interest in the Property or right to occupy the same except Borrower.
(b)	The Rent Roll contains a true and complete description in all material respects, as of the date indicated thereon, of (1) names of all Tenants under the Leases (broken down by residential and non-residential Leases) and the space occupied under each Lease and the name of any Lease guarantor thereof, (2) the term of each Lease (including any renewal period), (3) the Rents payable and the securities deposited thereunder under each Lease, (4) any outstanding concessions, allowances, credits, abatements or free rent periods to which any Tenant is entitled under its Lease, (5) any rent arrearages under any of the Leases, and (6) any vacant rental units in the Property.

(c)	Except for any amendments, modifications, supplements, assignment or subleases delivered to Lender prior to the Closing Date, (i) the Leases have not been materially amended, modified or supplemented, and (ii) there have not been any assignments or subleases with respect to any Tenant’s interests under any Lease.
(d)	As used in this Section 3.1.17(d), any references to “lessor” shall refer to Borrower and/or the prior owner of the Property as the lessor under any Lease. Except as set forth in the Rent Roll, (1) the lessor has received no written notices of default from any Tenants which remains uncured, and, to Borrower’s knowledge, (i) the lessor is not in default of any of its obligations to the Tenants under the Leases, (ii) there is no event which with the giving of notice, the passage of time or both would constitute a default by the lessor under any Lease, and (iii) no Tenant has or is asserting any claim of offset or other defense, counterclaim or other claim in respect of its or the lessor’s obligations under any Lease; and (2) the lessor has not delivered any notice of default to any Tenants under the Leases that remains uncured, and, to Borrower’s knowledge, (i) no Tenant under any Lease is in material default of any of its obligations under such Lease and each Tenant is current in the payment of rent under its Lease, (ii) there is no event which with the giving of notice, the passage of time or both would constitute a material default by any Tenant under any Lease, and (iii) no rent called for under any Lease has been paid more than thirty (30) days in advance of its due date.
(e)	Except as set forth on the Rent Roll: (i) the copies of the Leases delivered to Lender are true and complete, and there are no oral agreements with respect thereto, (ii) all initial work to be performed by Borrower under each non-residential Lease has been performed as required and, to Borrower’s knowledge, has been accepted by the applicable Tenant, (iii) the Tenants under the non-residential Leases have accepted possession of all of their respective demised Property and all Tenants under the Leases have commenced the payment of full, unabated rent under the Leases, (iv) to Borrower’s knowledge, each Tenant under a Major Lease is free from bankruptcy or reorganization proceedings, (v) no Tenant under any Lease (or any sublease) is an Affiliate of Borrower, (vi) the Tenants under the non-residential Leases are open for business and, to Borrower’s knowledge, no Tenant has requested to discontinue its business at its premises, (vii) there are no brokerage fees or commissions due and payable in connection with the leasing of retail space at the Property, and, to Borrower’s knowledge, no such fees or commissions will become due and payable in the future in connection with the Leases, including by reason of any extension of such Lease or expansion of the space leased thereunder, and (viii) no Tenant under any Lease has any right or option for additional space in the Improvements. No Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect.
(18)	Special Tax Filings. To the extent required, Borrower has filed (or has obtained effective extensions for filing) all material federal, state, commonwealth, district and local tax returns required to be filed and has paid or made adequate provision for the payment of all material federal, state, commonwealth, district and local Special Taxes, charges and assessments payable by Borrower which have become due, other than such Special Taxes that are being contested in accordance with the requirements of this Agreement. Borrower’s tax returns (if any) properly reflect the income and Special Taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.
(19)	No Fraudulent Transfer. Borrower (i) has not entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and (ii) received reasonably equivalent value in exchange for its Obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is, and immediately following the making of the Loan, will be, greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of the obligations of Borrower). No petition in bankruptcy has been filed against any Borrower Party, and no Borrower Party has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. No Borrower Party is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of any Borrower Party’s assets or properties, and Borrower has no knowledge of any Person contemplating the filing of any such petition against any Borrower Party.

(20)	Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.
(21)	Organizational Chart. The organizational chart attached as Schedule III, relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof. No Person, other than those Persons shown on Schedule III, has any ownership interest in, or right of Control, directly or indirectly, in Borrower.
(22)	Organizational Status. Borrower’s exact legal name is: 180 Water LLC. Borrower is a single member limited liability company, and the jurisdiction in which Borrower is organized is: Delaware. Borrower’s Tax I.D. number is 47-4106948 and Borrower’s Delaware Organizational I.D. number is 5346898.
(23)	Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.
(24)	No Casualty. The Improvements have suffered no material casualty or damage which has not been fully repaired in all material respects and the cost thereof fully paid.
(25)	Purchase Options. Neither the Property nor any part thereof are subject to any purchase options, rights of first refusal, rights of first offer or other similar rights in favor of third parties.
(26)	FIRPTA. Borrower (or if Borrower is a disregarded entity for U.S. federal income tax purposes, its regarded owner) is not a “foreign person” within the meaning of Sections 1445 or 7701 of the Code.
(27)	Investment Company Act. Borrower is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other United States federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
(28)	Fiscal Year. Each fiscal year of Borrower commences on January 1.
(29)	Other Debt. There is no indebtedness with respect to the Property or any excess cash flow or any residual interest therein, whether secured or unsecured, other than Permitted Encumbrances and Permitted Indebtedness.
(30)	Contracts.

(a)	Borrower has not entered into (nor has it assumed the interest of the prior owner of the Property to), and neither the Borrower nor the Property is bound by, any Major Contract which continues in existence, except those previously disclosed in writing to Lender.
(b)	Each of the Major Contracts is in full force and effect, there are no monetary or other material defaults by Borrower thereunder and, to the knowledge of Borrower, there are no monetary or other material defaults thereunder by any other party thereto. None of Borrower, Manager or any other Person acting on Borrower’s behalf has given or received any notice of default under any of the Major Contracts that remains uncured or in dispute.
(c)	Borrower has delivered true, correct and complete copies of the Major Contracts (including all amendments and supplements thereto) to Lender.
(d)	Except for the Manager under the Management Agreement, no Major Contract has as a party an Affiliate of Borrower. All fees and other compensation for services previously performed under the Management Agreement have been paid in full or, if not yet due and payable, shall be paid in the ordinary course.
(31)	Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading as of the date of such documents. There is no material fact presently known to Borrower which adversely affects, nor as far as Borrower can foresee, could reasonably be expected to have a Material Adverse Effect.
(32)	Other Obligations and Liabilities. Borrower has no liabilities or other obligations that arose or accrued prior to the date hereof that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(33)	Intellectual Property/Websites. Other than as set forth on Schedule VI, neither Borrower nor any Affiliate (i) has or holds any tradenames, trademarks, servicemarks, logos, copyrights, patents or other intellectual property (collectively, “Intellectual Property”) with respect to the Property or the use or operations thereof or (ii) is the registered holder of any website with respect to the Property (other than Tenant websites). There is no Intellectual Property the loss of which could reasonably be expected to have a Material Adverse Effect.
(34)	Operations Agreements. Each Operations Agreement is in full force and effect and neither Borrower nor, to Borrower’s knowledge, any other party to any Operations Agreement, is in default thereunder, and to Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder.
(35)	Control. Key Principal, directly or indirectly, Controls Borrower.
(36)	Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity and to Borrower’s knowledge, there are no illegal commercial activities or commercial activities relating to controlled substances at the Property (including, without limitation, any growing, distributing and/or dispensing of marijuana for commercial purposes, medical or otherwise for so long as the foregoing is a violation of a Legal Requirement of any applicable Governmental Authority).
(37)	Labor Relations. Except for the Union Agreement, as of the date hereof, Borrower is not a party to any other collective bargaining agreement and has not recognized any union or other labor organization other than SEIU Local 32BJ as representative of any of its employees. To Borrower’s knowledge, there are no material grievances, disputes or controversies with any union or any other organization of employees at the Property, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or labor organization. To Borrower’s knowledge, there are no pending union organizing activities involving or affecting employees of the Borrower, nor have there been any such activities within the preceding twelve (12) months besides those activities relating to

SEIU Local 32BJ’s representation of the employees at the Property. To Borrower’s knowledge, Borrower and its agents and Affiliates have complied in all material respects with all Legal Requirements related to labor and employment matters with respect to the Business, including without limitation, wages and hours, the payment of overtime, employment discrimination, employee leaves, collective bargaining, terms and conditions employment, immigration, plant closings and layoffs, occupational safety and health, and worker classification (both as employee vs. independent contractor and exempt vs. non-exempt). There are no pending or threatened (in writing) lawsuits, charges, arbitration, or other proceedings or any investigations that Borrower has received any notice of from Governmental Authorities concerning any present or former employees or job applicants of the Borrower that would have a Material Adverse Effect.

(38)	Leasing Agreement. (i) The Leasing Agreement is in full force and effect and has not been amended; and (ii) there are no monetary or other material defaults by Borrower under the Leasing Agreement and, to the knowledge of Borrower, there are no monetary or other material defaults by Leasing Agent under the Leasing Agreement